UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.            )

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Automatic Data Processing, Inc.
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AUTOMATIC DATA PROCESSING, INC.
One ADP Boulevard
Roseland, New Jersey 07068

Notice of 2019 Annual Meeting of Stockholders
_________________________________

The 2019 Annual Meeting of Stockholders of Automatic Data Processing, Inc. will take place at 10:00 a.m., Eastern Standard Time, Tuesday, November 12, 2019 at our corporate headquarters, One ADP Boulevard, Roseland, New Jersey.

A Notice of Internet Availability of Proxy Materials or the proxy statement for the 2019 Annual Meeting of Stockholders is first being mailed to stockholders on or about Thursday, September 26, 2019.

The purposes of the meeting are to:

1.	Elect a board of directors;
2.	Hold an advisory vote on executive compensation;
3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2020; and
4.	Transact any other business that may properly come before the meeting or any adjournment(s) thereof.

Only stockholders of record at the close of business on September 13, 2019 are entitled to receive notice of, to attend, and to vote at the meeting. If you plan to attend the meeting in person, please note the admission procedures described under “How Can I Attend the Meeting?” on page 1 of the proxy statement.

Your vote is important, and we urge you to vote whether or not you plan to attend the meeting. The Notice of Internet Availability of Proxy Materials instructs you on how to access our proxy materials and vote via the Internet. If you receive a paper copy of the proxy materials, you may also vote by telephone or by completing, signing, dating and returning the accompanying printed proxy in the enclosed envelope, which requires no postage if mailed in the United States.

By order of the Board of Directors

MICHAEL A. BONARTI Secretary

September 26, 2019
Roseland, New Jersey

Stockholder Proposals	82

Electronic Delivery of Future Stockholder Communications	84

Appendix A: Reconciliation of GAAP and Non-GAAP Information	A-1

2019 Proxy Statement Summary

Our summary highlights certain information contained elsewhere in the proxy statement and does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

2019 Annual Meeting of Stockholders
Time and Date	10:00 a.m. Eastern Standard Time, November 12, 2019
Place	One ADP Boulevard, Roseland, New Jersey, 07068
Record Date	Stockholders of record at the close of business on September 13, 2019 are entitled to vote at the meeting in person or by proxy.
Admission	Admission to the meeting is restricted to stockholders and/or their designated representatives. All stockholders will be required to show valid picture identification and proof of ownership in order to be admitted to the meeting.
Proxy Materials	Under rules adopted by the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet instead of mailing printed copies of those materials to each stockholder.

On September 26, 2019, we commenced the mailing to our stockholders of a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials. Our proxy materials were mailed to those stockholders who have previously asked to receive paper copies. If you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.
How to Vote	The Notice of Internet Availability of Proxy Materials instructs you on how to vote through the Internet.

If you receive a paper copy of the proxy materials, you may also vote your shares by telephone or by completing, signing, dating and returning the accompanying printed proxy in the enclosed envelope, which requires no postage if mailed in the United States.

Voting Matters and Board Voting Recommendation
	Proposal	Board Recommendation	Page Reference For More Detail
Proposal 1:	Election of directors	For Each Nominee	5
Proposal 2:	Advisory resolution to approve compensation of named executive officers	For	33
Proposal 3:	Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2020	For	81

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2019 Proxy Statement Summary

The board of directors has nominated the following current directors for re-election as directors. Please refer to page 5 in this proxy statement for important information about the qualifications and experience of each of the following director nominees. Each director nominee has consented to being named in this proxy statement and has agreed to serve if elected. The board of directors recommends a vote FOR each of the nominees for director.

Election of Directors (Proposal 1)
		Director			Committee Memberships
Name	Age	Since	Principal Occupation	Independent	AC	CC	NCGC	CDTAC
Peter Bisson(1)	62	2015	Retired Director and Global Leader of the High-Tech Practice at McKinsey & Company	✓			✓	✓
Richard T. Clark	73	2011	Retired Chairman and Chief Executive Officer of Merck & Co., Inc.	✓		Chair
R. Glenn Hubbard	61	2004	Dean Emeritus of Columbia University’s Graduate School of Business	✓		✓	✓
John P. Jones (Board Chairman)	68	2005	Retired Chairman and Chief Executive Officer of Air Products and Chemicals, Inc.	✓
Francine S. Katsoudas	49	2019	Executive Vice President and Chief People Officer of Cisco Systems, Inc.	✓		✓		✓
Thomas J. Lynch	64	2018	Chairman and Former Chief Executive Officer of TE Connectivity Ltd.	✓		✓		✓
Scott F. Powers(1)	60	2018	Former President and Chief Executive Officer of State Street Global Advisors	✓	✓		✓
William J. Ready(2)	39	2016	Former Executive Vice President and Chief Operating Officer of PayPal	✓			✓	✓
Carlos A. Rodriguez	55	2011	President and Chief Executive Officer of Automatic Data Processing, Inc.
Sandra S. Wijnberg(2)	63	2016	Former Executive Advisor, Partner and Chief Administrative Officer of Aquiline Holdings	✓	, Chair			✓

AC – audit committee
CC – compensation committee
NCGC – nominating/corporate governance committee
CDTAC – corporate development and technology advisory committee
Chair – committee chair
– financial expert member of audit committee

(1)	Linda R. Gooden and Michael P. Gregoire currently serve as the chairs of the CDTAC and NCGC, respectively. Ms. Gooden and Mr. Gregoire are retiring and not standing for re-election to the board. Mr. Bisson and Mr. Powers will fill these roles after the Annual Meeting, respectively.
(2)	Effective immediately after our Annual Meeting, Mr. Ready will rotate from the NCGC to join the AC and Ms. Wijnberg will rotate from the CDTAC to join the NCGC.

Automatic Data Processing, Inc. – Proxy Statement	|	ii

2019 Proxy Statement Summary

Board Nominee Highlights

✓Six new directors have joined our board since 2015, accounting for two-thirds of our nine independent director nominees.	✓As of our 2019 Annual Meeting, the average age of our director nominees will be 59 years and the average tenure of our independent directors will be 5.9 years. 20% of our director nominees are women.
✓We believe our board composition strikes a balanced approach to director tenure and allows the board to benefit from a mix of newer directors who bring fresh perspectives and seasoned directors who bring continuity and a deep understanding of our complex business.

Our director nominees bring to the board a balance of skills and expertise aligned to our strategic direction.

A more detailed matrix of relevant skills by individual director is set forth on page 7.

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2019 Proxy Statement Summary

Advisory Resolution to Approve Executive Compensation (Proposal 2)

Consistent with the stockholders’ advisory vote at our 2017 Annual Meeting of Stockholders, we determined to hold the advisory say-on-pay vote to approve our named executive officer (“NEO”) compensation on an annual basis. Therefore, we are asking our stockholders to approve, on an advisory basis, our named executive officer compensation for fiscal year 2019. Our stockholders will have the opportunity to approve, on an advisory basis, our NEO compensation for fiscal year 2020 at the 2020 Annual Meeting of Stockholders.

The board of directors recommends a vote FOR this resolution because it believes that the policies and practices described in the “Compensation Discussion and Analysis” section beginning on page 34 of this proxy statement are effective in achieving the company’s goals of linking pay to performance and levels of responsibility, encouraging our executive officers to remain focused on both short-term and long-term financial and strategic goals of the company, and aligning the interests of our executive officers with the interests of our stockholders by linking executive performance to stockholder value.

At our 2018 Annual Meeting of Stockholders, our stockholders approved the compensation of our fiscal year 2018 NEOs by a vote of approximately 97% in favor.

Ratification of the Appointment of Auditors (Proposal 3)

We are asking our stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2020. A summary of fees paid to Deloitte & Touche LLP for services provided in fiscal years 2018 and 2019 is provided on page 80 of this proxy statement. The board of directors recommends a vote FOR this ratification.

Fiscal Year 2019 Business Highlights

Our Strategic Pillars. Our business strategy is based on three strategic pillars, which are designed to position us as the global market leader in HCM technology and services:

Our Strategic Pillars

(HCM Solutions)	(HRO Solutions)	(Global Solutions)

●	Grow a complete suite of cloud-based HCM solutions (HCM Solutions)
●	Grow and scale our market-leading HR Outsourcing solutions by leveraging our platforms and processes (HRO Solutions)
●	Leverage our global presence to offer clients HCM solutions wherever they do business (Global Solutions)

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2019 Proxy Statement Summary

Fiscal year 2019 reflected continued momentum through transformation at ADP:

✓We delivered sustainable long-term value across our strategic pillars by providing leading cloud-based software solutions to our clients and improving their experience through our ongoing service and transformation initiatives.
	✓We achieved record high worldwide new business bookings, helping drive a record high 810K clients across the globe.	✓We further enabled our solutions through the strategic acquisition of Celergo, which strengthened our global payroll capabilities.

✓We launched our new brand platform, which represents an evolution in our journey to enhance the employee experience through innovation and insights designed with the worker as a central theme.
✓We successfully completed our voluntary early retirement program for an annualized recurring cost savings of approximately $150 million and fully realized the remaining benefits of our service alignment initiative for an annualized recurring cost savings of approximately $60 million.

Fiscal year 2019 results demonstrated solid progress on our transformation journey with strong top-line revenue growth balanced with healthy margin expansion that together, drove robust earnings per share (“EPS”) growth of 23%. Other key business drivers also showed continued strength with record new business bookings and improving client revenue retention. These results, together with our focus on sound capital allocation, have served to further strengthen our business model with high levels of recurring revenue, strong operating cash flow, and a solid balance sheet.

Our strategy is to leverage the strength of our model to reinforce our competitive position by, first and foremost, reinvesting in the business. We believe that balancing investments in innovative solutions, client service tools, and distribution, is critical in helping to strengthen our market-leading offerings. We supplement these investments through a disciplined approach to M&A. This focus on delivering top-line revenue growth, while also improving the efficiency and effectiveness of our operations, is complemented by a commitment to return excess cash to stockholders through dividends and disciplined share buybacks - in fiscal year 2019, we returned approximately $2.2 billion.

We continue to see ample opportunity to add value in new and innovative ways given our strong fiscal year 2019 performance and the momentum we have built from our investments in the business. Looking ahead to fiscal year 2020, we intend to accelerate our momentum through our focus on our ongoing transformation journey and continued investments in differentiated technology aimed at addressing the evolving world of work, while executing on margin opportunities. We believe our core strategy to create long-term stockholder value by balancing top-line revenue growth with strong margins to drive EPS growth is working.

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2019 Proxy Statement Summary

Compensation Principles

We believe that compensation should be designed to create a direct link between performance and stockholder value. Five principles that guide our decisions involving executive compensation are that compensation should be:

1	based on (i) the overall performance of the company, (ii) the performance of each executive’s business unit and (iii) each executive’s individual performance

2	closely aligned with the short-term and long-term financial and strategic objectives that build sustainable long-term stockholder value

3	competitive, in order to attract and retain executives critical to our long-term success

4	consistent with high standards of corporate governance and best practices

5	designed to dampen the incentive for executives to take excessive risks or to behave in ways that are inconsistent with the company’s strategic planning processes and high ethical standards

2019 Compensation Highlights

Consistent with our pay for performance philosophy, the compensation of our NEOs is structured with a significant portion of their total compensation at risk and paid based on the performance of the company and the applicable business unit. Our financial performance in fiscal year 2019 impacted the compensation for all of our executive officers, not just our NEOs, in several ways, most notably through our annual cash bonus plan and performance-based stock unit (“PSU”) program. Please refer to the “Compensation Discussion and Analysis” section on page 34 of this proxy statement, and the tables and narratives that follow on page 53 of this proxy statement, for more details concerning the compensation of our NEOs.

Key highlights of our fiscal year 2019 executive compensation program
Base salary:	For fiscal year 2019, we increased the base salary of each NEO (other than Ms. Winters who started on April 15, 2019), as we determined the amount based on the executive’s overall performance, level of responsibility, competitive compensation practices data and comparison to other company executives.
Annual cash bonus:	Fiscal year 2019 target bonuses as a percentage of base salary were the same as fiscal year 2018 levels for all the NEOs except for Mr. Rodriguez, Mr. Perrotti and Ms. Black. The target bonus percentage was increased from 180% to 200% for Mr. Rodriguez, and from 80% to 100% for Mr. Perrotti and Ms. Black, in all three cases to align closer to market median. Annual bonuses were based on the performance of the company and the business units as well as the strategic progress realized for fiscal year 2019 against the NEOs’ bonus objectives.
Equity awards:	As part of our equity compensation program in fiscal year 2019, consistent with fiscal year 2018, we granted our executive officers PSUs and stock options, with the exception of Ms. Winters, who started on April 15, 2019 and received a one-time, time-based restricted stock award.

Automatic Data Processing, Inc. – Proxy Statement	|	vi

2019 Proxy Statement Summary

2019 Incentive Compensation Performance Metrics

The compensation committee’s determination of incentive compensation under our annual cash bonus plan for our executive officers, including our NEOs, was based on fiscal year 2019 revenue growth, new business bookings growth, adjusted earnings before interest and taxes (“EBIT”) growth and strategic objectives. Targets and results exclude the impact of certain items pursuant to predetermined categories of parameters established by the compensation committee at the time that targets were set.

Performance for all metrics, including the strategic objectives, are formulaically measured, based on predetermined, objectively quantifiable goals. Details with regard to the strategic objectives are provided on page 46 and the financial goals and performance results are summarized below.

Annual Cash Bonus Plan Measures	Plan Targets	Plan Results
Revenue Growth	5.7%	6.7%, excluding the impact of foreign currency fluctuations in excess of the fluctuations assumed in the target
New Business Bookings Growth	7.6%	8.4%
Adjusted EBIT Growth(1)	10.5%	14.5%, excluding the impact of foreign currency fluctuations in excess of the fluctuations assumed in the target

1	Our adjusted EBIT measure excludes the impact of taxes, certain interest expense, certain interest income, and certain other items. We continue to include the interest income earned on investments associated with our client funds extended investment strategy and interest expense on borrowings related to our client funds extended investment strategy as we believe these amounts to be fundamental to the underlying operations of our business model. Refer to the table in Appendix A for a reconciliation from net earnings to adjusted EBIT for fiscal years 2019 and 2018.

For fiscal year 2019, our NEOs received cash bonuses that averaged approximately 152.4% of target.

The incentive compensation under our PSU program was based on adjusted net income growth for fiscal year 2019. Targets and results exclude the impact of certain items pursuant to predetermined categories of parameters established by the compensation committee at the time the targets were set.

PSU Program Measure	Program Target	Program Result
Adjusted Net Income Growth(2)	12.2%	17.6%, excluding the impacts of:
●Accounting Standard Update 2016-09 on stock-based compensation
●Foreign currency fluctuations in excess of the fluctuations assumed in the target
●An asset write down of internally developed software following the acquisition of Celergo

2	Our adjusted net income measure excludes the impact of certain one-time charges and benefits. The nature of these exclusions is for specific items that are not fundamental to our underlying business operations. Refer to the table in Appendix A for further detail on these items and a reconciliation from net earnings to adjusted net income for fiscal years 2019 and 2018.

A payout percentage of 150% was achieved under our PSU program as a result of our fiscal year 2019 adjusted net income growth. This payout percentage applies to year 1 of the fiscal year 2019 award, to year 2 of the fiscal year 2018 award and to year 3 of the fiscal year 2017 award. These awards will be earned and issued following the end of the corresponding three-year performance period ending in fiscal years 2021, 2020 and 2019, respectively.

The end of fiscal year 2019 marked the end of the three-year performance period for PSU awards granted in fiscal year 2017. Based on the average of the three fiscal

vii	|	Automatic Data Processing, Inc. – Proxy Statement

2019 Proxy Statement Summary

years, these awards earned a payout percentage of 134%. As further described on page 48 of this proxy statement under “PSU Awards,” the payout percentages achieved for each of the individual three fiscal years in the applicable performance period are averaged to obtain the award level earned and issued as a percentage of target.

2019 Total Direct Compensation

A summary of fiscal year 2019 total direct compensation for our NEOs is set forth in the following table:

Name	Base Salary	Annual Bonus	PSUs(2)(3)	Stock Options(2)	Restricted Stock	Total
Carlos A. Rodriguez President and Chief Executive Officer	$1,100,000	$3,385,800	$6,752,700	$4,000,000	$0	$15,238,500
Kathleen A. Winters(1) Chief Financial Officer	$138,334	$316,500	$0	$0	$1,100,000	$1,554,834
Jan Siegmund Former Chief Financial Officer	$714,400	$1,099,500	$2,168,000	$900,000	$0	$4,881,900
Michael A. Bonarti General Counsel and Secretary	$560,900	$690,600	$1,699,400	$750,000	$0	$3,700,900
Thomas J. Perrotti President, Worldwide Sales and Marketing	$529,200	$814,400	$1,563,200	$690,000	$0	$3,596,800
Maria Black President, Small Business Solutions and Human Resources Outsourcing	$529,200	$767,900	$1,544,300	$690,000	$0	$3,531,400

Footnotes:

1	Ms. Winters’ base salary and bonus amounts reflect her start date of April 15, 2019. She is also eligible for a cash sign-on bonus of $1,250,000, payable six months after her start date (subject to repayment if she voluntarily leaves the company within one year of the start date) and an annual total target equity award value of $3,000,000 for fiscal year 2020, reflecting a mix of 70% PSUs and 30% stock options.

2	Equity amounts are the grant date fair values for fiscal year 2019, which are the same amounts disclosed in the “Summary Compensation Table for Fiscal Year 2019” on page 53 of this proxy statement. Amounts are rounded for ease of presentation.

3	Only the grant date fair value, calculated in accordance with FASB ASC Topic 718, for the performance year in which performance targets are set is reported. Accordingly, the amounts for the PSU awards represent the grant date fair value of the first, second and third tranche of the target awards that were granted in fiscal years 2019, 2018 and 2017, respectively.

The mix of target total direct compensation (base salary, cash bonus and long-term incentive awards) for fiscal year 2019 was designed to deliver the following approximate proportions of total compensation to Mr. Rodriguez, our chief executive officer, and the other NEOs (on average, excluding Ms. Winters who started in April 2019) if company and individual target levels of performance are achieved:

Automatic Data Processing, Inc. – Proxy Statement	|	viii

2019 Proxy Statement Summary

Compensation Good Governance and Best Practices

Our compensation programs reflect our strong commitment to good governance.

What we do
✓Pay for performance: We design our compensation programs to link pay to performance and levels of responsibility, to encourage our executive officers to remain focused on both the short-term and long-term financial and strategic goals of the company and to link executive performance to stockholder value.
✓Annual say-on-pay vote: We hold an advisory say-on-pay vote to approve our NEO compensation on an annual basis.
✓Clawback policy: We adopted a Clawback Policy that provides the compensation committee with discretion to recover both cash and equity incentive compensation from any current or former executives.
✓Stock ownership guidelines: We maintain stock ownership guidelines to encourage equity ownership by our executive officers.
✓Limited perquisites: We provide limited perquisites that are viewed as consistent with our overall compensation philosophy.
✓Double trigger change in control payments: Our Change in Control Severance Plan for Corporate Officers includes “double-trigger” provisions, such that payments of cash and vesting of equity awards occur only if termination of employment without cause or with good reason occurs during the two-year period after a change in control.

✓Independence of our compensation committee and advisor: The compensation committee of our board of directors, which is comprised solely of independent directors, utilizes the services of FW Cook as an independent compensation consultant. FW Cook reports to the compensation committee, does not perform any other services for the company other than in connection with an annual review of competitive director compensation for the nominating/corporate governance committee of our board of directors, and has no economic or other ties to the company or the management team that could compromise their independence and objectivity.
✓Equity plan best practices: Our 2018 Omnibus Award Plan, approved by stockholders in November 2018, incorporates certain governance best practices, including a minimum vesting period of one-year (with certain limited exceptions), a minimum 100% fair market value exercise price (except for substitute awards from an acquired or merged company), no “liberal share recycling” of stock options or stock appreciation rights and no “liberal” change in control definition.
✓Stockholder engagement: As described below under “Fiscal Year 2019 Stockholder Engagement,” our investor engagement program promotes an active dialogue with our largest stockholders on a range of topics related to our strategy, corporate governance and executive compensation programs.

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2019 Proxy Statement Summary

What we don’t do
✕No-hedging policy: We prohibit all of our directors and employees, including our executive officers, from engaging in any hedging or similar transactions involving ADP securities.
✕No-pledging policy: We prohibit all of our directors and employees, including our executive officers, from holding ADP securities in a margin account or pledging ADP securities as collateral for a loan.
✕No repricing of underwater stock options without stockholder approval: We may not lower the exercise price of any outstanding stock options or otherwise provide economic value to the holders of underwater stock options in exchange for the forfeiture of such awards without stockholder approval.

✕No discount stock options: The exercise price of our stock options is not less than 100% of the fair market value of our common stock on the date of grant.
✕No IRC Section 280G or 409A tax gross-ups: We do not provide tax gross-ups under our change in control provisions or deferred compensation programs.
✕No current dividends on unearned performance stock units: We do not pay dividends in respect of unearned PSUs; rather, dividend equivalents are accrued over the applicable performance period and are paid only if the units are earned and shares are issued at the end of the performance period.

Fiscal Year 2019 Corporate Governance Highlights

We have a history of strong corporate governance. We are committed to sound corporate governance practices that provide our stockholders with meaningful rights and foster strong independent leadership in our boardroom.

ADP Corporate Governance Framework
✓Annual election of directors
✓Majority voting standard
✓One share, one vote
✓Proxy access by-law
✓Stringent “no overboarding” policy which states that no non-executive director can serve on more than 4 public boards (including ADP) and, in the case of a director who is an executive officer of ADP or other company, no more than 2 public boards (including ADP)
✓No poison pill
✓Independent board chair and independent board committees
✓Stockholder ability to call special meetings
✓Stockholder right to act by written consent

✓Annual board assessment of corporate governance best practices
✓Significant board role in strategy and risk oversight
✓Non-employee director pay limits
✓Annual succession planning review
✓Active stockholder engagement to better understand investor perspectives
✓Comprehensive corporate social responsibility (“CSR”)/sustainability report detailing environmental, social and governance (“ESG”) matters, including information security and diversity
✓Executive sessions of independent directors held regularly

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2019 Proxy Statement Summary

We firmly believe that creating sustainable long-term value for stockholders is enabled through such strong governance practices and open dialogue with stockholders through continuous direct engagement.

Our fiscal year 2019 corporate governance actions and enhancements include:

✓Added a new board member with innovative HR thought leadership and ‘voice of the customer’ mindset in organizational talent and strategy as we continue to focus on rethinking a better, more personalized world of work for our clients and their workers (May 2019)
✓Stockholder-friendly 2018 Omnibus Award Plan (minimum vesting period and no “liberal share recycling”) (November 2018)

✓Rotated the chairs of our audit committee and nominating/corporate governance committee (November 2018)	✓Implemented enhanced financial disclosures in ADP’s quarterly reporting (Fiscal Year 2019)

Fiscal Year 2019 Stockholder Engagement

✓Invited stockholders representing nearly half of our shares outstanding to discuss our strategy, corporate governance and executive compensation programs, and held meetings with stockholders representing over 40% of our shares outstanding.
✓Nearly 100 meetings held with top-50 stockholders to discuss business performance and seek overall feedback

Our Stockholder and Stakeholder Engagement Process

We value stockholder engagement and feedback as we continue to deliver strong financial performance and sustained value creation for our investors. Our ongoing investor engagement program includes outreach focused on the company’s strategy, corporate governance and executive compensation programs. In addition to management, many of these engagements include participation by certain members of our board of directors, including our chairman. Director participation continues to be part of our engagement in fiscal year 2020.

What we learn through our ongoing engagements is regularly shared with our board of directors and incorporated into our disclosures, plans and practices, as appropriate. For example, over the past year, based on feedback from our investors, we enhanced our director skill set and cybersecurity disclosures in our proxy to give our stockholders better insight into how our board thinks about and approaches these matters.

In addition, we engage with many other stakeholders throughout the year on a range of sustainability and CSR issues, including talent activation, culture and human capital. Active stakeholder engagement and dialogue is an integral part of our sustainability commitment and is driving our work on a newly-designed CSR and sustainability report intended to capture the issues most important to our business and our stakeholders. In line with these efforts, we are also committed to working collaboratively with a number of third-party providers of ESG reports and ratings to ensure we transparently provide the appropriate information to improve the accuracy of their data.

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2019 Proxy Statement Summary

We look forward to maintaining this ongoing dialogue with our investors and other stakeholders.

We are committed to proactively engaging with stockholders Our Board is highly attuned to stockholder feedback, including governance & compensation best practices

Monitor & Assessment

Board and management review:

✓Annual meeting voting results
✓Investor feedback from investor relations & governance engagement
✓Trends and best practices across the governance, executive compensation, regulatory, and environmental & social landscape

This review allows ADP to identify and prioritize potential topics for discussion

Outreach & Engagement

✓ADP regularly meets with stockholders to actively gather feedback on a range of issues
✓Fiscal year 2019: Invited stockholders representing nearly half of our shares outstanding to discuss our strategy, corporate governance and executive compensation programs, and held meetings with stockholders representing over 40% of our shares outstanding

Evaluation & Response

✓Board of directors and key committees evaluate and discuss feedback from stockholders and key stakeholders
✓ADP enhances disclosure and practices, as appropriate
✓ADP updates governance documents to align with best practices and incorporates feedback, as appropriate

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2019 Proxy Statement Summary

Corporate Social Responsibility and Sustainability Governance

In 2018, ADP published its first CSR report. Our commitment to CSR is a core principle within ADP’s mission, vision and values, and encompasses everything from corporate governance, ethics and environmental stewardship to diversity, philanthropy and promoting employee success around the world. We believe sustainability is about creating value for all of our stakeholders: our people, our clients, our partners, our investors and our community at large. We continue to deepen our sustainability efforts in four key pillars:

Employability	Ethics & Compliance	Environmental Sustainability	Associate & Community Engagement

Education	Ethical Business Conduct	Reduced Energy and GHG Emissions	Diversity & Inclusion
Economic Growth	Data Security and Privacy Standards	Reduced Paper Usage	Stakeholder Engagement
Wellness	Innovative Products that Support Employer Compliance	Use of Products for Sustainability	Labor Relations & Compliance
Training & Development			Volunteerism & Philanthropy

Our board of directors is squarely focused on the sustainability of our business for the long-term. In line with this focus, the nominating/corporate governance committee oversees the company’s policies and programs on issues of corporate citizenship, including our CSR and sustainability program, as well as ADP’s philanthropic activities. The committee receives periodic reports and updates from the company’s chief diversity and inclusion & CSR officer (CSRO) and reports back on these matters to the full board. Our board members have complete and open access to senior members of management, including our CSRO. ADP’s CSR activities are coordinated by our CSRO, who reports to ADP’s chief human resources officer.

We invite you to visit our website www.adp.com to read more about our CSR and sustainability efforts.

Important Dates for the 2020 Annual Meeting of Stockholders

Please refer to the “Stockholder Proposals” section on page 82 of this proxy statement for more information regarding the applicable requirements for submission of stockholder proposals. If a stockholder intends to submit any proposal (including pursuant to our proxy access by-law) for inclusion in the company’s proxy statement for the company’s 2020 Annual Meeting of Stockholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the proposal must be received by the corporate secretary of the company no later than May 29, 2020.

Separate from the requirements of Rule 14a-8 relating to the inclusion of a stockholder proposal in the company’s proxy statement, the company’s amended and restated by-laws require that notice of a stockholder nomination for candidates for our board of directors (other than pursuant to our proxy access by-law) or any other business to be considered at the company’s 2020 Annual Meeting of Stockholders must be received by the company no earlier than July 15, 2020, and no later than August 14, 2020.

xiii	|	Automatic Data Processing, Inc. – Proxy Statement

Proxy Statement

The board of directors of Automatic Data Processing, Inc. is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders to be held on November 12, 2019 at 10:00 a.m. Eastern Standard Time, and at any postponement(s) or adjournment(s) thereof. The meeting will be held at One ADP Boulevard, Roseland, New Jersey.

Under rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On September 26, 2019, we commenced the mailing to our stockholders of a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and our annual report on Form 10-K (which is not a part of the proxy soliciting material). This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources.

Our proxy materials were mailed to those stockholders who have previously asked to receive paper copies. If you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

The only outstanding class of securities entitled to vote at the meeting is our common stock, par value $0.10 per share. At the close of business on September 13, 2019, the record date for determining stockholders entitled to notice of, to attend, and to vote at the meeting, we had 433,699,091 issued and outstanding shares of common stock (excluding 205,013,351 treasury shares not entitled to vote). Each outstanding share of common stock is entitled to one vote with respect to each matter to be voted on at the meeting.

This proxy statement and our annual report on Form 10-K are also available on our corporate website at www.adp.com under “Financial Information” in the “Investors” section.

Questions and Answers About the Annual Meeting and Voting

WHY AM I RECEIVING THESE PROXY MATERIALS?	We are providing these proxy materials to holders of shares of the company’s common stock, par value $0.10 per share, in connection with the solicitation of proxies by our board of directors for the forthcoming 2019 Annual Meeting of Stockholders to be held on November 12, 2019 at 10:00 a.m. Eastern Standard Time, and at any postponement(s) or adjournment(s) thereof. The company will bear all expenses in connection with this solicitation.
HOW CAN I ATTEND THE MEETING?

Admission to the meeting is restricted to stockholders of record as of September 13, 2019 and/ or their designated representatives. If your shares are registered in your name and you plan to attend the meeting, your admission ticket will be the top portion of the proxy card. If your shares are in the name of your broker or bank or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement.

All stockholders will be required to show valid picture identification. If you do not have valid picture identification or proof of your stock ownership, you will not be admitted to the meeting. For security purposes, packages and bags will be inspected and you may be required to check these items. Please arrive early enough to allow yourself adequate time to clear security.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?	The representation in person or by proxy of a majority of the issued and outstanding shares of stock entitled to vote at the meeting constitutes a quorum. Under our amended and restated certificate of incorporation and our amended and restated by-laws and under Delaware law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

1	|	Automatic Data Processing, Inc. – Proxy Statement

Questions and Answers About the Annual Meeting and Voting

HOW CAN I VOTE MY SHARES?

The Notice of Internet Availability of Proxy Materials instructs you on how to vote through the Internet.

If you receive a paper copy of the proxy materials, you may also vote your shares by telephone or by completing, signing, dating and returning the accompanying printed proxy in the enclosed envelope, which requires no postage if mailed in the United States.

Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted in accordance with the recommendations of our board of directors as indicated below. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person.

IF I HOLD SHARES IN STREET NAME, DOES MY BROKER NEED INSTRUCTIONS IN ORDER TO VOTE MY SHARES?

If your shares are held in “street name” (i.e., your shares are held by a bank, brokerage firm or other nominee), you must provide voting instructions to your bank or broker by the deadline provided in the materials you receive from your bank or broker.

If you hold your shares in street name and you do not instruct your bank or broker as to how to vote your shares, your bank or broker may only vote your shares in its discretion on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2020 (Proposal 3), but will not be allowed to vote your shares on any of the other proposals described in this proxy statement, including the election of directors.

Under applicable Delaware law, a broker non-vote will have no effect on the outcome of any of the other proposals described in this proxy statement because the non-votes are not considered in determining the number of votes necessary for approval.

WHAT MATTERS WILL BE VOTED ON AT THE MEETING, WHAT ARE MY VOTING CHOICES, AND HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?	Proposal	Voting Choices	Board Recommendation
	Proposal 1: Election of the 10 nominees named in this proxy statement to serve on the company’s board of directors	●For ●Against ●Abstain	FOR election of all 10 director nominees
	Proposal 2: Advisory resolution approving the compensation of the company’s named executive officers as disclosed in the “Compensation Discussion and Analysis” section on page 34 of this proxy statement and accompanying compensation tables	●For ●Against ●Abstain	FOR
	Proposal 3: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2020	●For ●Against ●Abstain	FOR
So far as the board of directors is aware, only the above matters will be acted upon at the meeting. If any other matters properly come before the meeting, the accompanying proxy may be voted on such other matters in accordance with the best judgment of the person or persons voting the proxy.

Automatic Data Processing, Inc. – Proxy Statement	|	2

Questions and Answers About the Annual Meeting and Voting

HOW MANY VOTES ARE NEEDED TO APPROVE THE PROPOSALS, AND WHAT IS THE EFFECT OF BROKER NON-VOTES OR ABSTENTIONS?

Proposal 1:

The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon is required to elect a director, provided that if the number of nominees exceeds the number of directors to be elected (a situation that the company does not anticipate), the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy. Votes may be cast in favor of or against each nominee, or a stockholder may abstain from voting. Abstentions will have the effect of a negative vote, provided that if the number of nominees exceeds the number of directors to be elected, abstentions will be excluded entirely and will have no effect on the vote. A broker non-vote will have no effect on the outcome of this proposal because the non-votes are not considered in determining the number of votes necessary for approval.

Proposal 2:

The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon is required to approve the advisory resolution on executive compensation. Votes may be cast in favor of or against this proposal or a stockholder may abstain from voting. Abstentions will have the effect of a negative vote. A broker non-vote will have no effect on the outcome of the advisory resolution because the non-votes are not considered in determining the number of votes necessary for approval. Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the compensation committee or the board of directors.

Because we value our stockholders’ views, however, the compensation committee and the board of directors will consider carefully the results of this advisory vote when formulating future executive compensation policy.

Proposal 3:

The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon is required to ratify the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for fiscal year 2020. Votes may be cast in favor of or against this proposal or a stockholder may abstain from voting. Abstentions will have the effect of a negative vote. Brokers have the authority to vote shares for which their customers did not provide voting instructions on the ratification of the appointment of Deloitte & Touche LLP.

MAY I REVOKE MY PROXY OR CHANGE MY VOTE?

If your shares are registered in your name, you may revoke your proxy and change your vote prior to the completion of voting at the Annual Meeting by:

●submitting a valid, later-dated proxy card or a later-dated vote in accordance with the voting instructions on the Notice of Internet Availability of Proxy Materials in a timely manner; or
●giving written notice of such revocation to the company’s corporate secretary prior to or at the Annual Meeting or by voting in person at the Annual Meeting.

If your shares are held in “street name,” you should contact your bank or broker and follow its procedures for changing your voting instructions. You also may vote in person at the Annual Meeting if you obtain a legal proxy from your bank or broker.

Only the latest validly executed proxy that you submit will be counted.

3	|	Automatic Data Processing, Inc. – Proxy Statement

Questions and Answers About the Annual Meeting and Voting

IS MY VOTE CONFIDENTIAL?

Proxies and ballots identifying the vote of individual stockholders will be kept confidential from our management and directors, except as necessary to meet legal requirements in cases where stockholders request disclosure or in a contested election.

WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

The preliminary voting results will be announced at the Annual Meeting. The final voting results, which are tallied by independent tabulators and certified by independent inspectors, will be published in the company’s current report on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.

WHO IS PAYING FOR THE PREPARATION AND MAILING OF THE PROXY MATERIALS AND HOW WILL SOLICITATIONS BE MADE?

We are making this solicitation of proxies on behalf of our board of directors and will pay the solicitation costs. Our directors, officers and other employees may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. In addition, we have retained Innisfree M&A Incorporated at a fee estimated to be approximately $20,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. We will reimburse brokers, fiduciaries, custodians, and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor at:

INNISFREE M&A INCORPORATED
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders call toll-free: (888) 750-5834
Banks and brokers call collect: (212) 750-5833

WHAT IS “HOUSEHOLDING?”

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock but share the same address, we have adopted a procedure known as “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you are a registered stockholder and choose to have separate copies of our Notice of Internet Availability of Proxy Materials, proxy statement and annual report on Form 10-K mailed to you, you must “opt-out” by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York, 11717 or by calling 1-866-540-7095 and we will cease householding all such disclosure documents within 30 days. If we do not receive instructions to remove your accounts from this service, your accounts will continue to be “householded” until we notify you otherwise. If you own our common stock in nominee name (such as through a broker), information regarding householding of disclosure documents should have been forwarded to you by your broker.

You can also contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

Automatic Data Processing, Inc. – Proxy Statement	|	4

Proposal 1 Election of Directors

The board of directors has nominated the following current directors for re-election as directors. Properly executed proxies will be voted as marked. Executed but unmarked proxies will be voted in favor of electing each of the below returning directors to serve on the board of directors until the 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Each of Eric C. Fast, Linda R. Gooden and Michael P. Gregoire are not standing for re-election and will be retiring from the Board as of November 12, 2019.

Name	Age	Served as a Director Continuously Since	Principal Occupation
Peter Bisson	62	2015	Retired Director and Global Leader of the High-Tech Practice at McKinsey & Company
Richard T. Clark	73	2011	Retired Chairman and Chief Executive Officer of Merck & Co., Inc.
R. Glenn Hubbard	61	2004	Dean Emeritus of Columbia University’s Graduate School of Business
John P. Jones (Board Chairman)	68	2005	Retired Chairman and Chief Executive Officer of Air Products and Chemicals, Inc.
Francine S. Katsoudas	49	2019	Executive Vice President and Chief People Officer of Cisco Systems, Inc.
Thomas J. Lynch	64	2018	Chairman and Former Chief Executive Officer of TE Connectivity Ltd.
Scott F. Powers	60	2018	Former President and Chief Executive Officer of State Street Global Advisors
William J. Ready	39	2016	Former Executive Vice President and Chief Operating Officer of PayPal
Carlos A. Rodriguez	55	2011	President and Chief Executive Officer of Automatic Data Processing, Inc.
Sandra S. Wijnberg	63	2016	Former Executive Advisor, Partner and Chief Administrative Officer of Aquiline Holdings

5	|	Automatic Data Processing, Inc. – Proxy Statement

Proposal 1

ADP BOARD OF DIRECTORS’ SKILLS & EXPERIENCE

The board of directors possesses an appropriate mix of skills, experience and leadership designed to drive board performance and properly oversee the interests of the company, including our strategy of long-term sustainable stockholder value creation. Currently, the board of directors is interested in maintaining a mix of skills and experience that include the following:

Cybersecurity experience in the IT, enterprise risk management and legal contexts. Understanding and familiarity with application of management frameworks such as the NIST Cybersecurity Framework, to the operating requirements of the business.

International experience in managing or supervising a business with global operations, particularly in countries outside the U.S. where ADP does business or would like to do business. Familiarity with compliance issues facing companies with global operations.

Enterprise Risk Management (ERM) experience in managing/supervising systems or processes for identifying, assessing and mitigating the total risk of a global business enterprise.	Investment Banking/Capital Markets experience, including mergers and acquisitions and capital market activities involving the issuance of public company debt and/or equity.
Financial Expertise, including senior financial leadership experience at a large global public company or financial institution.

Product Marketing/Management experience managing or supervising business to business product marketing, and/ or product design and product management, in particular, relating to the software industry or the financial, IT or outsourcing services industry.

General Operations experience, including managing/ supervising operations and business process improvement activities. Familiarity with development, implementation and reporting of service excellence, quality standards, operational performance metrics and targets.

Public Company CEO experience at a large global public company. Other Public Board experience, including current or recent membership on one or more large-cap public company boards.

Government and Regulatory experience in dealing directly with regulatory agencies and government officials and experience in overseeing compliance issues pertaining to the management of business activities in a regulated environment.

Strategic Planning/Business Development experience, including managing/supervising the strategic planning process for a global business and the associated development and implementation of specific growth opportunities.

Human Resources (HR)/Compensation experience as head of HR or direct supervision of an HR leader at a global or public company. Experience in talent acquisition and management, training and development, research/ analytics, and employee engagement.

Technology experience relating to cloud computing, software development, technology architecture and digital transformation through the development and evolution of technology platforms to provide clients digital choices, solutions and functionality, end to end.

Industry Knowledge in Human Capital Management (HCM) and Human Resources Outsourcing (HRO), including experience in managing or supervising human capital management and human resources outsourcing services.

Transformation experience in overseeing and executing enterprise-wide transformational, cost management, cost-reduction and/or restructuring initiatives, including managing large-scale/global business process innovation efforts.

Automatic Data Processing, Inc. – Proxy Statement	|	6

Proposal 1

As discussed in further detail below, our nominating/corporate governance committee evaluates these desired attributes on an ongoing basis and adds new skills and qualifications as the company’s strategy and needs evolve.

7	|	Automatic Data Processing, Inc. – Proxy Statement

Proposal 1

Below are summaries of the principal occupations, business experience, background, and key skills and qualifications of the nominees. The key skills and qualifications are not intended to be an exhaustive list of each nominee’s skills or contributions to the board, but rather the specific skills and qualifications that led to the conclusion that the person should serve as a director for the company.

Peter Bisson
Director since: 2015 Age: 62 Independent Committees: ►CDTAC ►Nominating/ Corporate Governance Effective November 2019: Mr. Bisson will serve as Chair, CDTAC
Retired Director at McKinsey & Company
Mr. Bisson was a director and the global leader of the High-Tech Practice at McKinsey & Company prior to his retirement in June 2016. Mr. Bisson also held a number of other leadership positions at McKinsey & Company, including chair of its knowledge committee, which guides the firm’s knowledge investment and communication strategies, member of the firm’s shareholders committee, and leader of the firm’s strategy and telecommunications practices. In more than 30 years at McKinsey & Company, Mr. Bisson advised a variety of multinational public companies, including ADP, in the technology-based products and services industry. He is a special advisor to Brighton Park Capital and a director of Gartner Inc.
Key Skills & Qualifications
Mr. Bisson’s experience includes advising clients on corporate strategy and M&A, design and execution of performance improvement programs, marketing and technology development. Mr. Bisson’s broad experience in the technology industry is a valuable asset to our board of directors and contributes to the oversight of the company’s strategic direction and digital transformation.

Automatic Data Processing, Inc. – Proxy Statement	|	8

Proposal 1

Richard T. Clark
Director since: 2011 Age: 73 Independent Committees: ►Audit ►Compensation, Chair
Retired Chairman and Chief Executive Officer of Merck & Co., Inc.
Mr. Clark is the retired chairman of the board, chief executive officer, and president of Merck & Co., Inc. Mr. Clark served as chairman of Merck & Co., Inc. from April 2007 until December 2011, as chief executive officer from May 2005 until December 2010, and as president from May 2005 until April 2010. He held a variety of other senior management positions during his 39-year tenure at Merck, including president of the Merck manufacturing division from June 2003 to May 2005. Mr. Clark is the lead independent director of Corning Incorporated, a global manufacturing company, and previously served on the advisory board of American Securities, a private equity firm, from 2011 to 2014.
Key Skills & Qualifications
With a proven track record of leadership and achievement as a former public-company CEO and chairman, Mr. Clark has significant business experience in navigating through complex regulatory environments and offers our board of directors broad managerial, operational, compensation and strategic planning expertise, as well as extensive experience in the issues facing public companies and multinational businesses.

R. Glenn Hubbard
Director since: 2004 Age: 61 Independent Committees: ►Compensation ►Nominating/ Corporate Governance
Dean Emeritus of Columbia University’s Graduate School of Business
Mr. Hubbard was the dean of Columbia University’s Graduate School of Business from 2004 to 2019 and has been the Russell L. Carson professor of finance and economics since 1994. He is a director of BlackRock Fixed Income Funds, chairman of MetLife, Inc., and serves as co-chair of the Committee on Capital Markets Regulation. Mr. Hubbard served as a director of KKR Financial Holdings, LLC from 2004 until 2014, in addition to several prior public company directorships. Mr. Hubbard was also chairman of the President’s Council of Economic Advisers from 2001 to 2003 as well as chairman of the Economic Policy Committee, Organization for Economic Cooperation and Development from 2001 to 2003.
Key Skills & Qualifications
In addition to his government experience, Mr. Hubbard provides our board of directors with substantial knowledge of and expertise in global macroeconomic conditions and economic, tax and regulatory policies, as well as perspective on financial markets. His directorships at other public companies provide him with broad experience on governance issues facing public companies.

9	|	Automatic Data Processing, Inc. – Proxy Statement

Proposal 1

John P. Jones
Director since: 2005 Age: 68 Independent Chairman
Retired Chairman and Chief Executive Officer of Air Products and Chemicals, Inc.
Mr. Jones is the retired chairman of the board, chief executive officer, and president of Air Products and Chemicals, Inc., an industrial gas and related industrial process equipment business. Mr. Jones served as chairman of Air Products and Chemicals, Inc. from October 2007 until April 2008, as chairman and chief executive officer from September 2006 until October 2007, and as chairman, president, and chief executive officer from December 2000 through September 2006. He also served as a director of Sunoco, Inc. from 2006 to 2012.
Key Skills & Qualifications
With a track record of achievement and sound business judgment demonstrated during his thirty-six year tenure at Air Products and Chemicals, Inc., including as CEO, Mr. Jones understands how to operate effectively within highly regulated and complex frameworks and brings to the board of directors extensive experience in issues facing public companies and multinational businesses, including organizational management, strategic planning, and risk management matters, combined with proven business and financial acumen.

Francine S. Katsoudas
Director since: 2019 Age: 49 Independent Committees: ►CDTAC ►Compensation
Executive Vice President and Chief People Officer of Cisco Systems, Inc.
Ms. Katsoudas has been the executive vice president and chief people officer of Cisco Systems, Inc. since 2014. Prior to this role, she served in various positions of increasing responsibility at Cisco, since joining the company in 1996. Prior to Cisco, Ms. Katsoudas worked in both the financial and professional services industries with a focus on customer service and operations.
Key Skills & Qualifications
As an innovative human resources leader with a ‘voice of the customer’ mindset in organizational talent and strategy, Ms. Katsoudas brings valuable perspective and insight to the board of directors and contributes to the oversight of the company’s strategy and ongoing transformation to drive solutions in a rapidly evolving, dynamic HCM market.

Automatic Data Processing, Inc. – Proxy Statement	|	10

Proposal 1

Thomas J. Lynch
Director since: 2018 Age: 64 Independent Committees: ►CDTAC ►Compensation
Chairman and Former Chief Executive Officer of TE Connectivity Ltd.
Mr. Lynch has been the chairman of TE Connectivity Ltd., a leading global technology and manufacturing company, since 2013 and previously served as chief executive officer from January 2006 to March 2017. Before becoming CEO of TE Connectivity Ltd., Mr. Lynch was president of Tyco Engineered Products and Services since joining Tyco International in September 2004. Prior to that, he held various positions at Motorola, including executive vice president of Motorola and president and chief executive officer of Motorola’s Personal Communications sector, from August 2002 to September 2004. In addition to TE Connectivity Ltd., Mr. Lynch is currently a director of Cummins Inc. and Thermo Fisher Scientific Inc.
Key Skills & Qualifications
Mr. Lynch possesses extensive executive leadership experience as a former CEO and sitting chairman of a large-cap public company. In addition to his broad managerial experience, he is a seasoned leader with a deep operational background and technology expertise. This breadth of experience enriches his contributions to the board, particularly with respect to transformation, innovation, strategic planning and compensation matters.

Scott F. Powers
Director since: 2018 Age: 60 Independent Committees: ►Audit ►Nominating/ Corporate Governance Effective November 2019: Mr. Powers will serve as Chair, Nominating/ Corporate Governance
Former President and Chief Executive Officer of State Street Global Advisors
Mr. Powers was the president and chief executive officer of State Street Global Advisors, from 2008 until his retirement in 2015. Before joining State Street, Mr. Powers was the president and chief executive officer of Old Mutual Asset Management, the U.S.-based global asset management business of Old Mutual plc, from 2001 to 2008. He also held executive roles at Mellon Institutional Asset Management and Boston Company Asset Management. Mr. Powers is currently a director of PulteGroup, Inc. and Sun Life Financial Inc. and previously a member of the board of directors of Whole Foods Market, Inc. in 2017.
Key Skills & Qualifications
With over three decades of experience leading and advising firms in the investment management industry, Mr. Powers has an extensive global operational and business background. The valuable blend of these critical skills and his investor mindset support the board in its oversight of the company’s strategic direction, growth and transformation.

11	|	Automatic Data Processing, Inc. – Proxy Statement

Proposal 1

William J. Ready
Director since: 2016 Age: 39 Independent Committees: ►CDTAC ►Nominating/ Corporate Governance Effective November 2019: Mr. Ready will rotate from Nominating/ Corporate Governance to serve on Audit
Former Executive Vice President and Chief Operating Officer of PayPal
Mr. Ready was PayPal’s executive vice president and chief operating officer from September 2016 through July 2019. Prior to that, he was PayPal’s senior vice president, global head of product and engineering since January 2015. Since August 2011, he had been the chief executive officer of Braintree, a mobile and web payment systems company acquired by PayPal in 2013. He continued to lead Braintree in his capacity as chief operating officer of PayPal. Prior to Braintree, Mr. Ready was executive in residence at Accel Partners, a leading Silicon Valley venture capital and growth equity firm. A veteran of the payments industry, Mr. Ready also served as president of iPay Technologies from 2008 to 2011. He also worked as a strategy consultant for McKinsey & Company, where he advised leading financial technology companies. Mr. Ready is a special advisor to Brighton Park Capital, a senior advisor and limited partner of Silversmith Capital Partners, and a director of Venminder, a private company.
Key Skills & Qualifications
Mr. Ready possesses strong expertise in the technology-based products and services industry, which is a valuable asset to our board of directors and contributes to the oversight of the company’s strategic direction and growth. He also brings to our board of directors deep operational experience and knowledge of the technology industry’s consumer space, including related cybersecurity matters.

Carlos A. Rodriguez
Director since: 2011 Age: 55 Management
President and Chief Executive Officer of Automatic Data Processing, Inc.
Mr. Rodriguez is president and chief executive officer of the company. He served as president and chief operating officer of the company before he was appointed to his current position in November 2011. Having started his career at the company in 1999, Mr. Rodriguez previously served as president of several key businesses, including National Accounts Services, Employer Services International, Small Business Solutions, and Professional Employer Organization, giving him deep institutional knowledge across the company’s business. Mr. Rodriguez was also a director of Hubbell Inc., a manufacturer of electrical and electronic products, from 2009 to 2016.
Key Skills & Qualifications
In addition to broad managerial, operational and strategic planning expertise, Mr. Rodriguez brings a wealth of business acumen and leadership experience to our board of directors, including a deep knowledge of the HCM industry and unique understanding of our business, coupled with a proven track record of integrity, achievement and strategic vision.

Automatic Data Processing, Inc. – Proxy Statement	|	12

Proposal 1

Sandra S. Wijnberg
Director since: 2016 Age: 63 Independent Committees: ►Audit, Chair ►CDTAC Effective November 2019: Ms. Wijnberg will rotate from CDTAC to serve on Nominating/ Corporate Governance
Former Executive Advisor, Partner and Chief Administrative Officer of Aquiline Holdings
Ms. Wijnberg was an executive advisor of Aquiline Holdings, a registered investment advisory firm, from 2015 to 2019, and prior to that, a partner and the chief administrative officer of Aquiline Holdings from 2007 to 2014. From 2014 to 2015, Ms. Wijnberg left Aquiline Holdings to work in Jerusalem at the behest of the U.S. State Department as the deputy head of mission, Office of the Quartet. Prior to joining Aquiline Holdings, she was the senior vice president and chief financial officer of Marsh & McLennan Companies, Inc., from January 2000 to April 2006, and before that, the treasurer and interim chief financial officer of YUM! Brands, Inc. She is a director of Cognizant Technology Solutions Corporation and T. Rowe Price Group, Inc. and previously served on the boards of Tyco International plc from 2003 to 2016 and TE Connectivity Ltd. from 2007 to 2009.
Key Skills & Qualifications
Ms. Wijnberg is a seasoned business leader with strong financial acumen and significant corporate finance, accounting, strategic planning, insurance and risk management expertise. Her international experience also provides a valuable global perspective to our board of directors.

It is expected that all nominees proposed by our board of directors will be able to serve on the board if elected. However, if before the election one or more nominees are unable to serve or for good cause will not serve (a situation that we do not anticipate), the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the board of directors (unless the board reduces the number of directors to be elected). If any substitute nominees are designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by the rules of the SEC.

Stockholder Approval Required

At the 2019 Annual Meeting of Stockholders, directors will be elected by the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon, provided that if the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the directors will be elected by the vote of a plurality of the shares represented in person or by proxy.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

13	|	Automatic Data Processing, Inc. – Proxy Statement

Corporate Governance

The board of directors’ categorical standards of director independence are consistent with NASDAQ listing standards and are available in the company’s corporate governance principles on our corporate website at www.adp.com. To access these documents, click on “Investors,” then “Corporate Governance,” and then “Governance Documents.” The board of directors has determined that Ms. Katsoudas and Ms. Wijnberg and Messrs. Bisson, Clark, Hubbard, Jones, Lynch, Powers and Ready meet these standards and are independent directors for purposes of the NASDAQ listing standards. All current members of the audit, compensation, nominating/corporate governance, and corporate development and technology advisory committees are independent.

In the ordinary course of business, the company has business relationships with certain companies in which ADP directors also serve as executive officers or on the board of directors, including for example, hardware, software and HCM services. Based on the standards described above, the board of directors has determined that none of these transactions or relationships, nor the associated amounts paid to the parties, was material or would impede the exercise of independent judgment.

It is our policy that our directors attend the Annual Meetings of Stockholders. Other than Mr. Powers who informed the company of a scheduling conflict in advance of joining our Board in April 2018, all of our directors then in office attended our 2018 Annual Meeting of Stockholders. During fiscal year 2019, our board of directors held five (5) meetings. All of our incumbent directors attended at least 75%, in the aggregate, of the meetings of the board of directors and the committees of which they were members during the periods that they served on our board of directors during fiscal year 2019.

Executive sessions of the non-management directors are held during each meeting of the committees and the board of directors. Mr. Jones, our independent non-executive chairman of the board, presided at each executive session of the board of directors.

Board Leadership Structure

Our corporate governance principles do not require the separation of the roles of chairman of the board and chief executive officer because the board believes that effective board leadership can depend on the skills and experience of, and personal interaction between, people in leadership roles. Our board of directors is currently led by Mr. Jones, our independent non-executive chairman of the board. Mr. Rodriguez, our chief executive officer, serves as a member of the board of directors. The board of directors believes this leadership structure is in the best interests of the company’s stockholders at this time. Separating these positions allows our chief executive officer to focus on developing and implementing the company’s business plans and supervising the company’s day-to-day business operations, and allows our chairman of the board to lead the board of directors in its oversight, advisory, and risk management roles.

Board Composition and Director Succession Planning

The board takes a thoughtful approach to its composition to ensure alignment with the company’s evolving corporate strategy. We believe our board composition strikes a balanced approach to director tenure and allows the board to benefit from a mix of newer directors who bring fresh perspectives and seasoned directors who bring continuity and a deep understanding of our complex business. We refresh our board and assess our board succession plans regularly with this balance of tenure and experience in mind. We have added six new directors since 2015.

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Corporate Governance

As of our 2019 Annual Meeting, the average age of our ten director nominees will be 59 years and the average tenure of our nine independent directors will be 5.9 years.

Our director succession planning is conducted in the context of a skillset review designed to focus on key areas of skills and experience deemed to be most helpful to driving board performance. Our nominating/corporate governance committee evaluates these desired attributes on an ongoing basis and adds new skills and qualifications as necessary in light of the company’s changing strategy and needs.

Individual director evaluations are also conducted by the nominating/corporate governance committee on an annual basis, in close coordination with our chairman. The form of assessment used to facilitate this review is refreshed each year to ensure relevance and covers a broad array of topics relevant to individual performance such as knowledge, expertise, commitment, preparation, integrity and judgment. This process facilitates director succession planning as it helps identify opportunities to enhance individual performance and any relevant feedback is communicated to the individual director.

In addition to individual evaluations, the nominating/ corporate governance committee, working with our chairman, conducts a thorough evaluation at the board and committee levels to ensure the effectiveness of the directors and their ability to work as a team in the long-term interest of the company. This assessment is conducted through a questionnaire process, which is also refreshed each year, and designed to elicit feedback with respect to areas such as board/committee structure, governance, communication, culture, risk and strategy. Responses are shared and discussed with the nominating/corporate governance committee. The committee then shares the output of this process with the full board along with a series of recommendations that are subsequently implemented to improve board and committee performance, practices and procedures.

The company also has a director retirement policy in place to promote thoughtful board refreshment, as set forth in further detail under “Retirement Policy” on page 16 of this proxy statement.

Director Nomination Process

Our nominating process ensures our board consists of a well-qualified and diverse group of leaders who bring an important mix of boardroom and operating experience. When the board of directors decides to recruit a new member, or when the board of directors considers any director candidates submitted for consideration by our stockholders, it seeks strong candidates who, ideally, meet all of its categorical standards of director independence, and who complement our identified board skillset needs. Additionally, candidates should possess the following personal characteristics: (i) business community respect for his or her integrity, ethics, principles, insights and analytical ability; and (ii) ability and initiative to frame insightful questions, speak out and challenge questionable assumptions and disagree without being disagreeable. The nominating/corporate governance committee will not consider candidates who lack the foregoing personal characteristics.

In addition, the nominating/corporate governance committee considers a wide range of other factors in determining the composition of our board of directors, including diversity of thought and background, as well as individual qualities such as professional experience, skills, education and training. Our nominating/corporate governance committee also considers a range of types of diversity, including race, gender, ethnicity, age, culture and geography. The nominating/corporate governance committee retains a third-party search firm from time to

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Corporate Governance

time to identify and evaluate, as appropriate, potential nominees to the board, including in connection with the appointment of Ms. Katsoudas in fiscal year 2019. Nominations of candidates for our board of directors by our stockholders for consideration at our 2020 Annual Meeting of Stockholders are subject to the deadlines and other requirements described under “Stockholder Proposals” on page 82 of this proxy statement.

Retirement Policy

Our director retirement policy provides that, subject to such exceptions on a case by case basis as the board of directors shall determine, no person will be nominated by the board of directors to serve as a director following the date he or she turns 72. Management directors who are no longer officers of the company are required to offer to resign from the board of directors.

Committees of the Board of Directors

During fiscal year 2019, our board of directors held five (5) meetings. The table below provides the current membership and meeting information for each of the committees of the board of directors.

Name	Audit	Compensation	Nominating/ Corporate Governance (NCGC)	Corporate Development & Technology Advisory (CDTAC)
Peter Bisson*			✓	✓
Richard T. Clark		Chair
Eric C. Fast		✓
Linda R. Gooden*				Chair
Michael P. Gregoire*			Chair	✓
R. Glenn Hubbard		✓	✓
Francine S. Katsoudas		✓		✓
Thomas J. Lynch		✓		✓
Scott F. Powers*	✓		✓
William J. Ready**			✓	✓
Sandra S. Wijnberg**	Chair,			✓
Number of meetings held in fiscal year 2019	7	6	3	4

- Financial expert member of audit committee

*	Linda R. Gooden and Michael P. Gregoire currently serve as the chairs of the CDTAC and NCGC, respectively. Mr. Bisson and Mr. Powers will fill these roles after the Annual Meeting, respectively.

**	Effective immediately after our Annual Meeting, Mr. Ready will rotate from the NCGC to join the audit committee and Ms. Wijnberg will rotate from the CDTAC to join the NCGC.

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Corporate Governance

Audit Committee
Sandra S. Wijnberg Committee Chair Other committee members: Richard T. Clark Eric C. Fast Linda R. Gooden Scott F. Powers ►All members are independent and financially literate under NASDAQ listing standards

The audit committee’s principal functions are to assist the board of directors in fulfilling its oversight responsibilities with respect to:

●our systems of internal controls regarding finance, accounting, legal compliance, and ethical behavior;
●our auditing, accounting and financial reporting processes generally;
●our financial statements and other financial information that we provide to our stockholders, the public and others;
●our compliance with legal and regulatory requirements;
●the appointment, compensation, retention and performance of our independent auditors and the selection of the lead audit partner; and
●the performance of our corporate audit department.

The audit committee acts under a written charter, which is available online on our corporate website at www.adp.com. To access this document, click on “Investors,” then “Corporate Governance,” and then “Governance Documents.” A further description of the role of the audit committee is set forth on page 78 under “Audit Committee Report.”

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Corporate Governance

Nominating/Corporate Governance Committee
Michael P. Gregoire Committee Chair Other committee members: Peter Bisson R. Glenn Hubbard Scott F. Powers William J. Ready ►All members are independent under NASDAQ listing standards

The principal functions of the nominating/corporate governance committee are to:

●identify individuals qualified to become members of the board of directors and recommend a slate of nominees to the board of directors annually;
●ensure that the audit, compensation and nominating/corporate governance committees of the board of directors have the benefit of qualified and experienced independent directors;
●review and reassess annually the adequacy of the board of directors’ corporate governance principles and recommend changes as appropriate;
●oversee the evaluation of the board of directors and management and recommend to the board of directors senior managers to be elected as new corporate vice presidents of the company; and
●review our policies and programs that relate to matters of corporate citizenship.

The nominating/corporate governance committee acts under a written charter, which is available online on our corporate website at www.adp.com. To access this document, click on “Investors,” then “Corporate Governance,” and then “Governance Documents.”

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Corporate Governance

Compensation Committee
Richard T. Clark Committee Chair Other committee members: Eric C. Fast R. Glenn Hubbard Francine S. Katsoudas Thomas J. Lynch ►All members are independent under NASDAQ listing standards

The compensation committee sets and administers our executive compensation programs. See “Compensation Discussion and Analysis” on page 34 of this proxy statement.

The compensation committee is authorized to engage the services of outside advisors, experts and others to assist the committee. For fiscal year 2019, the compensation committee sought advice from FW Cook, an independent compensation consulting firm specializing in executive and director compensation. For further information about FW Cook’s services to the compensation committee, see “Compensation Consultant” on page 42 of this proxy statement.

The compensation committee acts under a written charter, which is available online on our corporate website at www.adp.com. To access this document, click on “Investors,” then “Corporate Governance,” and then “Governance Documents.” Each member of the compensation committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The compensation committee may form and delegate authority to subcommittees when appropriate, provided that the subcommittees are composed entirely of directors who satisfy the applicable independence requirements of NASDAQ.

Corporate Development and Technology Advisory Committee
Linda R. Gooden Committee Chair Other committee members: Peter Bisson Michael P. Gregoire Francine S. Katsoudas Thomas J. Lynch William J. Ready Sandra S. Wijnberg

The corporate development and technology advisory committee’s principal functions are to act in an advisory capacity to the board and management concerning potential acquisitions, strategic investments, divestitures and matters of technology and innovation.

The corporate development and technology advisory committee acts under a written charter, which is available online on our corporate website at www.adp.com. To access this document, click on “Investors,” then “Corporate Governance,” and then “Governance Documents.”

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Corporate Governance

The Board’s Role in Risk Oversight

Our board of directors provides oversight with respect to the company’s enterprise risk assessment and risk management activities, which are designed to identify, prioritize, assess, monitor and mitigate the various risks confronting the company, including risks that are related to the achievement of the company’s operational and financial strategy. As set forth in more detail below, the board of directors performs this oversight function periodically as part of its meetings and also through its audit, compensation and nominating/corporate governance committees, each of which examines various components of risk as part of its assigned responsibilities. In addition, our corporate development and technology advisory committee advises the board with respect to certain risks assigned to oversight of the full board, principally around technology and innovation, strategic investments, acquisitions and divestitures.

Our committees report back on risk oversight matters directly to the board of directors on a regular basis. Management is responsible for implementing and supervising day-to-day risk management processes and reporting to the board of directors and its committees as necessary.

Strategic	Operations- Front Office	Operations- Back Office	Information Technology	Financial & Reporting	Legal & Compliance
Corporate Strategy & Initiatives	Product Development	People/HR	Information Assurance	Treasury Management	Laws & Regulations
Third Party Relationships	Sales & Marketing	Physical Assets	IT Development & Production Support	Tax Strategy & Management	Ethics Program
External Environment	Implementation	Procurement	IT Operations	Risk Management (i.e., Insurance/ Indemnity)	Legal
External Communications	Service Delivery	Money Movement	Information Availability & Continuity	Reporting	Corporate Governance
Finance Operations
Decision Support and FP&A
Acquisitions & Divestitures		Service Operations	Technology Strategy & Management	Capital Strategy & Management
= Full Board	= Compensation Committee
= Audit Committee	= Nominating/Corporate Governance Committee

Audit Committee

Our audit committee focuses on financial risks, including reviewing with management, our internal auditors, and our independent auditors, the company’s major financial risk exposures, the adequacy and effectiveness of accounting and financial controls, and the steps management has taken to monitor and control financial risk exposures. In addition, our audit committee reviews risks related to compliance with applicable laws, regulations, and ethical standards, and also operational risks related to information security and system disruption. Our audit committee regularly receives, reviews and discusses with management presentations and analyses on various risks confronting the company.

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Corporate Governance

Oversight of Cybersecurity
Our board of directors recognizes that security is integral to our products, our business processes and infrastructure. The mission of our global security organization (GSO) is to protect client data and funds and prevent security incidents. Our GSO is tasked with monitoring physical and cybersecurity risks, including operational risks related to information security and system disruption. A cross-functional, enterprise-wide management program operates to ensure our global security program’s effectiveness and members of the company’s executive committee, through an executive security council, routinely review strategy, policy, program effectiveness, standards enforcement and cyber issue management. Our board of directors and our audit committee are actively engaged in the oversight of our global information security program.

✓	Our audit committee receives regular, quarterly reports on these matters from our chief security officer, including on the status of projects to strengthen the company’s security systems and improve cyber readiness, as well as on existing and emerging threat landscapes.	✓	Given the importance of information security to our stakeholders, our board also receives an annual report from our chief security officer to review our program for managing these security risks.

✓	Our information security program is subject to an annual third-party assessment overseen by our board of directors.	✓	Members of our board also observe an annual cybersecurity table-top exercise conducted by senior management to validate, test and assess the effectiveness and adequacy of certain roles and decision-making processes in the event of an incident.

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Corporate Governance

Compensation Committee

Our compensation committee oversees risks related to compensation policies and practices, including management succession planning and our talent strategy, including the recruitment, development and retention of executive talent.

Compensation and Risk Management
Our compensation committee considered the risks presented by the company’s compensation policies and practices at its meetings in August 2018 and 2019 and believes that our policies and practices of compensating employees do not encourage excessive or unnecessary risk-taking for the following reasons:

✓	Diverse Performance Measures. Our incentive plans have diverse performance measures, including company and business unit financial measures, key strategic objectives, and individual goals.	✓	Balance. Our compensation programs balance annual and long-term incentive opportunities, cash and equity, and fixed and variable incentives.

✓	Payout Caps. We cap incentive plan payouts within a reasonable range.	✓	Mix. The mix of performance-based equity awards and stock options in our long-term incentive programs serves the best interests of stockholders and the company.	✓	Stock Ownership Guidelines. Our stock ownership guidelines link the interests of our executive officers to those of our stockholders.

✓	Clawback Policy. Our clawback policy allows for the recovery of both cash and equity incentive compensation from any current or former executive who engages in any activity that is in conflict with or adverse to the company’s interests, including fraud or conduct contributing to any financial restatements or irregularities.	✓	Other. We prohibit our directors and all of our employees from engaging in any hedging or similar transactions involving ADP securities, holding ADP securities in a margin account, or pledging ADP securities as collateral for a loan. Any transactions in ADP securities by our executive officers are executed through a 10b5-1 program.

Nominating/Corporate Governance Committee

Our nominating/corporate governance committee oversees risks associated with board structure and other corporate governance policies and practices, including matters of corporate citizenship and the review and approval of any related-person transactions under our Related Persons Transaction Policy.

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Corporate Governance

The Board’s Role in Strategy Oversight

Our directors take an active role in the oversight of the company’s strategy at both a board and committee level, with management responsible for the execution of our business strategy. In addition to regular performance updates to the board and committees, the company convenes a dedicated strategy session each year with the board. This ongoing effort enables the board to focus on company performance over the short, medium and long-term horizons, as well as the quality of operations and industry trends.

✓	Annual Strategy Session	✓	Annual Operating Plan and Capital Structure Review	✓	Strategy and Transformation Roadmap. Our board and CDTAC receive updates at each meeting on the company’s strategic progress, ongoing transformation and innovation journey.

✓	Executive Sessions. Independent directors also hold regularly scheduled executive sessions without company management present, at which strategy is discussed.	✓	Stockholder Engagement. Members of our board, including our independent chairman, actively participate in stockholder engagement. Our board also regularly discusses and reviews feedback on strategy from our stockholders and stakeholders.	✓	Operational Site Visits. Board discussions are enriched through ongoing visits to, and meetings with local associates at, ADP locations that are strategically important to our business, such as our OneADP centers of excellence and our Innovation Labs.

The Board’s Role in Management Succession Planning

As part of its focus on human capital management and tight integration with company strategy, a key responsibility of our board of directors is to ensure that ADP has a strong, performance-driven senior management team in place. In connection with this responsibility, our board of directors oversees the development and retention of senior talent to ensure that an appropriate succession plan is in place for our CEO as well as the members of the company’s executive committee that directly support our CEO.

Our compensation committee regularly reviews the bench strength of our senior management talent, including readiness to take on additional leadership roles and developmental opportunities needed to prepare senior leaders for greater responsibilities. Our compensation committee also regularly assesses the talent pool of candidates just below the executive committee level to ensure a robust and diverse talent pipeline. In parallel, the company shares with other committees of the board, as appropriate, a similar view of the talent pipeline of various functions and businesses within the company. For example, the company annually shares with CDTAC our talent acquisition strategy, evolving skill mix and talent pipeline of the company’s global product and technology organization.

While our compensation committee has the primary responsibility to develop succession plans for the CEO position, it regularly reports to the board of directors and decisions are made at the board level. In connection with this responsibility for developing managerial succession plans, our board of directors reviews, at least annually, the short, medium and long-term succession plans for the company’s senior management, including the CEO. In addition, our board meets regularly with high-potential executives from ADP’s various business units at each in-person board meeting, which provides our board with greater, direct exposure to a broader group of pipeline candidates.

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Corporate Governance

Corporate Social Responsibility and Sustainability Governance

In 2018, ADP published its first corporate social responsibility (CSR) report. Our commitment to CSR is a core principle within ADP’s mission, vision and values, and encompasses everything from corporate governance, ethics and environmental stewardship to diversity, philanthropy and promoting employee success around the world. We believe sustainability is about creating value for all of our stakeholders: our people, our clients, our partners, our investors and our community at large. We continue to deepen our sustainability efforts in four key pillars:

Employability	Ethics & Compliance	Environmental Sustainability	Associate & Community Engagement

Education	Ethical Business Conduct	Reduced Energy and GHG Emissions	Diversity & Inclusion
Economic Growth	Data Security and Privacy Standards	Reduced Paper Usage	Stakeholder Engagement
Wellness	Innovative Products that Support Employer Compliance	Use of Products for Sustainability	Labor Relations & Compliance
Training & Development			Volunteerism & Philanthropy

Our board of directors is squarely focused on the sustainability of our business for the long-term. In line with this focus, the nominating/corporate governance committee oversees the company’s policies and programs on issues of corporate citizenship, including our CSR and sustainability program, as well as ADP’s philanthropic activities. The committee receives periodic reports and updates from the company’s chief diversity and inclusion & CSR officer

(CSRO) and reports back on these matters to the full board. Our board members have complete and open access to senior members of management, including our CSRO. ADP’s CSR activities are coordinated by our CSRO, who reports to ADP’s chief human resources officer.

We invite you to visit our website www.adp.com to read more about our CSR and sustainability efforts.

Communications with All Interested Parties

All interested parties who wish to communicate with the board of directors, the audit committee, or the non-management directors, individually or as a group, may do so by sending a detailed letter to P.O. Box 34, Roseland, New Jersey 07068, leaving a message for a return call at 973-974-5770 or sending an email to adp_audit_committee@adp.com. We will relay any such communication to the non-management director to which such communication is addressed, if applicable, or to the most appropriate committee chairperson, the chairman of the board, or the full board of directors, unless, in any case, it is outside the scope of matters considered by the board of directors or duplicative of other communications previously forwarded to the board of directors.

Communications to the board of directors, the non-management directors, or to any individual director that relate to the company’s accounting, internal accounting controls, or auditing matters are referred to the chairperson of the audit committee.

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Corporate Governance

Transactions with Related Persons

We have a written “Related Persons Transaction Policy” pursuant to which any transaction between the company and a “related person” in which such related person has a direct or indirect material interest, and where the amount involved exceeds $120,000, must be submitted to our nominating/corporate governance committee for review, approval, or ratification.

A “related person” means a director, executive officer or beneficial holder of more than 5% of the company’s outstanding common stock, or any immediate family member of the foregoing, as well as any entity at which any such person is employed, is a partner or principal (or holds a similar position), or is a beneficial owner of a 10% or greater direct or indirect equity interest in that entity. Our directors and executive officers must inform our general counsel at the earliest practicable time of any plan to engage in a potential related person transaction. This policy requires our nominating/corporate governance committee to be provided with full information concerning the proposed transaction, including the benefits to the company and the related person, any alternative means by which to obtain like benefits, and terms that would prevail in a similar transaction with an unaffiliated third party. In considering whether to approve any such transaction, the nominating/corporate governance committee will consider all relevant factors, including the nature of the interest of the related person in the transaction and whether the transaction may involve a conflict of interest.

Specific types of transactions are excluded from the policy, such as, for example, transactions in which the related person’s interest derives solely from his or her service as a director of another entity that is a party to the transaction.

Availability of Corporate Governance Documents

Our Corporate Governance Principles and Related Persons Transaction Policy may be viewed online on the company’s website at www.adp.com. To access these documents, click on “Investors,” then “Corporate Governance,” and then “Governance Documents.” Our Code of Business Conduct & Ethics and Code of Ethics for Principal Executive
Officer and Senior Financial Officers may be found at www.adp.com under “Investors” in the “Corporate Governance” tab. In addition, these documents are available in print to any stockholder who requests them by writing to Investor Relations at the company’s headquarters.

Compensation Committee Interlocks and Insider Participation

Ms. Katsoudas and Messrs. Clark, Fast, Hubbard and Lynch are the five independent directors who currently sit on the compensation committee. No compensation committee member has ever been an officer of the company. During fiscal year 2019 and as of the date of this proxy statement, no compensation committee member has been an employee of the company or eligible to participate in our employee compensation programs or plans, other than the company’s amended and restated 2008 Omnibus Award Plan under which non-employee directors previously have received stock option grants and deferred stock units (“DSUs”) or, in the case of our 2018 Omnibus Award Plan, DSUs. None of our executive officers have served on the compensation committee or on the board of directors of any entity that employed any of the compensation committee members or directors of the company.

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Compensation of Non-Employee Directors

As further set forth below, our nominating/corporate governance committee reviews and evaluates non-employee director compensation on an annual basis to ensure that our directors are compensated appropriately for their time commitment and responsibilities. The nominating/corporate governance committee makes recommendations to the board of directors, as appropriate, based on its review, benchmark information from peer companies, and other relevant data. The elements of our non-employee director compensation program are as follows:

Compensation Element	Fiscal Year 2019 Compensation
Director Annual Retainer	●$185,000 Deferred Stock Units (“DSUs”) ●$115,000 Cash or DSUs
Additional Non-Executive Chairman Retainer	●$100,000 DSUs ●$100,000 Cash or DSUs
Committee Chair Retainers (Cash, Deferred or DSUs)	●Audit: $20,000 ●Compensation: $15,000 ●Nominating/Corporate Governance: $15,000 ●Corporate Development and Technology Advisory: $15,000
Meeting Fees (Cash, Deferred or DSUs)	Board Meetings:
●$2,000, per meeting, beginning with the eighth meeting
Committee Meetings:
●$1,500 per meeting, beginning with the eighth meeting

Annual Retainers

The annual retainer for non-employee directors is $300,000, $185,000 of which is paid in the form of DSUs and $115,000 of which may, at the election of each director, be paid in cash or in DSUs.

In addition, the chairman of our board of directors receives an incremental retainer of $200,000, $100,000 of which is paid in the form of DSUs and $100,000 of which may, at the election of the chairman, be paid in cash or in DSUs. This incremental retainer resulted in a total annual retainer of $500,000 for the chairman of our board of directors in fiscal year 2019.

The chair of the audit committee was paid an additional annual retainer of $20,000, and each chair of the compensation, nominating/corporate governance, and corporate development and technology advisory committees was paid an additional annual retainer of $15,000. The additional annual retainer may, at the election of each committee chair, be paid in cash, deferred or paid in DSUs.

Meeting Fees

Meeting fees are not paid in respect of the first seven meetings of the board of directors or of any individual committee. Non-employee directors receive $2,000 for each board of directors meeting attended and $1,500 for each committee meeting attended beginning with the eighth meeting of the board of directors or any individual committee, as applicable. Meeting fees may, at the election of each director, be paid in cash, deferred, or paid in DSUs. Under our current 2018 Omnibus Award Plan (“2018 Omnibus Award Plan”) and prior amended and restated 2008 Omnibus Award Plan (the “Prior Plan”), a director may specify whether, upon separation from the board, he or she would like to receive any deferred cash amounts in a lump-sum payment or in a series of substantially equal annual payments over a period ranging from two to ten years. There were no meeting fees paid to the non-employee directors for fiscal year 2019.

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Compensation of Non-Employee Directors

Deferral Policy

Pursuant to our 2018 Omnibus Award Plan (and previously, under our Prior Plan), each non-employee director is credited with an annual grant of DSUs on the date established by the board for the payment of the annual retainer equal in number to the quotient of the non-elective portion of the retainer ($185,000 for fiscal year 2019 and $285,000 in the case of the chairman), divided by the closing price of a share of our common stock on the date this amount is credited. The elective portion of the annual retainer is credited in the same manner for directors who elect DSUs. DSUs are fully vested when credited to a director’s account. When a dividend is paid on our common stock, each director’s account is credited with an amount equal to the cash dividend. When a director ceases to serve on our board, such director will receive a number of shares of common stock equal to the number of DSUs in such director’s account and a cash payment equal to the dividend payments accrued, plus interest on the dividend equivalents from the date such dividend equivalents were credited. The interest will be paid with respect to each twelve-month period beginning on November 1 of such period to the date of payment and will be equal to the rate for five-year U.S. Treasury Notes published in The Wall Street Journal® on the first business day of November of each such twelve-month period plus 0.50%. Non-employee directors do not have any voting rights with respect to their DSUs. Other than Ms. Gooden and Mr. Fast, all of our non-employee directors chose to receive the entire elective portion of their annual retainers in the form of DSUs during fiscal year 2019.

Role of the Nominating/Corporate Governance Committee

The nominating/corporate governance committee is responsible for reviewing, evaluating, and making recommendations to the board on an annual basis with respect to all aspects of non-employee director compensation. The full board then reviews these recommendations and makes a final determination on the compensation of our non-employee directors. During fiscal year 2019, the nominating/corporate governance committee engaged FW Cook, compensation consultant to the compensation committee, to review the design and competitiveness of our non-employee director compensation program.

Changes to Director Compensation in Fiscal Year 2020

In connection with the annual review discussed above, the board of directors approved an increase to the non-elective portion of the annual retainer to $195,000 (from $185,000), to be effective at the time of the 2019 Annual Meeting of Stockholders, which will be paid in the form of DSUs. There were no other changes made to the non-employee director compensation program for fiscal year 2020.

Stock Ownership Guidelines

Our stock ownership guidelines are intended to promote ownership in the company’s stock by our non-employee directors and to align their financial interests more closely with those of other stockholders of the company. Each non-employee director has a minimum stockholding requirement of our common stock equal to five times his or her annual cash retainer.

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Compensation of Non-Employee Directors

Directors who are employees of the company or any of our subsidiaries receive no remuneration for services as a director. The following table shows compensation for our non-employee directors for fiscal year 2019.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2019

Name	Fees Earned or Paid in Cash(7) ($)	Stock Awards(8) ($)	All Other Compensation(9) ($)	Total ($)
(a)	(b)	(c)	(g)	(h)
Peter Bisson	$115,000	$185,000	$20,000	$320,000
Richard T. Clark(1)	$130,000	$185,000	$20,000	$335,000
Eric C. Fast	$115,000	$185,000	$18,500	$318,500
Linda R. Gooden(2)	$130,000	$185,000	$10,000	$325,000
Michael P. Gregoire(3)	$130,000	$185,000	$40,000	$355,000
R. Glenn Hubbard	$115,000	$185,000	$20,000	$320,000
John P. Jones(4)	$215,000	$285,000	$0	$500,000
Francine S. Katsoudas(5)	$56,195	$90,145	$0	$146,340
Thomas J. Lynch	$115,000	$185,000	$20,000	$320,000
Scott F. Powers	$115,000	$185,000	$0	$300,000
William J. Ready	$115,000	$185,000	$0	$300,000
Sandra S. Wijnberg(6)	$135,000	$185,000	$15,000	$335,000

(1)	As chair of the compensation committee, Mr. Clark received a $15,000 annual retainer, which is included in fees earned.
(2)	As chair of the corporate development and technology advisory committee, Ms. Gooden received a $15,000 annual retainer, which is included in fees earned.
(3)	As chair of the nominating/corporate governance committee, Mr. Gregoire received a $15,000 annual retainer, which is included in fees earned.
(4)	Mr. Jones is the non-executive chairman of the board of directors.
(5)	Ms. Katsoudas became a director on May 15, 2019.
(6)	As chair of the audit committee, Ms. Wijnberg received a $20,000 annual retainer, which is included in fees earned.
(7)	Represents the following, whether received as cash, deferred or received as DSUs: (i) the elective portion of directors’ annual retainer, (ii) annual retainers for committee chairs and (iii) board and committee meeting fees. See footnote 8 below for additional information about DSUs held by directors.

(8)	Represents the non-elective portion of the annual retainer required to be credited in DSUs to a director’s annual retainer account. Amounts set forth in the Stock Awards column represent the aggregate grant date fair value for fiscal year 2019 as computed in accordance with FASB Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 12 to our audited consolidated financial statements for the fiscal year ended June 30, 2019 included in our annual report on Form 10-K for the fiscal year ended June 30, 2019.

Automatic Data Processing, Inc. – Proxy Statement	|	28

Compensation of Non-Employee Directors

The grant date fair value for each DSU award granted to directors in fiscal year 2019 (including in respect of elective deferrals of amounts otherwise payable in cash), calculated in accordance with FASB ASC Topic 718, is as follows:

Director	Grant Date	Grant Date Fair Value
Peter Bisson	11/6/2018	$300,000
Richard T. Clark	11/6/2018	$315,000
Eric C. Fast	11/6/2018	$242,500
Linda R. Gooden	11/6/2018	$200,000
Michael P. Gregoire	11/6/2018	$315,000
R. Glenn Hubbard	11/6/2018	$300,000
John P. Jones	11/6/2018	$500,000
Francine S. Katsoudas	6/6/2019	$146,340
Thomas J. Lynch	11/6/2018	$300,000
Scott F. Powers	11/6/2018	$300,000
William J. Ready	11/6/2018	$300,000
Sandra S. Wijnberg	11/6/2018	$320,000

The aggregate number of outstanding DSUs held by each director at June 30, 2019 is as follows: Mr. Bisson, 11,544; Mr. Clark, 26,933; Mr. Fast, 39,881; Ms. Gooden, 32,070; Mr. Gregoire, 16,267; Mr. Hubbard, 45,726; Mr. Jones, 51,742; Ms. Katsoudas, 890; Mr. Lynch, 3,321; Mr. Powers, 3,321; Mr. Ready, 10,530; and Ms. Wijnberg, 9,054.

(9)

Reflects contributions by the ADP Foundation that match the charitable gifts made by our directors. The ADP Foundation makes matching charitable contributions in an amount not to exceed $20,000 in a calendar year in respect of any given director’s charitable contributions for that calendar year. Amounts may exceed $20,000 because, while matching charitable contributions are limited to $20,000 in a calendar year, this table reflects matching charitable contributions for the fiscal year ended June 30, 2019.

29	|	Automatic Data Processing, Inc. – Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

The following table contains information regarding the beneficial ownership of the company’s common stock by (i) each director and nominee for director of the company, (ii) each of our named executive officers (“NEOs”) included in the Summary Compensation Table, (iii) all company directors and executive officers as a group (including the NEOs) and (iv) all stockholders that are known to the company to be the beneficial owners of more than 5%

of the outstanding shares of the company’s common stock. Unless otherwise noted in the footnotes following the table, each person listed below has sole voting and investment power over the shares of common stock reflected in the table. Unless otherwise noted in the footnotes following the table, the information in the table is as of September 5, 2019 and the address of each person named is P.O. Box 34, Roseland, New Jersey, 07068.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent
Peter Bisson	11,544	*
Maria Black	36,693	*
Michael A. Bonarti	94,119	*
Richard T. Clark	26,933	*
Eric C. Fast	39,881	*
Linda R. Gooden	34,145	*
Michael P. Gregoire	16,267	*
R. Glenn Hubbard	46,726	*
John P. Jones	51,742	*
Francine S. Katsoudas	890	*
Thomas J. Lynch	3,931	*
Thomas J. Perrotti	36,074	*
Scott F. Powers(2)	4,771	*
William J. Ready	10,530	*
Carlos A. Rodriguez	368,793	*
Jan Siegmund(3)	99,541	*
Sandra S. Wijnberg	9,054	*
Kathleen A. Winters	6,720	*
BlackRock, Inc.(4)	30,996,337	7.1%
The Vanguard Group, Inc.(5)	37,738,299	8.62%
Directors and executive officers as a group 29 persons, including those directors and executive officers named above(6)	1,342,990	*

Footnotes:

*	Indicates less than one percent.

(1)

Includes: (i) 311,082 shares that may be acquired upon the exercise of stock options that are exercisable on or prior to November 4, 2019 held by the following executive officers: Ms. Black (19,341), Mr. Bonarti (48,902), Mr. Perrotti (6,484), and Mr. Rodriguez (236,355); (ii) 53,190 shares that may be acquired by Mr. Siegmund upon the exercise of stock options that are exercisable on or prior to June 30, 2019, his last day of employment with the company; and (iii) 611,691 shares subject to stock options held by the executive officers as a group.

Includes shares issuable upon settlement of deferred stock units held by non-employee directors as follows: Mr. Bisson (11,544), Mr. Clark (26,933), Mr. Fast (39,881), Ms. Gooden (32,070); Mr. Gregoire (16,267), Mr. Hubbard, (45,726), Mr. Jones (51,742), Ms. Katsoudas (890), Mr. Lynch (3,321), Mr. Powers (3,321), Mr. Ready (10,530), and Ms. Wijnberg (9,054). Our directors do not have any voting rights with respect to these deferred stock units.

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Security Ownership of Certain Beneficial Owners and Management

(2)	Includes 1,450 shares held in trust.

(3)	The number of shares owned by Mr. Siegmund is based on information as of June 30, 2019, which was Mr. Siegmund’s last day of employment with the company.

(4)

Information is furnished in reliance on the Schedule 13G/A of BlackRock, Inc. (“BlackRock”) filed on February 4, 2019. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. BlackRock has sole dispositive power over 30,996,377 shares. BlackRock has sole voting authority over 26,347,560 shares and no voting authority over 4,648,777 shares. The 30,996,377 shares reported are owned, directly or indirectly, by BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd.

(5)

Information is furnished in reliance on the Schedule 13G/A of The Vanguard Group, Inc. (“Vanguard”) filed on February 11, 2019. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard shares dispositive power over 646,085 shares and has sole dispositive power over 37,092,214 shares. Vanguard has sole voting authority over 537,753 shares, shared voting authority over 116,503 shares and no voting authority over 37,084,043 shares.

(6)	Includes 1,450 shares held in trust and 404 shares held as custodian for a child.

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Equity Compensation Plan Information

The following table sets forth information as of June 30, 2019, regarding compensation plans under which the company’s equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column(a))
	(a)	(b)	(c)
Equity compensation plans approved
by stockholders	5,006,403 (1)	$102.92	28,002,765 (2)
Equity compensation plans not approved
by stockholders	0	$—	0
Total	5,006,403	$102.92	28,002,765

Footnotes:

(1)

This amount includes outstanding awards under our amended and restated 2008 Omnibus Award Plan (“Prior Plan”) and 2018 Omnibus Award Plan. Includes (i) 1,021,891 shares issuable under our performance-based stock unit (“PSU”) program in settlement of PSUs outstanding as of June 30, 2019 (based on actual performance and accrued dividend equivalents for performance periods ending on or prior to June 30, 2019, and assuming maximum performance for performance periods not yet completed), (ii) 41,395 shares issuable pursuant to deferred restricted stock units issued prior to June 30, 2019, (iii) 251,279 shares issuable upon settlement of deferred stock units (“DSUs”) held by our non-employee directors as of June 30, 2019, and (iv) 83,574 shares issuable in settlement of performance restricted stock units issued prior to June 30, 2019. The remaining balance of consists of 3,608,264 outstanding employee stock options. Weighted average exercise price shown in column (b) of this table does not take into account PSUs, deferred restricted stock units, DSUs or performance restricted stock units.

(2)

The 2018 Omnibus Award Plan, which was approved by stockholders on November 6, 2018, is the only equity compensation plan under which ADP currently grants equity awards. Includes 26,624,571 shares available for future issuance under the 2018 Omnibus Award Plan and 1,378,194 shares of common stock remaining available for future issuance under the Employees’ Savings-Stock Purchase Plan, each as of June 30, 2019. Approximately 159,758 shares of common stock were subject to purchase as of June 30, 2019, under the Employees’ Savings-Stock Purchase Plan. If any award granted under the 2018 Omnibus Award Plan or the Prior Plan expires, terminates, is canceled or is forfeited without being settled or exercised, shares of our common stock subject to such award will be made available for future grant under the 2018 Omnibus Award Plan. In addition, if shares issuable upon vesting or settlement of an award under the 2018 Omnibus Award Plan or the Prior Plan are withheld by the company, or if shares owned by a participant are surrendered or tendered to the company, in payment of taxes required to be withheld in respect of the award (other than an award of options or stock appreciation rights), such shares will be made available for future grant under the 2018 Omnibus Award Plan. Unless cash-settled, any equity grant made under our 2018 Omnibus Award Plan reduces the authorized share reserve on a one-for-one basis.

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Proposal 2 Advisory Vote on Executive Compensation

We are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in the company’s proxy statement for the 2019 Annual Meeting of Stockholders.

The board of directors recommends a vote FOR this resolution because it believes that the policies and practices described in the Compensation Discussion and Analysis are effective in achieving the company’s goals of linking pay to executive performance and levels of responsibility, encouraging our executive officers to remain focused on both short-term and long-term financial and strategic goals of the company, and aligning the interests of our executive officers with the interests of our stockholders by linking executive performance to stockholder value.

We urge stockholders to read the Compensation Discussion and Analysis section appearing on pages 34 through 52 of this proxy statement, as well as the “Summary Compensation Table For Fiscal Year 2019” and related compensation tables and narrative appearing on pages 53 through 77 of this proxy statement, which provide detailed information on the company’s compensation policies and practices and the compensation of our named executive officers.

Stockholder Approval Required

The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon is required to approve the advisory resolution on executive compensation. Properly executed proxies will be voted as marked. Executed but unmarked proxies will be voted in favor of the advisory resolution on executive compensation. Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the compensation committee or the board of directors.

Because we value our stockholders’ views, however, the compensation committee and the board of directors will consider carefully the results of this advisory vote when formulating future executive compensation policy.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

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Compensation Discussion and Analysis

The following Compensation Discussion and Analysis, or “CD&A,” section of this proxy statement discusses the material elements of our fiscal year 2019 executive compensation programs for the following persons, who are our named executive officers, or “NEOs:”

Name	Title
Carlos A. Rodriguez	Chief Executive Officer
Kathleen A. Winters	Chief Financial Officer
Jan Siegmund	Former Chief Financial Officer
Michael A. Bonarti	General Counsel and Secretary
Thomas J. Perrotti	President, Worldwide Sales and Marketing
Maria Black	President, Small Business Solutions and Human Resources Outsourcing

Ms. Winters’ first day of employment with the company was April 15, 2019 and Mr. Siegmund’s last day of employment with the company was June 30, 2019.

The CD&A also provides an overview of our executive compensation philosophy and explains how the compensation committee of our board of directors arrives at specific compensation decisions involving the

NEOs. In addition, the CD&A explains how our executive compensation programs are designed and operate with respect to our NEOs by discussing the following fundamental aspects of our compensation programs:

✓	compensation principles	✓	cash compensation	✓	long-term incentive compensation	✓	other compensation components and considerations (including retirement benefits and deferred compensation)

Executive Summary

Strong Stockholder Support for our Compensation Programs

The compensation committee continuously evaluates the degree to which our compensation programs link pay to performance and support the evolution of our strategic objectives and the related implication for human capital planning. In particular, the committee takes steps to ensure that the programs encourage our executive officers to remain focused on both the short-term and long-term financial and strategic goals of the company and that the metrics included in both our annual and long-term incentive compensation plans complement each other to create a balanced focus on year-over-year improvement and sustainable long-term value creation. Each year the compensation committee sets rigorous and challenging performance measures aligned to these company goals. We continue to believe that growth in revenue, new business bookings,(1) adjusted EBIT and adjusted net income (each as defined on page 36) are the most important measures of the successful execution of our objectives and the delivery of sustainable long-term stockholder value. We also believe that our strategic objectives are important leading indicators of the company’s transformation progress, long-term value and future success.

At our 2018 Annual Meeting of Stockholders, our stockholders approved the compensation of our fiscal year 2018 NEOs by a vote of approximately 97%. Given this strong support and the company’s continued solid performance, the compensation committee retained the basic foundation of our overall compensation program during fiscal year 2019, but made certain changes as described in this CD&A to ensure that the program continued to support our key financial and strategic objectives.

1	For fiscal year 2019, our new business bookings definition includes annualized recurring revenues anticipated from sales orders to new and existing clients for Employer Services and Professional Employer Organization (“PEO”) Services. It excludes revenue that is one-time in nature and zero-margin PEO pass-through revenues.

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Compensation Discussion and Analysis

Fiscal Year 2019 Business Highlights

Our Strategic Pillars. Our business strategy is based on three strategic pillars, which are designed to position us as the global market leader in HCM technology and services:

Our Strategic Pillars

(HCM Solutions)	(HRO Solutions)	(Global Solutions)

●	Grow a complete suite of cloud-based HCM solutions (HCM Solutions)
●	Grow and scale our market-leading HR Outsourcing solutions by leveraging our platforms and processes (HRO Solutions)
●	Leverage our global presence to offer clients HCM solutions wherever they do business (Global Solutions)

Fiscal year 2019 reflected continued momentum through transformation at ADP:

✓	We delivered sustainable long-term value across our strategic pillars by providing leading cloud-based software solutions to our clients and improving their experience through our ongoing service and transformation initiatives.	✓	We achieved record high worldwide new business bookings, helping drive a record high 810K clients across the globe.	✓	We further enabled our solutions through the strategic acquisition of Celergo, which strengthened our global payroll capabilities.

✓	We launched our new brand platform, which represents an evolution in our journey to enhance the employee experience through innovation and insights designed with the worker as a central theme.	✓	We successfully completed our voluntary early retirement program for an annualized recurring cost savings of approximately $150 million and fully realized the remaining benefits of our service alignment initiative for an annualized recurring cost savings of approximately $60 million.

Fiscal year 2019 results demonstrated solid progress on our transformation journey with strong top-line revenue growth balanced with healthy margin expansion that together, drove robust earnings per share (“EPS”) growth of 23%. Other key business drivers also showed continued strength with record new business bookings and improving client revenue retention. These results, together with our focus on sound capital allocation, have served to further strengthen our business model with high levels of recurring revenue, strong operating cash flow, and a solid balance sheet.

Our strategy is to leverage the strength of our model to reinforce our competitive position by, first and foremost, reinvesting in the business. We believe that balancing investments in innovative solutions, client service tools, and distribution, is critical in helping to strengthen our market-leading offerings. We supplement these investments through a disciplined approach to M&A. This focus on delivering top-line revenue growth, while also improving the efficiency and effectiveness of our operations, is complemented by a commitment to return excess cash to stockholders through dividends and disciplined share buybacks - in fiscal year 2019, we returned approximately $2.2 billion.

We continue to see ample opportunity to add value in new and innovative ways given our strong fiscal year 2019 performance and the momentum we have built from our investments in the business. Looking ahead to fiscal year 2020, we intend to accelerate our momentum through our focus on our ongoing transformation journey and continued

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Compensation Discussion and Analysis

investments in differentiated technology aimed at addressing the evolving world of work, while executing on margin opportunities. We believe our core strategy to create long-term stockholder value by balancing top-line revenue growth with strong margins to drive EPS growth is working.

2019 Incentive Compensation Performance Metrics

Our financial performance impacted the compensation of our executive officers in several ways, most notably our annual cash bonus plan and performance-based stock unit (“PSU”) program.

The compensation committee’s determination of incentive compensation under our annual cash bonus plan for our executive officers, including our NEOs, was based on fiscal year 2019 revenue growth, new business bookings growth, adjusted earnings before interest and taxes (“EBIT”) growth and strategic objectives. Targets and results exclude the impact of certain items pursuant to predetermined categories of parameters established by the compensation committee at the time that targets were set.

Performance for all metrics, including the strategic objectives, are formulaically measured, based on predetermined, objectively quantifiable goals. Details with regard to the strategic objectives are provided on page 46 and the financial goals and performance results are summarized below.

Annual Cash Bonus Plan Measures	Plan Targets	Plan Results
Revenue Growth	5.7%	6.7%, excluding the impact of foreign currency fluctuations in excess of the fluctuations assumed in the target
New Business Bookings Growth	7.6%	8.4%
Adjusted EBIT Growth(1)	10.5%	14.5%, excluding the impact of foreign currency fluctuations in excess of the fluctuations assumed in the target

1	Our adjusted EBIT measure excludes the impact of taxes, certain interest expense, certain interest income, and certain other items. We continue to include the interest income earned on investments associated with our client funds extended investment strategy and interest expense on borrowings related to our client funds extended investment strategy as we believe these amounts to be fundamental to the underlying operations of our business model. Refer to the table in Appendix A for a reconciliation from net earnings to adjusted EBIT for fiscal years 2019 and 2018.

For fiscal year 2019, our NEOs received cash bonuses that averaged approximately 152.4% of target.

The incentive compensation under our PSU program was based on adjusted net income growth for fiscal year 2019. Targets and results exclude the impact of certain items pursuant to predetermined categories of parameters established by the compensation committee at the time the targets were set.

PSU Program Measure	Program Target	Program Result
Adjusted Net Income Growth(2)	12.2%

17.6%, excluding the impacts of:

●Accounting Standard Update 2016-09 on stock-based compensation
●Foreign currency fluctuations in excess of the fluctuations assumed in the target
●An asset write down of internally developed software following the acquisition of Celergo

2	Our adjusted net income measure excludes the impact of certain one-time charges and benefits. The nature of these exclusions is for specific items that are not fundamental to our underlying business operations. Refer to the table in Appendix A for further detail on these items and a reconciliation from net earnings to adjusted net income for fiscal years 2019 and 2018.

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Compensation Discussion and Analysis

A payout percentage of 150% was achieved under our PSU program as a result of our fiscal year 2019 adjusted net income growth. This payout percentage applies to year 1 of the fiscal year 2019 award, to year 2 of the fiscal year 2018 award and to year 3 of the fiscal year 2017 award. These awards will be earned and issued following the end of the corresponding three-year performance period ending in fiscal years 2021, 2020 and 2019, respectively.

The end of fiscal year 2019 marked the end of the three-year performance period for PSU awards granted in fiscal year 2017. Based on the average of the three fiscal years, these awards earned a payout percentage of 134%. As further described on page 48 of this proxy statement under “PSU Awards,” the payout percentages achieved for each of the individual three fiscal years in the applicable performance period are averaged to obtain the award level earned and issued as a percentage of target.

Elements of Compensation

The compensation committee of our board of directors determines the compensation of our chief executive officer and all other executive officers. When making decisions related to officers, including the NEOs (other than our chief executive officer), the committee considers recommendations from the chief executive officer. The following table summarizes the major elements of our fiscal year 2019 executive officer compensation programs.

Compensation Element	Objectives	Key Characteristics
Base Salary	To provide a fixed amount for performing the duties and responsibilities of the position	Determined based on overall performance, level of responsibility, competitive compensation data and comparison to other company executives
Annual Cash Bonus	To motivate executive officers to achieve company-wide, business unit and strategic performance goals	Payment based on achievement of company-wide, business unit and strategic performance goals
Performance-Based Stock Unit (“PSU”) Awards	To motivate executive officers to achieve certain longer-term goals and create long-term alignment with stockholders	Awards based on target growth in adjusted net income, with earned shares issued following applicable performance period
Stock Options	To align the interests of executive officers with long-term stockholders’ interests and ensure that realized compensation occurs only when there is a corresponding increase in stockholder value	Granted annually based on overall performance, level of responsibility, competitive compensation data and comparison to other company executives, and vesting over four years
Time-Based Restricted Stock Awards	To attract and retain executive officers	Awarded on a limited, non-recurring basis to attract and recruit new talent and for long-term retention of critical executives, as well as part of management succession planning

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Compensation Discussion and Analysis

The tables below illustrate the alignment between company performance and the incentive compensation paid to Mr. Rodriguez for fiscal year 2019:

The following is a summary of fiscal year 2019 total direct compensation for our NEOs:

Name	Base Salary	Annual Bonus	PSUs(2)(3)	Stock Options(2)	Restricted Stock	Total
Mr. Rodriguez	$1,100,000	$3,385,800	$6,752,700	$4,000,000	$0	$15,238,500
Ms. Winters(1)	$138,334	$316,500	$0	$0	$1,100,000	$1,554,834
Mr. Siegmund	$714,400	$1,099,500	$2,168,000	$900,000	$0	$4,881,900
Mr. Bonarti	$560,900	$690,600	$1,699,400	$750,000	$0	$3,700,900
Mr. Perrotti	$529,200	$814,400	$1,563,200	$690,000	$0	$3,596,800
Ms. Black	$529,200	$767,900	$1,544,300	$690,000	$0	$3,531,400

Footnotes:

1	Ms. Winters’ base salary and bonus amounts reflect her start date of April 15, 2019. She is also eligible for a cash sign-on bonus of $1,250,000, payable six months after her start date (subject to repayment if she voluntarily leaves the company within one year of the start date) and an annual total target equity award value of $3,000,000 for fiscal year 2020, reflecting a mix of 70% PSUs and 30% stock options.

2	Equity amounts are the grant date fair values for fiscal year 2019, which are the same amounts disclosed in the “Summary Compensation Table for Fiscal Year 2019” on page 53 of this proxy statement. Amounts are rounded for ease of presentation.

3	Only the grant date fair value, calculated in accordance with FASB ASC Topic 718, for the performance year in which performance targets are set is reported. Accordingly, the amounts for the PSU awards represent the grant date fair value of the first, second and third tranche of the target awards that were granted in fiscal years 2019, 2018 and 2017, respectively.

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Compensation Discussion and Analysis

Good Governance and Best Practices

We are committed to ensuring that our compensation programs reflect principles of good governance.

What we do
✓Pay for performance: We design our compensation programs to link pay to performance and levels of responsibility, to encourage our executive officers to remain focused on both the short-term and long-term financial and strategic goals of the company and to link executive performance to stockholder value.
✓Annual say-on-pay vote: We hold an advisory say-on-pay vote to approve our NEO compensation on an annual basis.
✓Clawback policy: ADP’s Clawback Policy allows for the recovery of both cash and equity incentive compensation from any current or former executive who engages in any activity that is in conflict with or adverse to ADP’s interests, including fraud or conduct contributing to any financial restatements or irregularities.
✓Stock ownership guidelines: We maintain stock ownership guidelines to encourage equity ownership by our executive officers. Mr. Rodriguez’s stock ownership guideline is six times his base salary. The other NEOs have a stock ownership guideline of three times base salary. Executive officers whose ownership levels are below target ownership levels are required to retain as shares of common stock at least 75% of post-tax net gains on stock option exercises, and 75% of shares (net of taxes) received upon vesting of restricted stock or received under our PSU program.
✓Limited perquisites: We provide limited perquisites that are viewed as consistent with our overall compensation philosophy.
✓Double trigger change in control payments: Our Change in Control Severance Plan for Corporate Officers includes “double-trigger” provisions, such that payments of cash and vesting of equity awards occur only if termination of employment without cause or with good reason occurs during the two-year period after a change in control.

✓Independence of our compensation committee and advisor: The compensation committee of our board of directors, which is comprised solely of independent directors, utilizes the services of FW Cook as an independent compensation consultant. FW Cook reports to the compensation committee, does not perform any other services for the company other than in connection with an annual review of competitive director compensation for the nominating/corporate governance committee of our board of directors, and has no economic or other ties to the company or the management team that could compromise their independence and objectivity.
✓Equity plan best practices: Our 2018 Omnibus Award Plan, approved by stockholders in November 2018, incorporates certain governance best practices, including a minimum vesting period of one-year (with certain limited exceptions), a minimum 100% fair market value exercise price (except for substitute awards from an acquired or merged company), no “liberal share recycling” of stock options or stock appreciation rights and no “liberal” change in control definition.
✓Stockholder engagement: As described under “Fiscal Year 2019 Stockholder Engagement” on page xi of this proxy statement, our investor engagement program promotes an active dialogue with our largest stockholders on a range of topics related to our strategy, corporate governance and executive compensation programs.

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Compensation Discussion and Analysis

What we don’t do
✕No-hedging policy: We prohibit all of our directors and employees, including our executive officers, from engaging in any hedging or similar transactions involving ADP securities.
✕No-pledging policy: We prohibit all of our directors and employees, including our executive officers, from holding ADP securities in a margin account or pledging ADP securities as collateral for a loan.
✕No repricing of underwater stock options without stockholder approval: We may not lower the exercise price of any outstanding stock options or otherwise provide economic value to the holders of underwater stock options in exchange for the forfeiture of such awards without stockholder approval.

✕No discount stock options: The exercise price of our stock options is not less than 100% of the fair market value of our common stock on the date of grant.
✕No IRC Section 280G or 409A tax gross-ups: We do not provide tax gross-ups under our change in control provisions or deferred compensation programs.
✕No current dividends on unearned PSUs: We do not pay dividends in respect of unearned PSUs; rather, dividend equivalents are accrued over the applicable performance period and are paid only if the units are earned and shares are issued at the end of the performance period.

Looking Forward

As of July 1, 2019, the company’s Supplemental Officers Retirement Plan (“SORP”) has been frozen. Participants retain their accrued benefit as of June 30, 2019 with no future accruals due to pay and/or service. (The SORP was previously closed to new entrants in January 2014.) The compensation committee approved this change in 2017 in order to move to a total rewards mix more in line with market practice and the company’s peer group. Executive officers who no longer accrue benefits under the SORP after June 30, 2019 are automatically enrolled in the Executive Retirement Plan. The target total direct compensation levels for our NEOs have been increased as part of this transition.

Compensation Principles

We believe that compensation should be designed to create a direct link between performance and stockholder value. Five principles that guide our decisions involving executive compensation are that compensation should be:

1	based on (i) the overall performance of the company, (ii) the performance of each executive’s business unit and (iii) each executive’s individual performance

2	closely aligned with the short-term and long-term financial and strategic objectives that build sustainable long-term stockholder value

3	competitive, in order to attract and retain executives critical to our long-term success

4	consistent with high standards of corporate governance and best practices

5	designed to dampen the incentive for executives to take excessive risks or to behave in ways that are inconsistent with the company’s strategic planning processes and high ethical standards

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Compensation Discussion and Analysis

Our compensation programs are designed so that target pay reflects relative levels of responsibility among our key executives, and such that the proportion of pay tied to operating performance and changes in stockholder value varies directly with the level of responsibility and accountability to stockholders. We assign all executives to pay grades by comparing their position-specific duties and responsibilities with market data and our internal management structure. Each pay grade has ranges for base salaries, total annual cash compensation and annual equity grants based on market competitive levels. Executives are positioned within these ranges based on a variety of factors, most notably their experience and skill set and their performance over time.

We design our performance-based compensation so that actual, realized compensation will vary relative to the target award opportunity based on performance. As such, actual compensation amounts may be above or below targeted levels depending on the overall performance of the company, performance of a business unit and achievement of strategic performance goals. We have adopted this compensation design to provide meaningful incentives for our key executives to achieve desired results. We also believe that it is important for our executive officers to have an ongoing long-term investment in the company as outlined on page 51 of this proxy statement under “Stock Ownership Guidelines.”

We have a clear strategy to maximize sustainable long-term stockholder value that includes balancing growth, profitability and risk, with clear financial goals that allow us to continue to innovate technologically and expand globally. Each year the compensation committee sets rigorous and challenging performance measures aligned to these objectives. We continue to believe that growth in revenue, new business bookings, adjusted EBIT and adjusted net income are the most important measures of the successful execution of our objectives and the delivery of sustainable long-term stockholder value.

In fiscal year 2019, we continued to engage with our investor community. We contacted stockholders representing nearly half of our shares outstanding and we discussed our strategy, corporate governance and executive compensation programs with stockholders representing over 40% of our shares outstanding.

We observed that these investors were generally supportive of the linkage of our performance measures to our executive compensation programs. As described under “Fiscal Year 2019 Stockholder Engagement” on page xi of this proxy statement, we continue to engage with our stockholders on our executive compensation programs and we look forward to maintaining this ongoing dialogue as well as incorporating feedback into our plans as appropriate.

Growth in revenue, adjusted EBIT and new business bookings are important performance measures in annual cash bonus determinations, and adjusted net income is used to determine the number of shares earned in a performance period under our PSU program. These performance criteria were chosen for the variable incentive plans because they focus our executive officers on the company’s long-term goals of increasing the growth and profitability of our business, which are the key drivers of sustainable increases in stockholder value.

Consistent with our pay-for-performance philosophy, our NEOs’ compensation is structured with a significant portion of their total compensation at risk. This at-risk compensation increased on a year-over-year basis as a proportion of the total target pay mix and includes long-term incentive awards, which are paid based on the performance of the company as a whole, and annual cash bonuses, which are paid on the basis of the bonus objectives established by the compensation committee as described below under “Fiscal Year 2019 Target Bonus Objectives.”

The mix of target total direct compensation (base salary, cash bonus and long-term incentive awards) for fiscal year 2019 was designed to deliver the following approximate proportions of total compensation to Mr. Rodriguez, our chief executive officer, and the other NEOs (on average, excluding Ms. Winters who started in April 2019) if company and individual target levels of performance are achieved. The target pay mix reflects the PSU target award based on the three-year target opportunity. Mr. Rodriguez’s higher portion of at-risk compensation reflects his greater responsibility for overall company performance.

41	|	Automatic Data Processing, Inc. – Proxy Statement

Compensation Discussion and Analysis

Compensation Consultant

The compensation committee has engaged FW Cook to provide assistance with the design of our compensation programs, the development of comparative market-based compensation data for the chief executive officer position and the determination of the chief executive officer’s target compensation awards. The specific matters on which FW Cook provided advice in fiscal year 2019 were the market trends and regulatory developments in executive compensation and the design of executive compensation programs and practices, including the changes to chief executive officer pay levels and reviewing long-term incentive guidelines for all eligible levels. In May 2018, FW Cook delivered to our compensation committee the results of a competitive assessment of compensation for use in determining fiscal year 2019 target compensation for Mr. Rodriguez. FW Cook also examined the mix of proposed PSU awards and stock option grants for our NEOs for fiscal year 2019 and confirmed that the proposals for the NEOs were reasonable and customary, given the company’s size and structure. In addition, in April 2019, FW Cook reviewed the company’s executive compensation peer group and recommended no changes for fiscal year 2020.

As part of its ongoing support to the compensation committee, FW Cook also reviews executive compensation disclosures (including this CD&A), reviews and provides comments on changes to the committee’s charter, advises on emerging trends and the implications of regulatory and governance developments, and reviews and provides commentary on materials and proposals prepared by management that are presented at the compensation committee’s meetings. In addition, during fiscal year 2019, FW Cook reviewed the design of our 2018 Omnibus Award Plan, which was approved by stockholders in November 2018, and our nominating/corporate governance committee engaged FW Cook to review the design and competitiveness of our non-employee director compensation program.

The compensation committee determined that the work of FW Cook did not raise any conflicts of interest in fiscal year 2019. In making this assessment, the compensation committee considered the independence factors enumerated in Rule 10C-1(b) under the Securities Exchange Act of 1934, as amended, and applicable Nasdaq listing standards, including the level of fees received from the company as a percentage of FW Cook’s total revenue, the policies and procedures employed by FW Cook to prevent conflicts of interest, the fact that FW Cook does not provide any other services to the company (other than the director compensation program review), and whether the individual FW Cook advisers to the compensation committee own any stock of the company or have any business or personal relationships with members of the compensation committee or our executive officers.

Compensation Review and Determination

ADP uses a customized peer group to benchmark our executive officers’ pay levels and our financial performance in connection with pay-for-performance evaluations, as well as our practices concerning equity compensation and other executive compensation programs. The customized peer group was developed with assistance from FW Cook based upon the following criteria: comparable business

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Compensation Discussion and Analysis

model, company size, executive talent sources, competition for investor capital, companies considered by our investors to be our peers, and overall reasonableness. In connection with its annual review of the company’s executive compensation peer group, the compensation committee determined that the current 18-company peer group reflected below remained appropriate for fiscal year 2019.

Fiscal Year 2019 Compensation Peer Group
Accenture plc	eBay Inc.	Omnicom Group Inc.
Aon plc	Fidelity National Information Services, Inc.	PayPal Holdings, Inc.
CGI Group	Fiserv, Inc.	Salesforce.com, Inc.
Cognizant Technology Solutions Corp.	Leidos Holding, Inc.	TE Connectivity Ltd.
Discover Financial Services	Marsh & McLennan Companies, Inc.	Thomson Reuters Corporation
DXC Technology Company	MasterCard Incorporated	Visa Inc.

In benchmarking the total cash and long-term incentive compensation for the NEOs, the compensation committee reviewed the market compensation data from the customized peer group at its May 2018 meeting. The compensation committee considered that, compared with the peer group, the company compares at the 52nd and 71st percentiles, respectively, regarding revenue and market capitalization. Based on the four most recently reported quarters as of March 31, 2018, revenue among companies in the peer group ranged from approximately $5.7 billion to $37.1 billion, and market capitalization ranged from approximately $9.7 billion to $284.2 billion. The compensation committee also considered third-party survey data (including the Radford Global Technology Survey, the Towers Watson® U.S. General Industry Executive Database, the Hewitt Associates® Executive Total Compensation by Industry Survey, the Mercer U.S. General Industry Executive Database and the Equilar Inc.® Top 25 Database) as reference points to understand general industry compensation practices.

The compensation committee examines compensation summaries detailing the amounts and mix of base salary, cash bonus, and long-term equity incentives for each of our NEOs, which compare the amounts and mix to competitive compensation practices. We generally target base salary, annual cash bonus and long-term equity incentives at the median of competitive compensation levels, but we will set individual executive targets above or below the median when warranted in the judgment of the compensation committee. The degree to which target compensation for an executive ranges above or below the median competitive rate is primarily based on each executive’s skill set and experience relative to market peers. Executives who are new in their roles and therefore less experienced than market peers are typically positioned lower in the range, whereas executives with more experience in their roles may be positioned higher in the range. The competitive positioning of Mr. Rodriguez’s target compensation continues to compare below the median of our customized peer group.

Differences in Compensation of Our NEOs

The compensation committee approved the pay mix for our chief executive officer, which is designed to be competitive when measured against the pay packages of other chief executive officers as indicated by the compensation study.

We have found that due to the broad responsibilities and the experience required for the chief executive officer position, compensation for chief executive officers in public companies that are similar in size to ours is significantly higher than compensation for their other NEOs.

When determining the compensation level for each of our executive officers, the compensation committee reviews each individual compensation element based on the previous year’s level, as well as how the proposed level of that individual compensation element for each executive officer would compare to the other executive officers. The aggregate level for each executive officer’s compensation is then compared against the executive’s previous year’s totals and against compensation of other executive officers of the company.

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Compensation Discussion and Analysis

Cash Compensation

Base Salary

Base salaries are a fixed amount paid to each executive for performing his or her normal duties and responsibilities. We determine the amount based on the executive’s overall performance, level of responsibility, competitive compensation practices data, and comparison to other company executives. Based on these criteria, our NEOs received the following annual salary increases in fiscal year 2019:

Named Executive Officer (NEO)	Fiscal Year 2018 Salary	Increase	Fiscal Year 2019 Salary
Mr. Rodriguez	$1,055,000	4.3%	$1,100,000
Ms. Winters	–	–	$650,000
Mr. Siegmund	$693,600	3.0%	$714,400
Mr. Bonarti	$544,600	3.0%	$560,900
Mr. Perrotti	$513,800	3.0%	$529,200
Ms. Black	$513,800	3.0%	$529,200

Salary increases for the NEOs were made effective July 1, 2018, the first day of the 2019 fiscal year. Ms. Winters’ salary was effective on her start date of April 15, 2019.

Annual Cash Bonus

Overview

We paid our NEOs cash bonuses for fiscal year 2019 based on the attainment of company-wide, business unit, and strategic performance goals established at the beginning of the fiscal year. All of the company’s goals are objectively measurable.

For each executive officer, we establish a target bonus amount, which is initially expressed as a percentage of projected year-end annual base salary. For fiscal year 2019, these target bonus percentages ranged from 80% to 200% of base salary for the NEOs. We also assign a percentage value to each bonus component of each NEO’s annual cash bonus plan and then determine the target bonus amount linked to each component. We establish these performance ranges to provide our NEOs with a strong incentive to exceed the targets. The maximum bonus payment for our NEOs is 200% of the target bonus level. There is no minimum payment level, and no award is payable if threshold performance goals are not achieved.

The compensation committee establishes and approves annual target bonus objectives and award opportunities for each of our NEOs. In making these determinations,

the compensation committee considers a variety of factors, including market data, each officer’s relative level of responsibility, and the chief executive officer’s recommendations for executives other than himself. Our NEOs participated in the discussions surrounding their bonus objectives so that they could provide input and understand the expectations of each bonus plan component, but they did not participate in the setting of the target award opportunities nor did they participate in the committee’s voting or deliberations regarding their individual compensation amounts. Each NEO receives a final version of his or her individualized bonus plan after it is approved by the compensation committee. Except in extraordinary circumstances, bonus objectives are not modified during the fiscal year, and no bonus objectives were modified for fiscal year 2019.

The compensation committee reviews the performance of each of our NEOs relative to his or her annual fiscal year bonus plan objectives at its regularly scheduled August meeting, which is the first meeting following the end of our fiscal year. Based on this review, the compensation committee determines and approves the annual cash bonuses for our executive officers.

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Compensation Discussion and Analysis

NEOs’ Fiscal Year 2019 Bonuses

Fiscal year 2019 target bonuses were the same as a percentage of base salary as in fiscal year 2018 for all the NEOs except for Mr. Rodriguez, Mr. Perrotti and Ms. Black. The target bonus percentage for Mr. Rodriguez was increased from 180% to 200%, and, for Mr. Perrotti and

Ms. Black, from 80% to 100%, in all three cases to align closer to market median. Following the conclusion of fiscal year 2019, the compensation committee assessed the performance of the company and the business units as well as the strategic progress realized for the 2019 fiscal year against the NEOs’ bonus objectives. The approved annual cash bonuses are as follows:

Named Executive Officer (NEO)	Target Bonus as % of Base Salary	Target Bonus Amount	Maximum Bonus as % of Target	Actual Bonus Amount	Bonus Amount as % of Target
Mr. Rodriguez	200%	$2,200,000	200%	$3,385,800	153.9%
Ms. Winters	150%	$205,685	200%	$316,500	153.9%
Mr. Siegmund	100%	$714,400	200%	$1,099,500	153.9%
Mr. Bonarti	80%	$448,720	200%	$690,600	153.9%
Mr. Perrotti	100%	$529,200	200%	$814,400	153.9%
Ms. Black	100%	$529,200	200%	$767,900	145.1%

Fiscal Year 2019 Target Bonus Objectives

The table below indicates the degree to which each target bonus objective for our NEOs was satisfied. For fiscal year 2019, the bonus plans for all of our NEOs were measured on the same metrics and weightings with the exception of Ms. Black. The percentage of target bonus paid to each NEO is calculated as a weighted average of the percentages achieved for each individual objective.

	Ms. Black		All Other NEOs
Bonus Objectives	Target Weight	Payout as % of Target	Target Weight	Payout as % of Target
Revenue Growth	15%	133.3%	20%	133.3%
Adjusted EBIT Growth	15%	200.0%	20%	200.0%
New Business Bookings Growth	15%	116.0%	20%	116.0%
Business Unit Operating Income	10%	119.3%	—	—
Business Unit Client Retention	10%	82.2%	—	—
Business Unit New Business	10%	176.0%	—	—
Strategic Objectives	25%	160.0%	40%	160.0%

The bonus objectives were designed to reward outcomes that are aligned with the key components of our financial and strategic success, the degree to which the NEOs have responsibility for overall company performance or individual business unit results, and to provide a set of common objectives that facilitate collaborative engagement throughout the company.

The compensation committee established the following financial objectives for our NEOs in August 2018:

Financial Performance Metric	Threshold	Target	Stretch	Actual	Achievement
Revenue Growth	2.7%	5.7%	8.7%	6.7%	133.3%
New Business Bookings Growth	2.6%	7.6%	12.6%	8.4%	116.0%
Adjusted EBIT Growth(1)	6.5%	10.5%	14.5%	14.5%	200.0%

1	Refer to the table in Appendix A for a reconciliation from net earnings to adjusted EBIT for fiscal years 2019 and 2018.

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Compensation Discussion and Analysis

In setting target financial performance goals, we consider a variety of factors including our short- and long-range strategic plan, the annual budget reviewed by our board, and the guidance provided by management on key elements of financial performance. Achievement levels are, as a percentage of target, 50% for threshold performance, 100% for target performance, 200% for stretch performance, and 0% for below threshold performance. The targets for revenue growth and adjusted EBIT growth reflect an assumed impact of foreign currency fluctuations anticipated at the time the targets were established. For each metric described above, the award level achieved within each range, as a percentage of target, is determined by linear interpolation between the lower and upper bounds.

Strategic objectives for our NEOs are aligned with our key strategic goals to simplify, innovate and grow for fiscal year 2019. In addition, these strategic objectives are viewed as important leading indicators of our ongoing transformation, creation of long-term value and future success.

The compensation committee established the following strategic objectives for our NEOs in August 2018:

Strategic Objectives	Achievement
Simplify
●Increase adoption and utilization of client engagement hub	191.5%
●Reduce contacts per client	180.0%
●Increase digital sales	171.8%
Innovate
●Increase percentage of clients on Next Generation Solutions	116.8%
●Increase percentage of revenues on strategic platforms	155.6%
●Increase sales from newest products	198.8%
Grow
●Improve client retention	183.4%
●Improve client experience by demonstrating improvement in net promoter scores	150.0%
●Continue focus on human capital by improving the percentage of female executives and diverse minority executives	95.0%

The percentage of target awarded for achievement of strategic objectives equals the average of the percentages achieved for each of the nine strategic objectives set forth above. The targets for each strategic objective are established to be challenging and rigorous and require strong performance for achievement. The targets are measurable, quantifiable goals. There is no subjectivity applied to the calculation of performance against these objectives. The calculation of performance is formulaic to reflect the proportionate level of achievement relative to the target.

Long-Term Incentive Compensation Programs

We believe that long-term incentive compensation is a significant factor in attracting and retaining key executives and in aligning their interests directly with the interests of our stockholders. For fiscal year 2019, long-term incentives were awarded in the form of PSUs and stock option grants. In special situations, we selectively award time-based restricted stock. The compensation committee selected these awards because they ensure that the overall long-term incentive program is closely tied to changes in stockholder value and the degree to which critical operating objectives are attained and support our talent retention objectives.

For all of our NEOs, except our chief executive officer, we target a long-term incentive compensation mix of 70% PSU awards and 30% stock options. For fiscal year 2019, the

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Compensation Discussion and Analysis

compensation committee approved a long-term incentive mix for the chief executive officer of 60% PSU awards and 40% stock options. The compensation committee believes that this incentive mix is appropriate for the chief executive officer because of his greater role in driving long-term stockholder value creation.

The compensation committee may also from time to time grant discretionary awards of time-based restricted stock to our executive officers. These awards are for special situations to assist us in the recruitment, promotion or retention of executive officers and are not considered in the target allocation of total long-term incentive compensation between PSU awards and stock option grants. In fiscal year 2019, Ms. Winters received a one-time, time-based restricted stock award, which is discussed below under “Time-Based Restricted Stock.”

As part of our annual market analysis of compensation data, we compare our long-term equity incentive grant values with competitive levels. We establish target long-term incentive award values and ranges for each executive level and set the midpoints of such ranges at the market median levels. The compensation committee reviews the target award values and ranges annually to ensure that the resulting awards remain generally consistent with our median compensation philosophy.

Prior to the beginning of each fiscal year, we analyze the target performance stock award and stock option grant levels to confirm that our desired target long-term incentive compensation values are appropriate in the context of the compensation studies referred to under “Compensation Review and Determination” above. When comparing our desired values to these compensation studies, we look at both equity elements in total.

The target long-term incentive mix approved for fiscal year 2019 grants is shown in the following chart:

1	PSUs reflect the entire PSU target award based on the three-year target opportunity.

At its May 2018 meeting, the compensation committee approved target awards of PSUs and stock options for all NEOs for fiscal year 2019, which were granted in September 2018. The PSU awards (based on the three-year target opportunity) will be earned and issued following the end of the three-year performance period in fiscal year 2021. The PSUs and stock option grants for fiscal year 2019 are summarized in the table below. Ms. Winters was hired after the annual equity grants and did not receive PSUs or stock options for fiscal year 2019:

Named Executive Officer (NEO)	Target PSU Award(1)	Stock Options(1)	Total
Mr. Rodriguez	$6,000,000	$4,000,000	$10,000,000
Mr. Siegmund	$2,100,000	$900,000	$3,000,000
Mr. Bonarti	$1,750,000	$750,000	$2,500,000
Mr. Perrotti	$1,610,000	$690,000	$2,300,000
Ms. Black	$1,610,000	$690,000	$2,300,000

1	Amounts are rounded for ease of presentation.

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Compensation Discussion and Analysis

PSU Awards

Our PSU program is based on financial objectives that are measured over a three-year performance period consisting of three one-year adjusted net income performance goals. We believe that the three-year PSU program will further the company’s long-term financial goals by tying a substantial portion of the total compensation opportunity to multi-year performance and better promote talent retention by imposing a meaningful total vesting period. The fiscal year 2019 target award opportunity under the PSU program, which was granted in September 2018, will be earned and issued in September 2021 based upon the achievement of performance goals for fiscal years 2019, 2020 and 2021.

For purposes of our PSU awards, the performance goals and corresponding target award ranges are typically established and communicated to our executive officers (including the NEOs) in the first quarter of each respective fiscal year, and for the 2019 performance year were approved by the compensation committee in August 2018. After the conclusion of each fiscal year, the compensation committee confirms the performance results and determines the award achieved for such fiscal year, as a percentage of target, based on these results by using linear interpolation between the lower and upper bounds of the applicable percentage range. Under the PSU program, after the end of the three-year performance period, the award levels achieved as a percentage of target for each of the individual three fiscal years in the applicable performance period will be averaged to obtain the overall award level earned and issued as a percentage of target. However, notwithstanding the achievement of adjusted net income results, if the company’s total stockholder return is not positive for the three-year performance period, the total number of PSUs awarded may not exceed 100% of the target award.

The PSU award earned will be credited with dividend equivalents from the grant date of the target award until the issuance date, assuming all dividends were reinvested in ADP stock at the time dividends are paid. The issuance of the total number of PSUs earned will be made in the form of shares of ADP stock in September following the conclusion of the three-year performance period.

Commencing with the fiscal year 2017 PSU awards, adjusted net income replaced earnings per share as the key performance metric used to calculate such awards. The compensation committee implemented this change because, like earnings per share, adjusted net income holds management accountable for the execution of our growth strategy and our focus on profitability but, unlike earnings per share, is unaffected by our share repurchase program. By eliminating the impact of share repurchases on our performance, and accordingly, on the determination of payouts under the PSU program, the committee believes that the program fosters greater management objectivity with regard to alternative uses of excess capital and a stronger line of sight between operational performance and payout.

In August 2018, the compensation committee established adjusted net income goals and award ranges for fiscal year 2019 under the PSU program. Our adjusted net income growth for fiscal year 2019, as described in further detail above under “Fiscal Year 2019 Business Highlights,” was 17.6%, which resulted in an earned award level for the fiscal 2019 performance year in the amount of 150% of target. The following table shows the annual targets, results and award levels achieved for fiscal years 2017, 2018 and 2019, in each case as a percentage of target:

FY	Performance Metric(1)	Threshold	Target	Stretch	Actual	Achievement
2019	Adjusted Net Income Growth	9.2%	12.2%	15.2%	17.6%	150%
2018	Adjusted Net Income Growth	0.0%	1.7%	4.7%	4.2%	142%
2017	Adjusted Net Income Growth	3.6%	8.6%	13.6%	9.7%	111%

1	Refer to the table in Appendix A for a reconciliation from net earnings to adjusted net income for fiscal years 2019, 2018 and 2017.

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Compensation Discussion and Analysis

Award levels achieved for each fiscal year in the three-year performance period are, as a percentage of target, 50% for threshold performance, 100% for target performance, 150% for stretch performance, and 0% for below threshold performance. The award level achieved within each range, as a percentage of target, is determined by linear interpolation between the lower and upper bounds. Dividends are paid only with respect to shares of ADP stock that have been issued in connection with PSUs earned. The end of fiscal year 2019 marks the end of the three-year performance period for PSU awards granted in fiscal year 2017. Based on the average of the three fiscal years, these awards earned a payout percentage of 134%.

Stock Options

We grant stock options to our executive officers, which vest over four years. We determine target award ranges based on our annual review of our long-term incentive compensation programs. The compensation committee determined and approved stock option grants for our chief executive officer as part of a review of his entire compensation package based on the guidance of its independent compensation consultant, FW Cook.

While the compensation committee can consider a stock option grant at any time for our executive officers, stock option grants are generally made in September on the same date PSU awards are granted. Additional stock option grants may be made to assist us in recruiting, promoting or retaining executive officers.

Time-Based Restricted Stock

The compensation committee may, from time to time, grant awards of time-based restricted stock to our executive officers. These grants assist us in the recruitment, promotion or retention of executive officers. In fiscal year 2019, the compensation committee approved a time-based restricted stock award for Ms. Winters with a grant value of $1,100,000, vesting over two years. This award was granted as part of the recruitment process based on equity awards Ms. Winters forfeited by separating from her former employer.

Other Compensation Components and Considerations

In addition to the compensation components discussed above and the opportunity to participate in the same Employees’ Savings-Stock Purchase Plan and health and welfare benefits available to our U.S. associates generally, we offer our executive officers retirement benefits, deferred compensation, limited perquisites, and change in control and severance protection. We believe these additional benefits are fair, competitive, consistent with our overall compensation philosophy and designed to ensure that we can effectively retain our executive officers as well as effectively compete for executive talent.

Retirement Benefits

All executive officers can participate in the Automatic Data Processing, Inc. Retirement and Savings Plan (our 401(k) plan), including our NEOs. Our NEOs, with the exception of Ms. Winters, also participate in the Automatic Data Processing, Inc. Pension Retirement Plan, a tax-qualified, defined benefit, cash balance pension plan. The Pension Retirement Plan became closed to new participants as of

January 2015. In addition, Messrs. Rodriguez, Siegmund and Bonarti participate in the Supplemental Officers Retirement Plan (“SORP”), a defined benefit plan which provides retirement benefits to our NEOs in excess of those generally available under the Pension Retirement Plan. The SORP was closed to new participants beginning in January 2014. Ms. Winters, Mr. Perrotti and Ms. Black do not participate in the SORP.

Executive officers who do not participate in the SORP are automatically enrolled in the Automatic Data Processing, Inc. Executive Retirement Plan (“ERP”), a defined contribution plan which provides supplemental retirement benefits in excess of amounts available under our tax-qualified pension and other retirement plans. Effective July 1, 2019, the SORP was frozen and participants will retain their accrued benefit as of June 30, 2019 with no future accruals due to pay and/or service. As of July 1, 2019, these executive officers were automatically enrolled in the Executive Retirement Plan. Ms. Winters was enrolled in the Executive Retirement Plan effective May 1, 2019.

49	|	Automatic Data Processing, Inc. – Proxy Statement

Compensation Discussion and Analysis

Deferred Compensation

Executive officers may defer all or a portion of their annual cash bonuses into a deferred compensation account. We make this program available to our executive officers to be competitive, to facilitate the recruitment of new executives and to provide our executive officers with a tax-efficient way to save for retirement. The company does not match deferrals for its NEOs or otherwise contribute any amounts to the NEOs’ deferred compensation amounts. Since the deferral accounts are made up of funds already earned by the executive officers, we do not consider the executive’s deferred account balances, or investment earnings or losses on such balances, when we make compensation decisions.

Perquisites

We provide each of our executive officers the use of automobiles leased by the company. Consistent with our policy towards all attendees, we pay for the spouses of our executive officers to accompany them to our annual sales President’s Club events. In addition, the ADP Foundation makes contributions that match the charitable gifts made by our executive officers up to a maximum of $20,000 per calendar year.

Finally, company policy permits Mr. Rodriguez to use the company’s aircraft for personal travel in order to maximize his business availability and productivity, provided that he reimburses the company for the aggregate incremental cost incurred by the company in connection with any such personal use.

We did not make any tax gross-up payments to our NEOs in fiscal year 2019.

Change in Control Arrangements

The Automatic Data Processing, Inc. Change in Control Severance Plan for Corporate Officers is designed to: (i) retain our corporate officers (including the NEOs) and (ii) align their interests with our stockholders’ interests so that they can consider transactions that are in the best interests of our stockholders and maintain their focus without concern regarding how any such transaction might personally affect them.

Our Change in Control Severance Plan for Corporate Officers is described in more detail below under “Potential Payments To Named Executive Officers Upon Termination or Change in Control.” Under this plan, our executive officers have separation entitlements that differ from one another. Mr. Rodriguez is entitled to severance equal to two times base salary and bonus upon termination of employment without cause or with good reason, while our other NEOs are entitled to severance equal to one and one-half times base salary and bonus. We believe that a higher severance multiple for our chief executive officer is needed in order to attract the individual we believe is best suited for the position. Our chief executive officer is the individual the public and our stockholders most closely identify as the face of the company. He has the greatest individual impact on our success, and he faces the greatest personal risks when the company takes risks. Our Change in Control Severance Plan for Corporate Officers also provides that the vesting of all unvested equity awards would be accelerated under qualifying termination scenarios based on a “double-trigger” in which payments of cash and vesting of equity awards occur only if termination of employment without cause or with good reason occurs during the two-year period after a change in control.

Corporate Officer Severance Plan

ADP’s Corporate Officer Severance Plan is for purposes of involuntary terminations other than for cause in the absence of a change in control. This plan is designed to: (i) attract and retain executive officers by a level of protection against involuntary job loss, (ii) provide an appropriate level of benefit to enable executive officers to transition to new employment, and (iii) secure restrictive covenants such as non-compete, non-solicitation, etc.

Our Corporate Officer Severance Plan is described in more detail below under “Potential Payments To Named Executive Officers Upon Termination or Change in Control.” Under a qualifying termination, executive officers receive 18 months of base salary continuation (24 months for the chief executive officer), prorated bonus for year of termination, and continuation of vesting of equity awards during the salary continuation period, subject to proration in respect of certain performance-based equity awards. In connection with his departure from the company,

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Compensation Discussion and Analysis

Mr. Siegmund is receiving these payments in accordance with the terms of the Corporate Officer Severance Plan, as further set forth on page 73.

The severance formulas we use for executive officers are each designed to provide the level of temporary replacement income we feel is appropriate for that position.

Accounting and Tax Considerations

We consider accounting and tax implications when we design our equity-based and cash compensation programs and when we make awards or grants. Section 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act of 2017, generally limits the deductibility of certain compensation in excess of $1 million paid in any one year to any “covered employee.” A “covered employee” under Section 162(m) is any employee who has served as our CEO, CFO or other NEO for tax years after December 31, 2016. Prior to the amendment, qualified performance-based compensation was not subject to this deduction limit if certain requirements were met. Under the Tax Cuts and Jobs Act of 2017, the performance-based exception has been repealed, unless compensation paid to any “covered employee” qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Historically, we strove to make only those cash and equity-based awards and grants that qualified as performance-based compensation or that we otherwise could deduct when determining our corporate taxes. We do not expect the disallowance of a deduction for compensation paid to our NEOs in excess of $1 million, as a result of these changes to Section 162(m), to significantly alter our compensation programs. The overriding consideration when evaluating the pay level or design component of any portion of our executives’ compensation is the effectiveness of the pay component and the stockholder value that management and the compensation committee believe the pay component reinforces.

Clawback Policy

We adopted a Clawback Policy in fiscal year 2015 that provides the compensation committee with discretion to recover both cash and equity incentive compensation from all current and former executives. A recipient’s award may be forfeited and required to be recovered, as applicable, if the recipient engages in activity that is in conflict with or adverse to our interests, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, or if the recipient violates a restrictive covenant.

No-Hedging and No-Pledging Policy

Our insider trading policy prohibits all of our directors and employees, including our executive officers, from engaging in any hedging or similar transactions involving ADP securities. The policy also prohibits all of our directors and employees, including our executive officers, from holding ADP securities in a margin account or pledging ADP securities as collateral for a loan. Our insider trading policy is available online on our corporate website at www.adp.com. To access this document, click on “About ADP,” then “Corporate Responsibility,” “See Our Commitments” and then “Ethics.”

Stock Ownership Guidelines

The compensation committee has established stock ownership guidelines to encourage equity ownership by our executive officers in order to reinforce the link between their financial interests and those of our stockholders. We set the stock ownership guidelines on the basis of each executive officer’s pay grade, expressed as a multiple of the executive officer’s base salary on the first day of the fiscal year. Stock ownership (as defined under the guidelines) consists of stock owned outright by the executive officer or beneficially through ownership by direct family members (spouses and/or dependent children).

Under our stock ownership guidelines, Mr. Rodriguez is expected to own an amount of our stock equal in value to six times his base salary and our other NEOs are expected to own an amount of our stock equal in value to three times their respective base salaries. Executive officers whose ownership levels are below the minimum required levels are required to retain as shares of common stock at least 75% of post-tax net gains on stock option exercises, and 75% of shares (net of taxes) received upon vesting of restricted stock or received under our PSU program. As of the end of fiscal year 2019, all NEOs met the stock ownership guidelines, or, in the case of Ms. Winters, are complying with the retention requirements in accordance with the stock ownership guidelines.

51	|	Automatic Data Processing, Inc. – Proxy Statement

Compensation Committee Report

The compensation committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of the company’s 2019 proxy statement. Based on its review and discussions with management, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s 2019 proxy statement.

Compensation Committee of the Board of Directors

Richard T. Clark, Chair
Eric C. Fast
R. Glenn Hubbard
Francine S. Katsoudas
Thomas J. Lynch

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Compensation of Executive Officers

Summary Compensation Table for Fiscal Year 2019

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Carlos A. Rodriguez	2019	$1,100,000	$0	$6,752,701	$3,999,975	$3,385,800	$3,699,485	$62,226	$19,000,187
President and Chief	2018	$1,055,000	$0	$5,334,938	$3,399,988	$2,449,710	$185,313	$64,091	$12,489,040
Executive Officer	2017	$1,030,000	$0	$4,350,006	$2,999,991	$1,384,300	$806,428	$64,975	$10,635,700
Kathleen A. Winters	2019	$138,334	$0	$1,099,930	$0	$316,500	$0	$58,554	$1,613,318
Chief Financial Officer(5)
Jan Siegmund	2019	$714,400	$0	$2,167,988	$899,984	$1,099,500	$1,428,940	$45,887	$6,356,699
Former Chief	2018	$693,600	$0	$1,540,795	$749,998	$894,700	$281,423	$61,833	$4,222,349
Financial Officer	2017	$675,000	$0	$1,681,969	$532,498	$567,000	$350,958	$67,842	$3,875,267
Michael A. Bonarti	2019	$560,900	$0	$1,699,414	$749,987	$690,600	$639,757	$56,626	$4,397,284
General Counsel	2018	$544,600	$0	$1,074,896	$569,993	$562,000	$160,132	$47,954	$2,959,575
and Secretary	2017	$530,000	$0	$734,393	$404,995	$356,200	$195,572	$49,132	$2,270,292
Thomas J. Perrotti	2019	$529,200	$0	$1,563,230	$689,977	$814,400	$55,332	$122,099	$3,774,238
President, Worldwide
Sales and Marketing
Maria Black	2019	$529,200	$0	$1,544,348	$689,977	$767,900	$44,950	$171,203	$3,747,578
President, Small
Business Solutions
and Human Resources
Outsourcing

(1)

Amounts set forth in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of awards granted in fiscal years 2019, 2018 and 2017 computed in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 12 to our audited consolidated financial statements for the fiscal year ended June 30, 2019 included in our annual report on Form 10-K for the fiscal year ended June 30, 2019. The amounts shown in the Stock Awards column in respect of the performance-based stock unit awards (“PSU”) reflect the grant date fair value of such awards based upon the probable outcome of the performance condition as of the grant date. The awards for fiscal year 2019 are comprised of PSU awards for all NEOs other than Ms. Winters, whose value reflects a time-based restricted stock award. Consistent with the requirements of ASC Topic 718, the amounts relating to the PSU awards for fiscal year 2019 represent the sum of (i) the grant date fair value of the third of three tranches of the PSU award that was granted in September 2016, and also for Mr. Perrotti and Ms. Black, the grant date fair value of the third of three tranches of the PSU award that was granted in December 2016, (ii) the grant date fair value of the second of three tranches of the PSU award that was granted in September 2017 and (iii) the grant date fair value of the first of three tranches of the PSU award that was granted in September 2018, in each case, reflecting that the adjusted net income goal for the tranches was established in fiscal year 2019. The amount relating to the PSU awards for fiscal year 2018 represents the grant date fair value of the third of three tranches of the PSU award that was granted in September 2015, the second of three tranches of the PSU award that was granted in September 2016, and the first of three tranches of the PSU award that was granted in September 2017, reflecting that the EPS goal for the tranche relating to the September 2015 award, and the adjusted net income goal for the tranches relating to the September 2016 and September 2017 awards, were established in fiscal year 2018; and the amount relating to the PSU awards for fiscal year 2017 represents the grant date fair value of the third of three tranches of the PSU award that was granted in September 2014, the second of three tranches of the PSU award that was granted in September 2015, and the first of three tranches of the PSU award that was granted in September 2016, reflecting that the EPS goal for the tranches relating to the September 2014 and September 2015 awards, and the adjusted net income goal for the tranche relating to the September 2016 award, were established in fiscal year 2017. Remaining portions of the fiscal year 2019 award will be linked to adjusted net income goals for fiscal years 2020 and 2021, respectively, and will be reported in the Summary Compensation Table in such fiscal years; the

53	|	Automatic Data Processing, Inc. – Proxy Statement

Compensation of Executive Officers

remaining portion of the fiscal year 2018 award will be linked to the adjusted net income goal for fiscal year 2020 and will be reported in such fiscal year. The grant date fair value of the PSU awards granted in fiscal years 2019, 2018, and 2017, respectively, assuming achievement of the maximum level of performance are: Mr. Rodriguez, $10,129,052, $8,002,407, and $6,525,009; Mr. Siegmund, $3,251,982, $2,311,193, and $1,773,053; Mr. Bonarti, $2,549,121, $1,612,344, and $1,101,589; Mr. Perrotti, $2,344,845; and Ms. Black $2,316,522.

(2)

Performance-based bonuses paid under the annual cash bonus plan are shown in this column. A discussion of our annual cash bonus plan may be found in our Compensation Discussion and Analysis under “Cash Compensation - Annual Cash Bonus”.

(3)

Amounts shown reflect the aggregate increase during the last fiscal year in the present value of the executive’s benefit under our tax-qualified cash balance pension plan, the Automatic Data Processing, Inc. Pension Retirement Plan, and our non-qualified supplemental retirement plan, the Supplemental Officers Retirement Plan (“SORP”). Our SORP was frozen as of July 1, 2019. Therefore, actual accrued SORP benefits will not change going forward. However, the Change in Pension Value disclosed in column (h) will fluctuate from year-to-year, reflecting annual changes in the underlying discount rates and mortality rates. There were no above-market or preferential earnings on nonqualified deferred compensation. The Pension Retirement Plan and the SORP provide benefits in the form of a lump sum and/or an annuity. We calculated the present value as of June 30, 2016 based on the RP-2014 mortality table with post-2006 improvements removed (projected generationally using scale MP-2015 for both plans and applying a white collar adjustment for the SORP only), a 3.25% interest crediting rate for the pension plan, and a 3.4% discount rate; the present value as of June 30, 2017 is based on the RP-2014 white collar mortality table with post-2006 improvements removed (projected generationally using scale MP-2016), a 3.25% interest crediting rate for the pension plan, and a 3.7% discount rate; the present value as of June 30, 2018 is based on the RP-2014 white collar mortality table with post-2006 improvements removed (projected generationally using scale MP-2017), a 3.25% interest crediting rate for the pension plan, and a 4.10% discount rate, and the present value as of June 30, 2019 is based on the RP-2014 white collar mortality table with post-2006 improvements removed (projected generationally using scale MP-2018), a 3.25% interest crediting rate for the pension plan, and a 3.4% discount rate.

(4)	Please refer to the “All Other Compensation for Fiscal Year 2019” table below for further information.

(5)	Ms. Winters became chief financial officer on April 15, 2019.

All Other Compensation for Fiscal Year 2019

Name	Other Benefits (1)	Tax Payments (2)	Matching Charitable Contributions (3)	Total
Carlos A. Rodriguez	$42,226	$0	$20,000	$62,226
Kathleen A. Winters	$38,554	$0	$20,000	$58,554
Jan Siegmund	$25,287	$0	$20,600	$45,887
Michael A. Bonarti	$36,626	$0	$20,000	$56,626
Thomas J. Perrotti	$116,099	$0	$6,000	$122,099
Maria Black	$127,955	$30,129	$13,119	$171,203

(1)	Other Benefits include:

(a)

Actual cost to the company of leasing automobiles (and covering related maintenance, registrations and insurance fees) used for personal travel: Mr. Rodriguez, $29,515; Ms. Winters, $4,352; Mr. Siegmund, $10,425; Mr. Bonarti, $24,083; Mr. Perrotti, $27,833; and Ms. Black, $23,282.

(b)

Amount paid by the company on behalf of the executives and their spouses or significant others who accompanied them in connection with travel sponsored by the company: Mr. Siegmund, $2,151; Mr. Perrotti, $1,826; and Ms. Black, $977.

(c)

Matching contributions to the company’s Retirement and Savings Plan (available to the company’s associates generally): Mr. Rodriguez, $11,655; Mr. Siegmund, $11,655; Mr. Bonarti, $11,655; Mr. Perrotti, $11,655; and Ms. Black, $11,655. Company contributions pursuant to the Automatic Data Processing, Inc. Executive Retirement Plan (“ERP”) for ERP participants (which include amounts that were earned for fiscal year 2019 but not yet credited to the participants’ accounts): Ms. Winters, $33,987; Mr. Perrotti, $73,947; and Ms. Black, $72,887.

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Compensation of Executive Officers

(d)

Life insurance and accidental death and dismemberment premiums paid by the company (available to the company’s associates generally): Mr. Rodriguez, $1,056; Ms. Winters, $215; Mr. Siegmund, $1,056; Mr. Bonarti, $888; Mr. Perrotti, $838; and Ms. Black, $838.

	(e)	Tax preparation fees associated with the company’s relocation program, which to the extent necessary, is available to all participants in the program: Ms. Black, $18,316.

(f)

Other benefits include personal travel on the company’s aircraft by Mr. Rodriguez and his immediate family. Mr. Rodriguez’s immediate family may also occasionally accompany him on the company’s aircraft when he is traveling on company business. Pursuant to company policy, Mr. Rodriguez reimbursed the company for the amount of aggregate incremental cost incurred by the company in connection with any such personal use. Incremental cost is calculated by multiplying the personal flight time including empty aircraft positioning time, by the aircraft’s hourly variable operating cost. Variable operating cost includes maintenance, fuel, cleaning, landing fees, flight fees, catering, and crew travel expenses, including hotels, meals and transportation.

(2)

For Ms. Black, reflects the incremental cost to the company of tax related payments associated with a previous expatriate assignment, which is in accordance with the company’s standard policies and available to all associates in the company’s relocation program. Relocation-related benefits are discontinued at the end of an assignment, however, tax-related payments directly related to the assignment may continue to the extent they are incurred.

(3)

Reflects matching charitable contributions made by the ADP Foundation in an amount not to exceed $20,000 in a calendar year in respect of any given named executive officer’s charitable contributions for that calendar year. Amounts may exceed $20,000 because, while matching charitable contributions are limited to $20,000 in a calendar year, this table reflects matching charitable contributions for the fiscal year ended June 30, 2019.

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Compensation of Executive Officers

Grants of Plan-Based Awards Table for Fiscal Year 2019

Name	Grant Date(1)	Date of Corporate Action	Plan Under which Grant was Made(2)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units #	All Other Option Awards: Number of Securities Underlying Options #	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
					Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
(a)	(b)	(bb)			(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
			Cash
Carlos A. Rodriguez			Bonus		$0	$2,200,000	$4,400,000
	9/1/2018	8/29/2018	PSU	(5)				8,275	16,551	24,826				$2,428,810
	9/1/2018	8/29/2018	PSU	(6)				7,918	15,836	23,754				$2,323,933
	9/1/2018	8/29/2018	PSU	(7)				6,814	13,628	20,443				$1,999,958
			Stock
	9/1/2018	5/31/2018	Options									150,375	$146.75	$3,999,975
			Cash		$0	$205,685	$411,370
Kathleen A. Winters			Bonus
	4/15/2019	3/1/2019	TBRS								6,720			$1,099,930
			Cash		$0	$714,000	$1,428,800
Jan Siegmund			Bonus
	9/1/2018	8/29/2018	PSU	(5)				2,285	4,570	6,855				$670,599
	9/1/2018	8/29/2018	PSU	(6)				2,717	5,434	8,151				$797,391
	9/1/2018	8/29/2018	PSU	(7)				2,385	4,770	7,155				$699,998
			Stock
	9/1/2018	5/31/2018	Options									33,834	$146.75	$899,984
			Cash		$0	$448,720	$897,440
Michael A. Bonarti			Bonus
	9/1/2018	8/29/2018	PSU	(5)				1,738	3,476	5,214				$510,054
	9/1/2018	8/29/2018	PSU	(6)				2,065	4,130	6,195				$606,029
	9/1/2018	8/29/2018	PSU	(7)				1,988	3,975	5,963				$583,331
			Stock
	9/1/2018	5/31/2018	Options									28,195	$146.75	$749,987
			Cash		$0	$529,200	$1,058,400
Thomas J. Perrotti			Bonus
	9/1/2018	8/29/2018	PSU	(5)				1,868	3,735	5,603				$548,111
	9/1/2018	8/29/2018	PSU	(6)				1,630	3,260	4,891				$478,454
	9/1/2018	8/29/2018	PSU	(7)				1,829	3,657	5,486				$536,665
			Stock
	9/1/2018	5/31/2018	Options									25,939	$146.75	$689,977
			Cash		$0	$529,200	$1,058,400
Maria Black			Bonus
	9/1/2018	8/29/2018	PSU	(5)				1,803	3,606	5,410				$529,229
	9/1/2018	8/29/2018	PSU	(6)				1,630	3,260	4,891				$478,454
	9/1/2018	8/29/2018	PSU	(7)				1,829	3,657	5,486				$536,665
			Stock
	9/1/2018	5/31/2018	Options									25,939	$146.75	$689,977

(1)	The grant dates shown in column (b) of the table were determined pursuant to FASB ASC Topic 718. The dates shown in column (bb) are the dates on which our compensation committee set target award amounts under the PSU program and approved the Stock Option and TBRS award amounts.

(2)	PSU refers to our performance-based stock unit award program under our amended and restated 2008 Omnibus Award Plan (“2008 Omnibus Award Plan”). Stock options were also granted under our 2008 Omnibus Award Plan. TBRS refers to our time-based restricted stock program under our 2018 Omnibus Award Plan.

(3)	No payouts will be made if actual performance is below threshold level.

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Compensation of Executive Officers

(4)	We computed the grant date fair value of each PSU and TBRS award and option grant shown in column (l) in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 12 to our audited consolidated financial statements for the fiscal year ending June 30, 2019 included in our annual report on Form 10-K for the fiscal year ended June 30, 2019.

(5)	Consistent with the requirements of ASC Topic 718, the amount represents the third of three tranches of the PSU award that was granted in September 2016 for which the grant date fair value was established in September 2018. The units earned from this award will be paid out in September 2019. For Mr. Perrotti and Ms. Black, the amount also includes the third of three tranches of the PSU award that was granted in December 2016, which had the same terms and conditions as the PSU award granted in September 2016. For these tranches, the grant date fair value was established in September 2018 and the units earned will be paid out in September 2019.

(6)	Consistent with the requirements of ASC Topic 718, the amount represents the second of three tranches of the PSU award that was granted in September 2017 for which the grant date fair value was established in September 2018. The units earned from this award will be paid out in September 2020.

(7)	Consistent with the requirements of ASC Topic 718, the amount represents the first of three tranches of the PSU award that was granted in September 2018 for which the grant date fair value was established in September 2018. The units earned from this award will be paid out in September 2021.

Restricted Stock/Performance Stock Units

We grant restricted stock under our 2018 Omnibus Award Plan (“2018 Omnibus Award Plan”). Prior to the approval of the 2018 Omnibus Award Plan by our stockholders in November 2018, we granted restricted stock under our previous amended and restated 2008 Omnibus Award Plan (the “Prior Plan”).

Restricted stock awards vest over periods determined by our compensation committee. In fiscal year 2014, we introduced a performance-based stock unit (“PSU”) program under which awards vest based on financial objectives that are measured over a three-year performance cycle comprised of three one-year performance periods. This three-year PSU program replaced our performance-based restricted stock program for senior executives. If, after completion of the first measurement year of the three-year performance period, a participant’s employment with the company is terminated prior to the expiration of the performance period due to death, disability or retirement (defined as voluntary termination of employment at or after age 65, or age 55 with 10 years of service), a participant will be entitled to receive a prorated portion (based on the number of completed months in the performance period through the date of termination of employment, divided by 36) of the PSUs earned for such performance period (which, in the case of death or disability, including any death or disability occurring after retirement, will be determined by assuming 100% achievement for each measurement year in the performance period not completed prior to the participant’s death or disability).

Recipients of PSU awards will be entitled to receive dividends paid only with respect to shares of stock that have been earned. We require that executives agree to be bound by a restrictive covenant containing non-compete, non-solicitation, and confidentiality obligations as a condition to the grant.

Restricted stock and PSU awards under our 2018 Omnibus Award Plan (and Prior Plan, as applicable) allow the compensation committee to cause a recipient’s award to be forfeited, and to require the recipient to pay to the company any gain realized on the award (the fair market value, on the applicable vesting date, of the shares delivered to the participant), if the recipient engages in an activity that is in conflict with or adverse to the company’s interests, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, or if the recipient violates a restrictive covenant.

57	|	Automatic Data Processing, Inc. – Proxy Statement

Compensation of Executive Officers

Stock Options

We grant stock options under our 2018 Omnibus Award Plan with an exercise price equal to our closing stock price on the date of grant. Prior to the approval of the 2018 Omnibus Award Plan by our stockholders in November 2018, we granted stock options under our Prior Plan.

No option may be exercised after the expiration of its ten-year term, and awards generally vest over a 4-year period. We require that executives agree to be bound by a restrictive covenant containing non-compete, non-solicitation, and confidentiality obligations as a condition to the grant.

Stock options granted under our 2018 Omnibus Award Plan (and Prior Plan, as applicable) become fully vested and exercisable upon the death or disability of an option holder who (i) is an active employee, (ii) satisfied the company’s retirement criteria and retired on or after age 55 with 10 years of service (“Normal Retirement”), or (iii) retired in the previous twelve months on or after age 55 with between five and 10 years of service. Stock options will continue to vest following a Normal Retirement that occurs after the first anniversary of an option’s grant date.

Vested options granted under our 2018 Omnibus Award Plan (and Prior Plan, as applicable) may generally be exercised for up to 60 days following an option holder’s termination of employment with the company (or per past company practice, the severance end date, if later), provided that:

●	option holders who retire on or after Normal Retirement will have 37 months following retirement (or per past company practice, the severance end date, if later) to exercise their vested options (subject to extension in the case of subsequent death);
●	option holders who retire on or after age 55 with between five and 10 years of service will have 12 months following retirement (or per past company practice, the severance end date, if later) to exercise their vested options (subject to extension in the case of subsequent death);
●	option holders who die or become disabled on or after eligibility for Normal Retirement will have 36 months following their death or disability to exercise their vested options (subject to extension in the case of subsequent death following a disability); and
●	option holders who were not eligible for Normal Retirement on the date of death or disability will have 12 months following their death or disability to exercise their vested options (subject to extension in the case of subsequent death following a disability).

Stock option awards under our 2018 Omnibus Award Plan (and Prior Plan, as applicable) allow our compensation committee to cause a recipient’s award to be forfeited, and to require the recipient to pay to the company any option gain, if the recipient engages in an activity that is in conflict with or adverse to the company’s interests, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, or if the recipient violates a restrictive covenant.

Automatic Data Processing, Inc. – Proxy Statement	|	58

Compensation of Executive Officers

Outstanding Equity Awards for Fiscal Year-End 2019

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Carlos A. Rodriguez	9/1/2015		49,392	$75.10	8/31/2025
	9/1/2016		104,457	$90.63	8/31/2026
	9/1/2017	48,571	145,714	$107.35	8/31/2027
	9/1/2018		150,375	$146.75	8/31/2028
	9/1/2017							46,241	$7,645,044
	9/1/2018							20,443	$3,379,759
Kathleen A. Winters	4/15/2019					6,720	$1,111,018
Jan Siegmund	9/1/2015	23,935	7,979	$75.10	8/31/2025
	9/1/2016	18,541	18,541	$90.63	8/31/2026
	9/1/2017	10,714	32,143	$107.35	8/31/2027
	9/1/2018		33,834	$146.75	8/31/2028
	7/1/2014					4,247	$702,110
	9/14/2015					3,858	$637,843
	8/2/2016					2,842	$469,868
	9/1/2017							15,866	$2,623,176
	9/1/2018							7,155	$1,182,936
Michael A. Bonarti	1/22/2015	3,672		$86.61	1/21/2025
	9/1/2015	13,250	4,417	$75.10	8/31/2025
	9/1/2016	14,101	14,102	$90.63	8/31/2026
	9/1/2017	8,142	24,429	$107.35	8/31/2027
	9/1/2018		28,195	$146.75	8/31/2028
	9/1/2017							12,059	$1,993,653
	9/1/2018							5,963	$985,780

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Compensation of Executive Officers

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Thomas J. Perrotti	9/1/2015		2,736	$75.10	8/31/2025
	9/1/2016		8,095	$90.63	8/31/2026
	9/1/2017	6,428	19,286	$107.35	8/31/2027
	9/1/2018		25,939	$146.75	8/31/2028
	9/1/2017							9,520	$1,573,970
	9/1/2018							5,486	$906,918
Maria Black	9/1/2015		2,736	$75.10	8/31/2025
	9/1/2016		7,573	$90.63	8/31/2026
	9/1/2017	6,428	19,286	$107.35	8/31/2027
	9/1/2018		25,939	$146.75	8/31/2028
	9/1/2017							9,520	$1,573,970
	9/1/2018							5,486	$906,918

(1)	Market value based on the June 28, 2019 closing price of our common stock of $165.33 per share.

(2)

The amount shown for the PSU award granted on September 1, 2017 includes only units relating to two thirds of the full target award for which an adjusted net income goal has been established, and reflects the number of units earned based on performance against the adjusted net income goal for fiscal years 2018 and 2019. The amount shown for the PSU award granted on September 1, 2018 includes only units relating to one third of the full target award for which an adjusted net income goal has been established, and reflects the number of units earned based on performance against the related goal for fiscal year 2019. All amounts exclude accrued dividend equivalents. In each case, the amounts shown are subject to potential reduction based on our actual TSR performance over the entire three-fiscal-year period ending June 30, 2020 and June 30, 2021, respectively.

Automatic Data Processing, Inc. – Proxy Statement	|	60

Compensation of Executive Officers

Outstanding Equity Vesting Schedule for Fiscal Year-End 2019

	Option Awards		Stock Awards
	Grant Date	Vesting from Grant date	Grant or Award Date	Vesting Schedule
Carlos A. Rodriguez	9/1/2015	25% vested on 9/1/2016	9/1/2017	100% vests on 6/30/2020
		25% vested on 9/1/2017	9/1/2018	100% vests on 6/30/2021
25% vested on 9/1/2018
25% vests on 9/1/2019
	9/1/2016	25% vested on 9/1/2017
25% vested on 9/1/2018
25% vests on 9/1/2019
25% vests on 9/1/2020
	9/1/2017	25% vested on 9/1/2018
25% vests on 9/1/2019
25% vests on 9/1/2020
25% vests on 9/1/2021
	9/1/2018	25% vests on 9/1/2019
25% vests on 9/1/2020
25% vests on 9/1/2021
25% vests on 9/1/2022
Kathleen A. Winters			4/15/2019	50% vests on 4/15/2020
50% vests on 4/15/2021
Jan Siegmund	9/1/2015	25% vested on 9/1/2016	7/1/2014	50% vested on 7/1/2018
		25% vested on 9/1/2017		50% vests on 7/1/2019
		25% vested on 9/1/2018	9/14/2015	50% vested on 7/1/2018
		25% vests on 9/1/2019		50% vests on 7/1/2019
	9/1/2016	25% vested on 9/1/2017	8/2/2016	50% vested on 7/1/2018
		25% vested on 9/1/2018		50% vests on 7/1/2019
		25% vests on 9/1/2019	9/1/2017	100% vests on 6/30/2020
		25% vests on 9/1/2020	9/1/2018	100% vests on 6/30/2021
	9/1/2017	25% vested on 9/1/2018
25% vests on 9/1/2019
25% vests on 9/1/2020
25% vests on 9/1/2021
	9/1/2018	25% vests on 9/1/2019
25% vests on 9/1/2020
25% vests on 9/1/2021
25% vests on 9/1/2022
Michael A. Bonarti	9/1/2015	25% vested on 9/1/2016	9/1/2017	100% vests on 6/30/2020
		25% vested on 9/1/2017	9/1/2018	100% vests on 6/30/2021
25% vested on 9/1/2018
25% vests on 9/1/2019
	9/1/2016	25% vested on 9/1/2017
25% vested on 9/1/2018
25% vests on 9/1/2019
25% vests on 9/1/2020

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Compensation of Executive Officers

	Option Awards		Stock Awards
	Grant Date	Vesting from Grant date	Grant or Award Date	Vesting Schedule
	9/1/2017	25% vested on 9/1/2018
25% vests on 9/1/2019
25% vests on 9/1/2020
25% vests on 9/1/2021
	9/1/2018	25% vests on 9/1/2019
25% vests on 9/1/2020
25% vests on 9/1/2021
25% vests on 9/1/2022
Thomas J. Perrotti	9/1/2015	25% vested on 9/1/2016	9/1/2017	100% vests on 6/30/2020
		25% vested on 9/1/2017	9/1/2018	100% vests on 6/30/2021
25% vested on 9/1/2018
25% vests on 9/1/2019
	9/1/2016	25% vested on 9/1/2017
25% vested on 9/1/2018
25% vests on 9/1/2019
25% vests on 9/1/2020
	9/1/2017	25% vested on 9/1/2018
25% vests on 9/1/2019
25% vests on 9/1/2020
25% vests on 9/1/2021
	9/1/2018	25% vests on 9/1/2019
25% vests on 9/1/2020
25% vests on 9/1/2021
25% vests on 9/1/2022
Maria Black	9/1/2015	25% vested on 9/1/2016	9/1/2017	100% vests on 6/30/2020
		25% vested on 9/1/2017	9/1/2018	100% vests on 6/30/2021
25% vested on 9/1/2018
25% vests on 9/1/2019
	9/1/2016	25% vested on 9/1/2017
25% vested on 9/1/2018
25% vests on 9/1/2019
25% vests on 9/1/2020
	9/1/2017	25% vested on 9/1/2018
25% vests on 9/1/2019
25% vests on 9/1/2020
25% vests on 9/1/2021
	9/1/2018	25% vests on 9/1/2019
25% vests on 9/1/2020
25% vests on 9/1/2021
25% vests on 9/1/2022
Automatic Data Processing, Inc. – Proxy Statement	|	62

Compensation of Executive Officers

Option Exercises and Stock Vested Table for Fiscal Year 2019

	Option Awards		Stock Awards(6)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
(a)	(b)	(c)	(d)	(e)
Carlos A. Rodriguez(1)	190,212	$11,728,900	66,124	$8,804,349
Kathleen A. Winters	0	$0	0	$0
Jan Siegmund(2)	63,675	$4,879,238	30,053	$4,092,660
Michael A. Bonarti(3)	0	$0	9,197	$1,224,640
Thomas J. Perrotti(4)	13,872	$576,055	5,697	$758,560
Maria Black(5)	8,417	$512,459	5,697	$758,560

(1)

Mr. Rodriguez exercised options to purchase 52,228 shares on November 7, 2018 with an exercise price of $90.63 and a weighted average market price of $147.09; 49,392 shares on November 8, 2018 with an exercise price of $75.10 and a weighted average market price of $147.85; 52,228 shares on November 16, 2018 with an exercise price of $90.63 and a weighted average market price of $146.47; and 36,364 shares on February 14, 2019 with an exercise price of $86.61 and a weighted average market price of $149.05. He acquired 66,124 shares with a market price of $133.15 on August 2, 2018.

(2)

Mr. Siegmund exercised options to purchase 36,403 shares on February 5, 2019 with an exercise price of $69.72 and a market price of $145.02; and 27,272 shares on April 23, 2019 with an exercise price of $86.61 and a market price of $165. He acquired 10,944 shares with a market price of $134.14 on July 1, 2018, which processed on June 28, 2018 because July 1, 2018 was a non-trading day; 16,616 shares with a market price of $133.15 on August 2, 2018; and 2,493 shares on June 30, 2019 with a market price of $165.33, which processed on June 28, 2019 because June 30, 2019 was a non-trading day.

(3)	Mr. Bonarti acquired 9,197 shares with a market price of $133.15 on August 2, 2018.

(4)

Mr. Perrotti exercised options to purchase 12,351 shares on January 3, 2019 with a weighted average exercise price of $86.70 and a weighted average market price of $127.50; and 1,521 shares on January 22, 2019 with an exercise price of $86.61 and a market price of $133.99. He acquired 5,697 shares with a market price of $133.15 on August 2, 2018.

(5)

Ms. Black exercised options to purchase 6,522 shares on September 4, 2018 with a weighted average exercise price of $84.12 and a weighted average market price of $145.23; 1,895 shares on February 8, 2019 with an exercise price of $86.61 and a market price of $146.61. She acquired 5,697 shares with a market price of $133.15 on August 2, 2018.

(6)	For the number of shares acquired on vesting, fractional shares issued have been rounded to the nearest whole number.

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Compensation of Executive Officers

Pension Benefits for Fiscal Year 2019

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)(3)(4)	Payments During Last Fiscal Year
(a)	(b)	(c)	(d)	(e)
Carlos A. Rodriguez	Automatic Data Processing, Inc. Pension Retirement Plan	18.50	$272,552	$0
	Supplemental Officers Retirement Plan	16.08	$10,561,331	$0
Kathleen A. Winters		0	$0	$0
Jan Siegmund	Automatic Data Processing, Inc. Pension Retirement Plan	19.50	$283,553	$0
	Supplemental Officers Retirement Plan	14.58	$4,280,555	$0
Michael A. Bonarti	Automatic Data Processing, Inc. Pension Retirement Plan	21.50	$305,475	$0
	Supplemental Officers Retirement Plan	9.00	$1,797,499	$0
Thomas J. Perrotti	Automatic Data Processing, Inc. Pension Retirement Plan	24.50	$276,680	$0
Maria Black	Automatic Data Processing, Inc. Pension Retirement Plan	20.05	$185,527	$0

(1)	Consists of the number of years of service credited as of June 30, 2019 for the purpose of determining benefit service under the applicable pension plan. Credited service is defined in the Supplemental Officers Retirement Plan as the number of months elapsed from the later of a participant’s entry into the plan and January 1, 1989 and subject, in the case of vesting, to a schedule set forth in the Supplemental Officers Retirement Plan. Executives must be selected for participation in the Supplemental Officers Retirement Plan. Credited service under the Pension Retirement Plan is defined as elapsed time of employment with the company starting on January 1 following the completion of six months of service.

(2)	The Pension Retirement Plan and Supplemental Officers Retirement Plan provide benefits in the form of a lump sum and/or an annuity. We calculated a present value of the executive’s benefit using an interest crediting rate, a discount rate and a mortality assumption. We calculated the actuarial present values of accumulated benefits as of June 30, 2019 under the Pension Retirement Plan and the Supplemental Officers Retirement Plan using the RP-2014 white collar mortality table with post-2006 improvements removed (projected generationally using scale MP-2018), a 3.25% interest crediting rate for the pension plan, and a 3.4% discount rate.

(3)	Cash balances under the Pension Retirement Plan are included in the present values shown for the Pension Retirement Plan in column (d) and at June 30, 2019 are as follows: Mr. Rodriguez, $276,578; Mr. Siegmund, $287,687; Mr. Bonarti, $310,442; Mr. Perrotti, $282,845; and Ms. Black, $190,835.

(4)	The present values of accumulated benefits for the Pension Retirement Plan and the Supplemental Officers Retirement Plan were determined based on the retirement at age of 65 (normal retirement age under these Plans).

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Compensation of Executive Officers

Automatic Data Processing, Inc. Pension Retirement Plan

The Pension Retirement Plan is a tax-qualified defined benefit plan covering U.S. employees of the company; however, in January 2014, our board of directors approved an amendment to close the Pension Retirement Plan to new participants beginning in January 2015. Under the Pension Retirement Plan, the company credits participants’ notional accounts with annual contributions, which are determined based upon base salary and years of service.

The contributions range from 2.1% to 10% of base salary, and the accounts earn interest based upon the ten-year U.S. Treasury constant maturity rates. Compensation used to determine the benefits in any given year is limited to calendar year base salary up to the IRS compensation limit in effect for the plan year. A participant must have three years of service to receive any benefit.

Supplemental Officers Retirement Plan

The company sponsors a Supplemental Officers Retirement Plan (“SORP”), which is a non-qualified defined benefit plan that pays a lump sum or an annuity upon retirement. Eligible participants include certain NEOs and other officers of the company with titles of corporate vice president and above. As of July 1, 2019, the SORP has been frozen. Participants retain their accrued benefit as of June 30, 2019 with no future accruals due to pay and/or service. The SORP was previously closed to new entrants in January 2014. On August 14, 2008, our board of directors approved amendments to the SORP, which implemented changes to the SORP benefits formula and the early retirement factors, in each case, used for any active employee not already earning a benefit by January 1, 2008 or any participant who had not attained age 50 by January 1, 2009, as well as changes relating to the forms of benefit available for all current and future participants.

On November 10, 2009, our board of directors approved additional amendments effective January 1, 2010, to provide that for both benefit accrual and vesting credit, service will be determined based on the number of months elapsed from the later of a participant’s entry into the plan and January 1, 1989, and subject, in the case of vesting, to a schedule set forth in the SORP, and also provide that effective after December 31, 2009, our chief executive officer would no longer be able to grant service credit in his discretion to SORP participants who are involuntarily terminated or who receive severance from the company.

All participants must have at least five years of service to receive any benefit under the SORP. After 10 years of service, a participant will qualify for the full annual benefit. We refer to the percentage of the benefit that has been earned by a participant as the “vested percentage.” The vested percentage is determined using a schedule set forth in the SORP.

SORP benefits begin on the earliest of (i) the later of attainment of age 60 and the first day of the seventh month following separation from service, (ii) disability, and (iii) death. Participants can receive their benefits in the form of a single life annuity, a 25%, 50%, 75%, or 100% joint and survivor annuity with a beneficiary, or a ten-year certain and life annuity. Subject to rules required under Section 409A of the Internal Revenue Code, participants may generally also elect to have either 25% or 50% of their benefits paid in a single lump sum. A participant who terminates employment by reason of disability is eligible to receive an unreduced benefit payable as of the participant’s termination. Upon the death of a participant, the participant’s surviving spouse or other designated beneficiary is eligible to receive a 50% survivor benefit, payable as a life annuity or, if elected, a guaranteed payment for 120 months only.

The amount of the annual benefit is determined by multiplying the participant’s final average annual pay by a factor of 2%, the number of years of service (up to 20 years), and the participant’s vested percentage. For participants with more than 20 years of service only, added to that first amount will be an amount determined by multiplying the participant’s final average annual pay by a factor of 1%, up to five additional years of service, and the participant’s vested percentage.

Final average annual pay will be based on salary, bonuses, and incentive payment awards, excluding restricted stock and other stock-based awards. The maximum annual

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Compensation of Executive Officers

plan benefit that may be paid will be limited to 45% of a participant’s final average annual pay. A participant whose benefit payments begin before the first day of the month on or after the participant’s 65th birthday will receive payments reduced at a rate of 4/12 of 1% per month for each month (up to 36 months) by which the participant’s benefit commencement precedes the participant’s

65th birthday, and, if applicable, further reduced at a rate of 5/12 of 1% for each month by which the benefit commencement precedes the participant’s 62nd birthday.

If within 24 months after a participant’s employment terminates he or she violates the non-competition provisions of any agreement such participant has entered into with the company, such participant will forfeit all of his or her benefits under the SORP.

Deferred Compensation Program

Under the ADP Deferred Compensation Plan, all U.S. executives of the company (including the NEOs) can defer all or a portion of their annual cash bonuses, which may be allocated to notional investments selected by the participant. Prior to fiscal 2015, participants could choose two investment options for their cash bonus deferrals: a fixed income fund or a fund designed to track the performance of the Standard & Poor’s index of 500 leading U.S. companies. The fixed fund rate is adjusted each fiscal year, and was 3.5% for fiscal year 2019. Beginning January 1, 2015, the company replaced these two investment options with certain diversified investment funds that mirror the investment options available in the company’s 401(k) plan. The company does not match deferrals by the NEOs or otherwise contribute any amounts to their deferred compensation accounts.

Each participant has the option of making a onetime election changing the timing and/or the form of distributions from his or her account. Any such change must comply with the “redeferral rules” in effect under Section 409A of the Internal Revenue Code and may be used only to delay the timing and/or change the number of payments to be received. Participants may elect to receive payments of their deferred funds either in a lump sum payment or in installments. However, in the event of death, disability, or termination of employment prior to age 65, or age 55 with 10 years of service, payments are made in a lump sum regardless of a participant’s election. Deferred funds and the earnings on such deferrals made for fiscal year 2005 and later may be distributed to a participant following separation from service only after a six-month delay. Distributions are subject to federal, state, and local income taxes on both the principal amount and investment earnings at the ordinary income rate in the year in which such payments are made.

Executive Retirement Plan

The Automatic Data Processing, Inc. Executive Retirement Plan (“ERP”) is a non-qualified defined contribution plan that provides supplemental retirement benefits in excess of amounts available under the company’s other tax-qualified and non-qualified retirement plans. Eligible participants include the NEOs and other officers of the company with titles of corporate vice president and above. Executive officers who do not participate in the SORP are automatically enrolled in the ERP.

The ERP provides an annual contribution equal to 8% of total salary and bonus, less any contributions provided in the same plan year by the company’s other qualified and non-qualified retirement plans. Company contributions are credited to a participant’s account following the end of the applicable plan year. Participants can choose to invest their notional account in any of the investment funds that mirror the investment options available in the company’s 401(k) plan. A participant’s account will be 100% vested after three years of continuous service with the company, or upon death or disability. A participant will forfeit all of his or her benefits under the ERP if the participant’s employment is terminated for cause or if, while employed, or within 24 months after a participant’s employment

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Compensation of Executive Officers

terminates, he or she violates a non-competition, non-solicitation or non-disclosure provision of any agreement between the participant and the company.

Participants may elect to receive distributions from the ERP either in a lump sum payment or in annual installments. Each participant has the option of making a one-time election to change the form of distribution from his or her account. Any such change must comply with the rules in effect under Section 409A of the Internal Revenue Code. Contributions and earnings on such contributions are distributed to a participant following separation from service only after a six-month delay. However, in the event of death or if, upon separation from service a participant’s account balance is less than $50,000, payments are made in a lump sum regardless of a participant’s election.

Non-Qualified Deferred Compensation for Fiscal Year 2019

Name	Plan Name	Executive Contributions in 2019	Registrant Contributions in 2019(1)	Aggregate Earnings in 2019(2)	Aggregate Balance at June 30, 2019(3)
(a)		(b)	(c)	(d)	(f)
Carlos A. Rodriguez	ADP Deferred Compensation Plan	$0	$0	$84,196	$893,560
Kathleen A. Winters		$0	$0	$0	$0
Jan Siegmund	ADP Deferred Compensation Plan	$0	$0	$245,779	$2,800,763
Michael A. Bonarti		$0	$0	$0	$0
Thomas J. Perrotti	ADP Executive Retirement Plan	$0	$50,992	$4,820	$144,766
Maria Black	ADP Executive Retirement Plan	$0	$51,835	$2,521	$144,176

(1)	The amounts listed in column (c) exclude company contributions earned during fiscal year 2019 for the Executive Retirement Plan that will be deposited in January 2020. These earned amounts are included in the fiscal year 2019 Summary Compensation Table, and can be referenced in footnote 1(c) of the All Other Compensation Table for the applicable NEOs.

(2)	The earnings amounts are not reported as compensation in fiscal year 2019 in the Summary Compensation Table, as they do not represent above-market or preferential earnings on deferred compensation.

(3)	The amounts listed in column (f) reflect each NEO’s aggregate balance at June 30, 2019, which is equal to the balance at June 30, 2018, increased by the NEO’s actual contributions and earnings in fiscal year 2019. The following amounts were previously reported as compensation in the Summary Compensation Table for previous years: Mr. Siegmund, $800,365.

67	|	Automatic Data Processing, Inc. – Proxy Statement

Potential Payments to Named Executive Officers Upon Termination or Change in Control

Change in Control Severance Plan for Corporate Officers

We maintain the Automatic Data Processing, Inc. Change in Control Severance Plan for Corporate Officers, which provides for the payment of specified benefits to officers selected by the board of directors if their employment terminates under certain circumstances after a change in control of the company. All NEOs participate in the change in control plan. As of June 30, 2019, there were 25 eligible participants in the change in control plan.

The change in control plan provides that a participant who is involuntarily terminated by the company without cause or who leaves for good reason during the two-year period following the occurrence of a change in control will receive:

●	A lump sum payment equal to 150% (or in the case of our chief executive officer, 200%) of such participant’s current total annual compensation;
●	Full vesting of his or her stock options;
●	Full vesting of restricted shares issued under the time-based restricted stock program; and
●	The number of shares the participant would have been entitled to receive under the then-ongoing performance-based equity programs had all applicable performance goals been achieved at 100% target rate.

A participant’s current total annual compensation equals his or her highest rate of annual salary during the calendar year in which his or her employment terminates or the year immediately prior to the year of such termination, plus his or her average annual cash bonus compensation earned in respect of the two most recent calendar years immediately preceding the calendar year in which his or her employment terminates. Equity-based long-term incentives are excluded from the definition of total annual compensation.

The change in control plan defines “good reason” as the occurrence of any of the following events after a change in control without the participant’s written consent:

●	A material diminution in the participant’s position, duties, responsibilities, or authority as of the date immediately prior to the change in control; or
●	a reduction in a participant’s base compensation or a failure to provide incentive compensation opportunities at least as favorable in the aggregate as those provided immediately prior to the change in control; or
●	a failure to provide employee benefits at least as favorable in the aggregate as those provided immediately prior to the change in control; or
●	a failure of any successor of the company to assume in writing the obligations under the change in control plan.

The change in control plan defines “cause” as:

●	gross negligence or willful misconduct by a participant, which is materially injurious to the company, monetarily or otherwise;
●	misappropriation or fraud with regard to the company or its assets;
●	conviction of, or the pleading of guilty or nolo contendere to, a felony involving the assets or business of the company; or
●	willful and continued failure to substantially perform one’s duties after written notice by the board of directors.

The change in control payments potentially due to the NEOs are payable solely pursuant to the terms of the change in control plan and applicable terms of the award agreements.

A “change in control” will have occurred under the change in control plan if:

●	any “person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended), excluding the company, any subsidiary of the company, or any employee benefit plan sponsored or maintained by the company (including any trustee of any such plan acting in its capacity as trustee), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the company representing 35% or more of the total combined voting power of the company’s then-outstanding securities;

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Potential Payments to Named Executive Officers Upon Termination or Change in Control

●	there occurs a merger, consolidation, or other business combination of the company (a “transaction”), other than a transaction immediately following which the stockholders of the company, immediately prior to the transaction, continue to be the beneficial owners of securities of the resulting entity representing more than 60% of the voting power in the resulting entity, in substantially the same proportions as their ownership of the company voting securities immediately prior to the transaction; or
●	there occurs the sale of all or substantially all of the company’s assets, other than a sale immediately following which the stockholders of the company immediately prior to the sale are the beneficial owners of securities of the purchasing entity representing more than 60% of the voting power in the purchasing entity, in substantially the same proportions as their ownership of the company voting securities immediately prior to the sale of assets.

The company will reduce payments under the change in control plan to avoid the application of excise taxes pursuant to Section 4999 of the Internal Revenue Code, unless the after-tax amount to be received by a participant without such a reduction would be greater than the after-tax amount that would be received after such reduction. All payments under the plan are conditioned upon the participant’s execution of a release of claims in favor of the company.

Corporate Officer Severance Plan

Effective May 6, 2015, ADP adopted the Corporate Officer Severance Plan for purposes of involuntary terminations other than for cause in the absence of a change in control.

All NEOs participate in the severance plan. As of June 30, 2019, there were 25 eligible participants in the severance plan.

The severance plan provides that a participant who is involuntarily terminated by the company without cause (other than during the two-year period following the occurrence of a change in control) will receive:

●	18 (or in the case of the CEO, 24) months of continued base salary;
●	A prorated annual bonus for the year of termination, based on actual performance for the full fiscal year, but assuming that all non-financial and other subjective and qualitative performance criteria are achieved at a level equal to the weighted-average percentage achievement of all applicable financial and other objective and non-qualitative performance criteria;
●	Continued vesting of his or her stock options and time-vested restricted stock and restricted stock unit awards during the period of continued base salary payments (the “Severance Period”); and
●	The number of shares of stock (or cash, in the case of cash-settled awards) that the participant would have been entitled to receive based on the actual achievement of the applicable performance goals in each of the then-ongoing performance-based restricted stock and PSU programs, prorated to reflect the portion of the applicable performance period elapsed through the last day of the Severance Period.

The severance plan defines “cause” as:

●	Failure to perform duties (other than due to physical or mental illness or injury), which failure amounts to an intentional and extended neglect of duties, to the extent not cured within 15 days following written notice;
●	Engaging in conduct that is materially injurious to the company or an affiliate;
●	Conviction of, or the pleading of guilty or nolo contendere to, a felony involving as a material element fraud or dishonesty; or
●	The consistent failure to follow the lawful instructions of the board of directors or a direct superior, which failure amounts to an intentional and extended neglect of duties.

The severance payments potentially due to the NEOs are payable solely pursuant to the terms of the severance plan (other than if benefits are payable pursuant to the change in control plan).

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Potential Payments to Named Executive Officers Upon Termination or Change in Control

Health Coverage

Certain executives, including the NEOs, who terminate employment with the company after they have attained age 55 and been credited with 10 years of service are eligible to participate in the company’s executive retiree medical plan.

Deferred Compensation

Under the ADP Deferred Compensation Plan, all U.S. executives of the company (including the NEOs) can defer into a deferred compensation account all or a portion of their annual cash bonuses to be payable following separation from the company. For a description of the ADP Deferred Compensation Plan and aggregate deferred compensation for our NEOs at June 30, 2019, see “Deferred Compensation Program” above.

Termination and Change in Control Tables

The following tables set forth the payments that each of our NEOs who were serving as executive officers as of June 30, 2019, would have received under various termination scenarios on June 30, 2019. Pension benefits, which are described under “Pension Benefits for Fiscal Year 2019” above, and deferred compensation balances, which are described under “Deferred Compensation Program” above, are not included in the tables below in accordance with applicable information statement disclosure requirements except to the extent of any incremental value payable in any of such termination scenarios. Pursuant to the company’s Corporate Officer Severance Plan, each of our NEOs would also receive a prorated annual bonus for the year of termination, based on actual performance for the full fiscal year, in the event of an involuntary termination without cause prior to June 30, 2019. Please refer to page 69 in this proxy statement for a description of the Corporate Officer Severance Plan. With regard to the payments on a change in control, the amounts detailed below presume that (x) the change in control includes a change in control of the company and (y) each NEO’s employment was terminated by the company without cause or by the executive for good reason within two years following the change in control occurring on June 30, 2019.

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Potential Payments to Named Executive Officers Upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR
CARLOS A. RODRIGUEZ

Payment Elements	Termination Following Change In Control		Death	Disability		Involuntary Termination Without Cause		Retirement
Termination Payment	$7,034,760	(1)	$0	$0		$2,200,000	(2)	$0
Stock Options (3)	$23,502,043		$23,502,043	$23,502,043		$23,502,043		$0
PSUs (4)	$15,007,744		$9,764,100	$9,764,100		$18,649,351		$0
Supplemental Officers Retirement Plan	$0		$0	$7,615,708	(5)	$0		$0
Total	$45,544,547		$33,266,143	$40,881,851		$44,351,394		$0

(1)	Represents payment of two times each of (i) the highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($1,100,000) and (ii) the average annual bonus for the two most recently completed calendar years ($2,417,380).

(2)	Represents an amount equal to two times annual salary ($1,100,000). In addition, Mr. Rodriguez would receive a prorated bonus for Fiscal Year 2019, which upon a termination on June 30, 2019, would equal $3,385,800, which is shown in the Summary Compensation Table for Fiscal Year 2019.

(3)	Assumes all unvested options immediately vested and were exercised on June 28, 2019, the last trading day of Fiscal Year 2019, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $165.33 per share.

(4)	Amount in the Termination Following Change In Control column represents amount attributable to the fiscal years 2018 and 2019 PSU programs assuming performance goals of these programs will be achieved at 100% target rate. Amounts in the Death and Disability columns represent the sum of (a) two thirds of the fiscal year 2018 PSU award based on performance goals achieved at 142% target rate for fiscal year 2018, at 150% target rate for fiscal year 2019, and an assumed achievement at target rate for fiscal year 2020 plus (b) one third of the fiscal year 2019 PSU award based on performance goals achieved at 150% target rate for fiscal year 2019 and an assumed achievement at target rate for fiscal years 2020 and 2021. Amount in the Involuntary Termination Without Cause column represents the sum of (x) the full fiscal year 2018 PSU award based on performance goals achieved at 142% target rate for fiscal year 2018, at 150% target rate for fiscal year 2019, and an assumed achievement at target rate for fiscal year 2020 plus (y) the full fiscal year 2019 PSU award based on performance goals achieved at 150% target rate for fiscal year 2019 and an assumed achievement at target rate for fiscal years 2020 and 2021. The amount actually payable upon an involuntary termination without cause would be determined based on actual achievement of the performance goals under the fiscal years 2018 and 2019 PSU awards. All amounts include accrued dividend equivalents through June 30, 2019.

(5)	Represents present value of the incremental benefit using the RP-2014 white collar mortality table with post-2006 improvements removed (projected generationally using scale MP-2018) and a 3.4% discount rate, assuming disability occurring on June 30, 2019.

71	|	Automatic Data Processing, Inc. – Proxy Statement

Potential Payments to Named Executive Officers Upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR
KATHLEEN A. WINTERS

Payment Elements	Termination Following Change In Control		Death	Disability	Involuntary Termination Without Cause		Retirement
Termination Payment	$975,000	(1)	$0	$0	$975,000	(2)	$0
Restricted Stock(3)	$1,111,018		$0	$0	$555,509		$0
Total	$2,086,018		$0	$0	$1,530,509		$0

(1)	Represents payment of 1.5 times the highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($650,000).

(2)	Represents an amount equal to 1.5 times annual salary ($650,000). In addition, Ms. Winters would receive a prorated bonus for Fiscal Year 2019, which upon a termination on June 30, 2019, would equal $316,500, which is shown in the Summary Compensation Table for Fiscal Year 2019.

(3)	Amount in the Termination Following Change In Control column represents the vesting of time-based restricted stock awards in full. Amount in the Involuntary Termination Without Cause column represents the vesting of time-based restricted stock awards for an additional 18 months.

Automatic Data Processing, Inc. – Proxy Statement	|	72

Potential Payments to Named Executive Officers Upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR
JAN SIEGMUND

Payment Elements	Termination Following Change In Control		Death	Disability		Involuntary Termination Without Cause(8)		Retirement
Termination Payment	$2,367,563	(1)	$0	$0		$1,071,600	(2)	$0
Stock Options (3)	$4,597,245		$4,597,245	$4,597,245		$4,597,245		$3,968,609
Restricted Stock (4)	$1,809,821		$0	$0		$1,809,821		$0
PSUs (5)	$5,198,487		$3,369,330	$3,369,330		$5,988,777		$3,369,330
Supplemental Officers Retirement Plan	$0		$0	$3,054,180	(6)	$0		$0
Health Coverage (7)	$221,000		$0	$221,000		$221,000		$221,000
Total	$14,194,116		$7,966,575	$11,241,755		$13,688,443		$7,558,939

(1)	Represents payment of 1.5 times each of (i) the highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($714,400) and (ii) the average annual bonus for the two most recently completed calendar years ($863,975).

(2)	Represents an amount equal to 1.5 times annual salary ($714,400). In addition, Mr. Siegmund would receive a prorated bonus for Fiscal Year 2019, which upon a termination on June 30, 2019, would equal $1,099,500, which is shown in the Summary Compensation Table for Fiscal Year 2019.

(3)	For all columns except Retirement, assumes all unvested options immediately vested and were exercised on June 28, 2019, the last trading day of Fiscal Year 2019, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $165.33 per share. Amount in the Retirement column assumes all unvested options that were granted at least one year prior to June 30, 2019 immediately vested and were exercised on June 28, 2019, the last trading day of Fiscal Year 2019, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $165.33 per share.

(4)	Amount in the Termination Following Change In Control column represents the vesting of time-based restricted stock awards in full. Amount in the Involuntary Termination Without Cause column represents the vesting of time-based restricted stock awards for an additional 18 months.

(5)	Amount in the Termination Following Change In Control column represents amount attributable to the fiscal years 2018 and 2019 PSU programs assuming performance goals of these programs will be achieved at 100% target rate. Amounts in the Death, Disability, and Retirement columns represent the sum of (a) two thirds of the fiscal year 2018 PSU award based on performance goals achieved at 142% target rate for fiscal year 2018, at 150% target rate for fiscal year 2019, and an assumed achievement at target rate for fiscal year 2020 plus (b) one third of the fiscal year 2019 PSU award based on performance goals achieved at 150% target rate for fiscal year 2019 and an assumed achievement at target rate for fiscal years 2020 and 2021. Amount in the Involuntary Termination Without Cause column represents the sum of (x) the full fiscal year 2018 PSU award based on performance goals achieved at 142% target rate for fiscal year 2018, at 150% target rate for fiscal year 2019, and an assumed achievement at target rate for fiscal year 2020 plus (y) five sixths of the full fiscal year 2019 PSU award based on performance goals achieved at 150% target rate for fiscal year 2019 and an assumed achievement at target rate for fiscal years 2020 and 2021. The amount actually payable upon an involuntary termination without cause would be determined based on actual achievement of the performance goals under the fiscal years 2018 and 2019 PSU awards. All amounts include accrued dividend equivalents through June 30, 2019.

(6)	Represents present value of the incremental benefit using the RP-2014 white collar mortality table with post-2006 improvements removed (projected generationally using scale MP-2018) and a 3.4% discount rate, assuming disability occurring on June 30, 2019.

(7)	Represents the present value of Mr. Siegmund’s health coverage under our retiree medical plan using a discount rate of 3.41% and a medical inflation rate beginning at 6.3% for 2019-2020 and ultimately settling at 4.5% by 2039.

(8)	Amounts payable to Mr. Siegmund in connection with his qualifying termination effective as of June 30, 2019, and pursuant to the Corporate Officer Severance Plan, are quantified under this column.

73	|	Automatic Data Processing, Inc. – Proxy Statement

Potential Payments to Named Executive Officers Upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR
MICHAEL A. BONARTI

Payment Elements	Termination Following Change In Control		Death	Disability		Involuntary Termination Without Cause		Retirement
Termination Payment	$1,655,400	(1)	$0	$0		$841,350	(2)	$0
Stock Options (3)	$3,392,222		$3,392,222	$3,392,222		$3,392,222		$0
PSUs (4)	$4,127,165		$2,629,277	$2,629,277		$4,722,901		$0
Supplemental Officers Retirement Plan	$0		$0	$1,649,624	(5)	$0		$0
Total	$9,174,787		$6,021,499	$7,671,123		$8,956,473		$0

(1)	Represents payment of 1.5 times each of (i) the highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($560,900) and (ii) the average annual bonus for the two most recently completed calendar years ($542,700).

(2)	Represents an amount equal to 1.5 times annual salary ($560,900). In addition, Mr. Bonarti would receive a prorated bonus for Fiscal Year 2019, which upon a termination on June 30, 2019, would equal $690,600, which is shown in the Summary Compensation Table for Fiscal Year 2019.

(3)	Assumes all unvested options immediately vested and were exercised on June 28, 2019, the last trading day of Fiscal Year 2019, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $165.33 per share.

(4)	Amount in the Termination Following Change In Control column represents amount attributable to the fiscal years 2018 and 2019 PSU programs assuming performance goals of these programs will be achieved at 100% target rate. Amounts in the Death and Disability columns represent the sum of (a) two thirds of the fiscal year 2018 PSU award based on performance goals achieved at 142% target rate for fiscal year 2018, at 150% target rate for fiscal year 2019, and an assumed achievement at target rate for fiscal year 2020 plus (b) one third of the fiscal year 2019 PSU award based on performance goals achieved at 150% target rate for fiscal year 2019 and an assumed achievement at target rate for fiscal years 2020 and 2021. Amount in the Involuntary Termination Without Cause column represents the sum of (x) the full fiscal year 2018 PSU award based on performance goals achieved at 142% target rate for fiscal year 2018, at 150% target rate for fiscal year 2019, and an assumed achievement at target rate for fiscal year 2020 plus (y) five sixths of the full fiscal year 2019 PSU award based on performance goals achieved at 150% target rate for fiscal year 2019 and an assumed achievement at target rate for fiscal years 2020 and 2021. The amount actually payable upon an involuntary termination without cause would be determined based on actual achievement of the performance goals under the fiscal years 2018 and 2019 PSU awards. All amounts include accrued dividend equivalents through June 30, 2019.

(5)	Represents present value of the incremental benefit using the RP-2014 white collar mortality table with post-2006 improvements removed (projected generationally using scale MP-2018) and a 3.4% discount rate, assuming disability occurring on June 30, 2019.

Automatic Data Processing, Inc. – Proxy Statement	|	74

Potential Payments to Named Executive Officers Upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR
THOMAS J. PERROTTI

Payment Elements	Termination Following Change In Control		Death	Disability	Involuntary Termination Without Cause		Retirement
Termination Payment	$1,629,450	(1)	$0	$0	$793,800	(2)	$0
Stock Options (3)	$2,451,715		$2,451,715	$2,451,715	$1,837,979		$0
PSUs (4)	$3,519,782		$2,177,455	$2,177,455	$3,982,849		$0
Total	$7,600,947		$4,629,170	$4,629,170	$6,614,628		$0

(1)	Represents payment of 1.5 times each of (i) the highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($529,200) and (ii) the average annual bonus for the two most recently completed calendar years ($557,100).

(2)	Represents an amount equal to 1.5 times annual salary ($529,200). In addition, Mr. Perrotti would receive a prorated bonus for Fiscal Year 2019, which upon a termination on June 30, 2019, would equal $814,400, which is shown in the Summary Compensation Table for Fiscal Year 2019.

(3)	Amounts in the Termination Following Change In Control, Death, and Disability columns assume all unvested options immediately vested and were exercised on June 28, 2019, the last trading day of Fiscal Year 2019, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $165.33 per share. Amount in the Involuntary Termination Without Cause column assumes unvested options that would vest during the severance period (18 months) immediately vested and were exercised on June 28, 2019, the last trading day of Fiscal Year 2019, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $165.33 per share.

(4)	Amount in the Termination Following Change In Control column represents amount attributable to the fiscal years 2018 and 2019 PSU programs assuming performance goals of these programs will be achieved at 100% target rate. Amounts in the Death and Disability columns represent the sum of (a) two thirds of the fiscal year 2018 PSU award based on performance goals achieved at 142% target rate for fiscal year 2018, at 150% target rate for fiscal year 2019, and an assumed achievement at target rate for fiscal year 2020 plus (b) one third of the fiscal year 2019 PSU award based on performance goals achieved at 150% target rate for fiscal year 2019 and an assumed achievement at target rate for fiscal years 2020 and 2021. Amount in the Involuntary Termination Without Cause column represents the sum of (x) the full fiscal year 2018 PSU award based on performance goals achieved at 142% target rate for fiscal year 2018, at 150% target rate for fiscal year 2019, and an assumed achievement at target rate for fiscal year 2020 plus (y) five sixths of the full fiscal year 2019 PSU award based on performance goals achieved at 150% target rate for fiscal year 2019 and an assumed achievement at target rate for fiscal years 2020 and 2021. The amount actually payable upon an involuntary termination without cause would be determined based on actual achievement of the performance goals under the fiscal years 2018 and 2019 PSU awards. All amounts include accrued dividend equivalents through June 30, 2019.

75	|	Automatic Data Processing, Inc. – Proxy Statement

Potential Payments to Named Executive Officers Upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR
MARIA BLACK

Payment Elements	Termination Following Change In Control		Death	Disability	Involuntary Termination Without Cause		Retirement
Termination Payment	$1,597,313	(1)	$0	$0	$793,800	(2)	$0
Stock Options (3)	$2,412,721		$2,412,721	$2,412,721	$1,798,985		$0
PSUs (4)	$3,519,782		$2,177,455	$2,177,455	$3,982,849		$0
Total	$7,529,816		$4,590,176	$4,590,176	$6,575,634		$0

(1)	Represents payment of 1.5 times each of (i) the highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($529,200) and (ii) the average annual bonus for the two most recently completed calendar years ($535,675).

(2)	Represents an amount equal to 1.5 times annual salary ($529,200). In addition, Ms. Black would receive a prorated bonus for Fiscal Year 2019, which upon a termination on June 30, 2019, would equal $767,900, which is shown in the Summary Compensation Table for Fiscal Year 2019.

(3)	Amounts in the Termination Following Change In Control, Death, and Disability columns assume all unvested options immediately vested and were exercised on June 28, 2019, the last trading day of Fiscal Year 2019, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $165.33 per share. Amount in the Involuntary Termination Without Cause column assumes unvested options that would vest during the severance period (18 months) immediately vested and were exercised on June 28, 2019, the last trading day of Fiscal Year 2019, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $165.33 per share.

(4)	Amount in the Termination Following Change In Control column represents amount attributable to the fiscal years 2018 and 2019 PSU programs assuming performance goals of these programs will be achieved at 100% target rate. Amounts in the Death and Disability columns represent the sum of (a) two thirds of the fiscal year 2018 PSU award based on performance goals achieved at 142% target rate for fiscal year 2018, at 150% target rate for fiscal year 2019, and an assumed achievement at target rate for fiscal year 2020 plus (b) one third of the fiscal year 2019 PSU award based on performance goals achieved at 150% target rate for fiscal year 2019 and an assumed achievement at target rate for fiscal years 2020 and 2021. Amount in the Involuntary Termination Without Cause column represents the sum of (x) the full fiscal year 2018 PSU award based on performance goals achieved at 142% target rate for fiscal year 2018, at 150% target rate for fiscal year 2019, and an assumed achievement at target rate for fiscal year 2020 plus (y) five sixths of the full fiscal year 2019 PSU award based on performance goals achieved at 150% target rate for fiscal year 2019 and an assumed achievement at target rate for fiscal years 2020 and 2021. The amount actually payable upon an involuntary termination without cause would be determined based on actual achievement of the performance goals under the fiscal years 2018 and 2019 PSU awards. All amounts include accrued dividend equivalents through June 30, 2019.

Automatic Data Processing, Inc. – Proxy Statement	|	76

CEO Pay Ratio

In accordance with the requirements set forth by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Pay Ratio Rule”), we are providing the following information to disclose the annual compensation of our CEO, Mr. Rodriguez, compared to the annual compensation of the median associate of our workforce (not including Mr. Rodriguez). For fiscal year 2019, an estimate of this ratio is 301:1, and is based on Mr. Rodriguez’s 2019 Summary Compensation Table total of $19,000,187, and the 2019 total of our median associate of $63,225.

To arrive at the ratio and calculate the median associate’s compensation, we first identified our active global workforce as of April 1, 2019, inclusive of full-time, part-time, and temporary workers, which consisted of 58,079 associates (excluding our CEO). Consistent with permitted adjustments allowed under the Pay Ratio Rule, we then applied the de minimis exemption to exclude all associates in the Philippines (2,395) and Poland (383), totaling 4.78% of the associate population. After applying the exemption, we ranked the remaining associate population based on annualized gross earnings, as reflected in our global payroll records, for the period covering April 1, 2018 through March 31, 2019. For associates located outside the home jurisdiction of our CEO, the United States, annualized gross earnings were converted to U.S. dollars using an average daily foreign exchange rate over the same time period. The median associate was then identified, and the associate’s compensation was calculated using the same methodology used to calculate the compensation of our named executive officers, as reflected in the Summary Compensation Table on page 53.

Our Supplemental Officers Retirement Plan (“SORP”) was frozen as of June 30, 2019. Therefore, Mr. Rodriguez’s actual accrued SORP benefit will not change going forward. However, his Change in Pension Value disclosed in the Summary Compensation Table will fluctuate from year-to-year, reflecting annual changes in the underlying discount rates and mortality rates.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. We believe that our calculated ratios are reasonable estimates calculated in a manner consistent with the pay ratio disclosure requirements. The executive compensation philosophy and principles set forth on page 40 also underlie the company’s overall compensation program for employees. Pay ratios reported by other companies, including those within our Peer Group and industry, may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

This information is being provided for the purposes of compliance with the pay ratio disclosure requirement. Neither the compensation committee nor management of the company used the pay ratio measure in making compensation decisions.

77	|	Automatic Data Processing, Inc. – Proxy Statement

Audit Committee Report

The audit committee oversees the financial management and financial reporting procedures of the company, and the appointment, compensation, retention and performance of the company’s independent auditors, on behalf of the board of directors. A further description of the role and members of the audit committee is set forth on page 17 under “Audit Committee.”

In fulfilling its oversight responsibilities, the committee reviewed and discussed the company’s audited financial statements with management, which has primary responsibility for the preparation of the financial statements. In performing its review, the committee discussed the propriety of the application of accounting principles by the company, the reasonableness of significant judgments and estimates used in the preparation of the financial statements, and the clarity of disclosures in the financial statements. Management represented to the audit committee that the company’s financial statements were prepared in accordance with generally accepted accounting principles. The committee also reviewed and discussed the company’s audited financial statements with Deloitte & Touche LLP, an independent registered public accounting firm, the company’s independent auditors for fiscal year 2019, which is responsible for expressing an opinion on the conformity of the company’s financial statements with generally accepted accounting principles in the United States of America. Deloitte & Touche LLP conducted its audit in accordance with standards of the Public Company Accounting Oversight Board.

During the course of fiscal year 2019, management completed the documentation, testing and evaluation of the company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The audit committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the audit committee received periodic updates provided by management and Deloitte & Touche LLP at each audit committee meeting. At the conclusion of the process, management provided the audit committee with, and the audit committee reviewed, a report on the effectiveness of the company’s internal control over financial reporting. The audit committee also reviewed the report of management contained in the annual report on Form 10-K for the fiscal year ended June 30, 2019 filed with the SEC, as well as Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the annual report on Form 10-K for the fiscal year ended June 30, 2019 related to its integrated audit of the consolidated financial statements and financial statement schedule, including the matters identified by Deloitte & Touche LLP as critical audit matters, and the effectiveness of internal control over financial reporting. The audit committee continues to oversee the company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal year 2020.

The audit committee has discussed with Deloitte & Touche LLP the matters that are required to be discussed by Public Company Accounting Oversight Board Auditing Standard 1301 (Communications with Audit Committees) and the SEC Rule 2-07. Deloitte & Touche LLP has provided to the committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence, and the committee discussed with Deloitte & Touche LLP, the firm’s independence, including the matters in those written disclosures. The committee also discussed with Deloitte & Touche LLP the overall scope and plan for its audit and engagement. The committee considered whether Deloitte & Touche LLP’s provision of non-audit services to the company and its affiliates and the fees and costs billed and expected to be billed by Deloitte & Touche LLP for those services impaired or compromised Deloitte & Touche LLP’s independence and concluded that those services did not. The audit committee has discussed with the company’s internal auditors and with Deloitte & Touche LLP, with and without management present, their respective evaluations of the company’s internal accounting controls and the overall quality of the company’s financial reporting.

The committee also discussed with management, and took into consideration when issuing this report, the Auditor Independence Policy, which prohibits the company or any of its affiliates from entering into most non-audit related consulting arrangements with its independent auditors. The Auditor Independence Policy is discussed in further detail below under “Independent Registered Public Accounting Firm’s Fees.”

Automatic Data Processing, Inc. – Proxy Statement	|	78

Audit Committee Report

In addition to independence, in determining whether to reappoint Deloitte & Touche LLP as the company’s independent registered public accounting firm, the audit committee took into consideration a number of factors, including:

●	the breadth of experience and length of time Deloitte & Touche LLP has been engaged;
●	historical and recent performance on the company’s audit;
●	familiarity with our global operations and business;
●	the advisability and potential impact of selecting an entirely different and unaffiliated independent registered public accounting firm;
●	Deloitte & Touche LLP’s internal quality controls;
●	the appropriateness of Deloitte & Touche LLP’s fees; and
●	an assessment of the professional qualifications and past performance of the lead audit partner and auditing team of Deloitte & Touche LLP.

Based on the considerations referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended June 30, 2019. In addition, the committee concluded that the appointment of Deloitte & Touche LLP is in the best interest of the company and its stockholders, and appointed Deloitte & Touche LLP as the independent auditors for the company for the fiscal year 2020, subject to the ratification by the stockholders at the 2019 Annual Meeting of Stockholders.

Audit Committee of the Board of Directors

Sandra S. Wijnberg, Chair
Richard T. Clark
Eric C. Fast
Linda R. Gooden
Scott F. Powers

August 5, 2019

79	|	Automatic Data Processing, Inc. – Proxy Statement

Independent Registered Public Accounting Firm’s Fees

In addition to retaining Deloitte & Touche LLP to audit the consolidated financial statements for fiscal year 2019 and fiscal year 2018, the audit committee retained Deloitte & Touche LLP to provide various services in fiscal year 2019 and fiscal year 2018. The aggregate fees billed by Deloitte & Touche LLP for fiscal year 2019 and fiscal year 2018 for these various services were:

Type of Fees	FY 2019	FY 2018
	($ in thousands)
Audit Fees	$9,703	$9,127
Audit-Related Fees	315	1,521
Tax Fees	2,127	1,549
All Other Fees	208	81
Total	$12,353	$12,278

In the above table, in accordance with the SEC definitions, “audit fees” are fees we paid Deloitte & Touche LLP for professional services for the audit of the company’s consolidated financial statements included in our annual report on Form 10-K and review of financial statements included in our quarterly reports on Form 10-Q, services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements or any other services performed by Deloitte & Touche LLP to comply with generally accepted auditing standards.

“Audit-related fees” are fees billed by Deloitte & Touche LLP for assurance and related services that are typically performed by the independent public accountant (e.g., due diligence services, employee benefit plan audits and internal control reviews). For fiscal years 2019 and 2018, “audit-related fees” include audit services rendered in connection with certain acquisitions, as well as certain benefit plan and trust audits.

“Tax fees” are fees for tax compliance, tax advice and tax planning. “All other fees” are fees billed by Deloitte & Touche LLP to the company for any services not included in the first three categories.

The board of directors has adopted an auditor independence policy that prohibits our independent auditors from providing:

●	bookkeeping or other services related to the accounting records or financial statements of the company;
●	financial information systems design and implementation services;
●	appraisal or valuation services, fairness opinions or contribution-in-kind reports;
●	actuarial services;
●	internal audit outsourcing services;
●	management functions or human resources services;
●	broker or dealer, investment adviser or investment banking services;
●	legal services and expert services unrelated to the audit; and
●	any other service that the Public Company Accounting Oversight Board or the Securities and Exchange Commission determines, by regulation, is impermissible.

The audit committee has adopted a policy requiring that all audit, audit-related and non-audit services be pre-approved by the audit committee. All services provided to us by the independent auditors in fiscal year 2019 and fiscal year 2018 were pre-approved by the audit committee. The independent auditors may only perform non-prohibited non-audit services that have been specifically approved in advance by the audit committee, regardless of the dollar value of the services to be provided. In addition, before the audit committee will consider granting its approval, the company’s management must have determined that such specific non-prohibited non-audit services can be best performed by the independent auditors based on its in-depth knowledge of our business, processes and policies. The audit committee, as part of its approval process, considers the potential impact of any proposed work on the independent auditors’ independence.

Automatic Data Processing, Inc. – Proxy Statement	|	80

Proposal 3 Appointment of Independent Registered Public Accounting Firm

At the 2019 Annual Meeting, stockholders will vote on the ratification of the appointment by the audit committee of Deloitte & Touche LLP, as the independent registered public accounting firm to audit the accounts of the company and its subsidiaries for the fiscal year that began on July 1, 2019. Deloitte & Touche LLP has served as our independent auditor since 1968. Deloitte & Touche LLP is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires. He or she will be available to answer appropriate questions.

Stockholder Approval Required

The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon at the meeting of stockholders is required to ratify Deloitte & Touche LLP’s appointment as the company’s independent auditors for fiscal year 2020. Brokers have the authority to vote shares for which their customers did not provide voting instructions on the ratification of the appointment of Deloitte & Touche LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL YEAR 2020.

81	|	Automatic Data Processing, Inc. – Proxy Statement

Stockholder Proposals

If a stockholder intends to submit any proposal for inclusion in the company’s proxy statement for the company’s 2020 Annual Meeting of Stockholders in accordance with Rule 14a-8 under the Exchange Act, the proposal must be received by the corporate secretary of the company no later than May 29, 2020. To be eligible to submit such a proposal for inclusion in the company’s proxy materials for an annual meeting of stockholders pursuant to Rule 14a-8, a stockholder must be a holder of either: (1) at least $2,000 in market value or (2) 1% of the company’s shares of common stock entitled to be voted on the proposal, and must have held such shares for at least one year, and continue to hold those shares through the date of such annual meeting. Such proposal must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals, including Rule 14a-8, including the permissible number and length of proposals, the circumstances in which the company is permitted to exclude proposals and other matters governed by such rules and regulations.

Advance Notice

Separate from the requirements of Rule 14a-8, relating to the inclusion of a stockholder proposal in the company’s proxy statement, the company’s amended and restated by-laws require advance notice for a stockholder to bring nominations of directors (other than a proxy access nomination, which is described below) or any other business to be considered at any annual meeting of stockholders. Specifically, our amended and restated by-laws require that stockholders wishing to nominate candidates for election as directors or propose any other business to be considered at our 2020 Annual Meeting of Stockholders must notify the company of their intent in a written notice delivered to the company in care of the company’s corporate secretary at our principal executive offices not less than 90 nor more than 120 days before the first anniversary of the date of the 2019 Annual Meeting of Stockholders, or November 12, 2020.

As a result, in order for the notice given by a stockholder to comply with our amended and restated by-laws, it must be received no earlier than July 15, 2020, and no later than August 14, 2020, unless the date of our 2020 Annual Meeting of Stockholders occurs more than 30 days before or 60 days after the first anniversary of the 2019 Annual Meeting of Stockholders. In that case, our amended and restated by-laws provide that we must receive the notice no earlier than the 120th day prior to the date of the 2020 Annual Meeting of Stockholders and no later than the 90th day prior to the date of the 2020 Annual Meeting of Stockholders or the tenth day following the day on which we first make a public announcement of the date of the 2020 Annual Meeting of Stockholders, whichever is later.

Proxy Access

Our by-laws have proxy access provisions that permit a stockholder, or a group of up to twenty stockholders that owns 3% or more of our stock continuously for at least three years, to nominate and include in our proxy materials candidates for election as directors. Such stockholder or group may nominate up to the greater of two individuals or 20% of our board of directors, provided that the stockholder or group and the nominee(s) satisfy the requirements specified in our by-laws. In order to be properly brought before the 2020 Annual Meeting of Stockholders, a stockholder’s notice of nomination of one or more director candidates pursuant to the proxy access provisions of our amended and restated by-laws must be received by no earlier than April 29, 2020 and no later than May 29, 2020 (i.e., no earlier than the 150th day and no later than the 120th day prior to the first anniversary of the date our definitive proxy statement was first released to stockholders in connection with the preceding year’s annual meeting of stockholders), unless the date of our 2020 Annual Meeting of Stockholders occurs more than 30 days before or 60 days after the first anniversary of the 2019 Annual Meeting of Stockholders. In that case, our amended

Automatic Data Processing, Inc. – Proxy Statement	|	82

Stockholder Proposals

and restated by-laws provide that we must receive the notice no earlier than the 180th day prior to the date of the 2020 Annual Meeting of Stockholders and no later than the 90th day prior to the date of the 2020 Annual Meeting of

Stockholders or the tenth day following the day on which we first make a public announcement of the date of the 2020 Annual Meeting of Stockholders, whichever is later.

Stockholder’s Notice

To be in proper form, a stockholder’s notice must also include the specified information described in our amended and restated by-laws. You may contact our corporate secretary at our principal executive offices for a copy of the relevant by-law provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to advance notice or proxy access.

If a stockholder’s nomination or proposal is not in compliance with the requirements set forth in our amended and restated by-laws, the company may disregard such nomination or proposal.

83	|	Automatic Data Processing, Inc. – Proxy Statement

Electronic Delivery of Future Stockholder Communications

If you receive this proxy statement and our annual report on Form 10-K for the fiscal year ended June 30, 2019 by mail, we strongly encourage you to elect to view future proxy statements and annual reports over the Internet and save the company the cost of producing and mailing these documents. If you vote your shares over the Internet this year, you will be given the opportunity to choose electronic access at the time you vote. You can also view these documents by visiting the “Investors” section of our website at www.adp.com, or choose electronic access by following the instructions that you will receive in connection with next year’s annual meeting of stockholders. Stockholders who choose electronic access this year will receive a communication next year containing the Internet address to use to access the proxy statement and annual report on Form 10-K. Your choice will remain in effect until you cancel it. You do not have to elect Internet access each year.

For the Board of Directors

Michael A. Bonarti
Secretary

Roseland, New Jersey
September 26, 2019

Automatic Data Processing, Inc. – Proxy Statement	|	84

Appendix A

Reconciliation of GAAP and Non-GAAP Information

Refer to the table below for a reconciliation from net earnings to adjusted EBIT for fiscal years 2019 and 2018. Our adjusted EBIT measure excludes the impact of taxes, certain interest expense and interest income, gains/losses on sale of assets, transformation initiatives, and non-operational costs related to proxy contest matters. We include the interest income earned on investments associated with our client funds extended investment strategy and interest expense on borrowings related to our client funds extended investment strategy as we believe these amounts to be fundamental to the underlying operations of our business model. The adjustments in the table below represent the interest income and interest expense that is not related to our client funds extended investment strategy and are labeled as “All other interest expense” and “All other interest income.” In addition to the table below, our Annual Cash Bonus Plan Results (as reflected on page 36 of our CD&A) exclude the impact of foreign currency fluctuations in excess of the fluctuations assumed in the target.

	Twelve Months Ended June 30,
(amounts in millions USD)	2019	2018
Net earnings	$2,292.8	$1,884.9
Adjustments:
Provision for income taxes	712.8	397.7
All other interest expense	59.9	59.4
All other interest income	(32.4)	(25.5)
Gain on sale of assets	(15.7)	—
Transformation initiatives(a)	138.3	404.8
Proxy contest matters	—	33.3
Adjusted EBIT	$3,155.7	$2,754.6

Refer to the table below for a reconciliation from net earnings to adjusted net earnings (income) for fiscal years 2019, 2018 and 2017. Our adjusted net earnings (income) measure excludes pre-tax and tax impacts of gains/losses on sale of businesses, gains/losses on sale of assets, transformation initiatives, non-operational costs related to proxy contest matters, and Tax Cuts and Jobs Act. In addition to the table below, our PSU Program Results (as reflected on page 36 of our CD&A) exclude the impacts of Accounting Standard Update 2016-09 on stock-based compensation, foreign currency fluctuations in excess of the fluctuations assumed in the target, and an asset write down of internally developed software following the acquisition of Celergo.

	Twelve Months Ended June 30,
(amounts in millions USD)	2019	2018	2017
Net earnings	$2,292.8	$1,884.9	$1,787.8
Adjustments:
Gain on sale of businesses	—	—	(205.4)
Provision for income taxes on gain on sale of businesses(b)	—	—	84.0
Gain on sale of assets	(15.7)	—	—
Provision for income taxes on gain on sale of assets(c)	3.9	—	—
Transformation initiatives(a)	138.3	404.8	85.0
Income tax benefit for transformation initiatives(c)	(34.5)	(122.1)	(32.0)
Proxy contest matters	—	33.3	—
Income tax benefit for proxy contest matters(c)	—	(10.4)	—
Tax Cuts and Jobs Act(d)	(0.5)	(183.2)	—
Adjusted net earnings (income)	$2,384.3	$2,007.3	$1,719.4

A-1	|	Automatic Data Processing, Inc. – Proxy Statement

Reconciliation of GAAP and Non-GAAP Information

(a)	The charges within transformation initiatives are comprised of charges related to our Voluntary Early Retirement Program (“VERP”), Service Alignment Initiative, Workforce Optimization and other transformation initiatives. Charges related to our VERP in fiscal 2019 include $48.2 million for non-cash pension settlement charges and special termination benefits, and $23.6 million of expenses related to the continuing health coverage. We also recorded severance charges in accordance with ASC 712 totaling $33.6 million primarily relating to our Workforce Optimization initiative to reduce management layers and increase spans of controls and $56.8 million related to our other transformation initiatives during fiscal 2019. These charges were partially offset by net reversals of charges and gain on sale of assets related to our Service Alignment Initiative totaling $23.9 million for fiscal 2019. Unlike certain other severance charges in prior periods which are not included as an adjustment to get to adjusted results, these specific charges relate to actions that are part of our broad-based, company-wide transformation initiatives.

(b)	The taxes on the gains on the sale of the businesses were calculated based on the annualized marginal rate in effect during the quarter of the adjustment. The tax amount was adjusted for a book vs. tax basis difference for the year ended June 30, 2017 due to the derecognition of goodwill upon the sale of the business.

(c)	The tax benefit/provision on the transformation initiatives, gain on sale of asset, and non-operational charges related to proxy contest matters was calculated based on the annualized marginal rate in effect during the quarter of the adjustment.

(d)	The net benefit for fiscal 2018 is comprised of the re-measurement of deferred tax balances resulting in a one-time benefit, primarily as a result of ASC 606, using the lower tax rates enacted under the Tax Cuts and Jobs Act (“Act”), adjustments to the one-time transition tax on the earnings and profits of our foreign subsidiaries, foreign withholding taxes, and a valuation allowance against our foreign tax credits which may not be realized under the Act.

We believe that the exclusion of the identified items helps us reflect the fundamentals of our underlying business model and analyze results against our expectations and against prior period, and to plan for future periods by focusing on our underlying operations. We believe that the adjusted results provide relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by management and improves their ability to understand and assess our operating performance. The nature of these exclusions is for specific items that are not fundamental to our underlying business operations. Since these adjusted financial measures and other non-GAAP metrics are not measures of performance calculated in accordance with U.S. GAAP, they should not be considered in isolation from, as a substitute for, or superior to their corresponding U.S. GAAP measures, and they may not be comparable to similarly titled measures at other companies.

Automatic Data Processing, Inc. – Proxy Statement	|	A-2

AUTOMATIC DATA PROCESSING, INC.
1 ADP BOULEVARD
ROSELAND, NJ 07068

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59  P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ADMISSION TICKET Please retain and present this top portion of the proxy card as your admission ticket together with a valid picture identification to gain admittance to the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E84245-P28379	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
AUTOMATIC DATA PROCESSING, INC.

The Board of Directors recommends a vote FOR the following nominees:

1.	Election of Directors		For	Against	Abstain

	1a.	Peter Bisson	☐	☐	☐

	1b.	Richard T. Clark	☐	☐	☐

	1c.	R. Glenn Hubbard	☐	☐	☐

	1d.	John P. Jones	☐	☐	☐

	1e.	Francine S. Katsoudas	☐	☐	☐

	1f.	Thomas J. Lynch	☐	☐	☐

	1g.	Scott F. Powers	☐	☐	☐

	1h.	William J. Ready	☐	☐	☐

	1i.	Carlos A. Rodriguez	☐	☐	☐

	1j.	Sandra S. Wijnberg	☐	☐	☐

The Board of Directors recommends a vote FOR the following proposals:		For	Against	Abstain

2.	Advisory Vote on Executive Compensation.	☐	☐	☐

3.	Ratification of the Appointment of Auditors.	☐	☐	☐

NOTE: Proxies, when properly executed, will be voted as directed, or if no direction is given, will be voted as the Board of Directors recommends. The proxies will vote in their discretion upon any and all other matters which may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

September 26, 2019

Dear Stockholder:

You are cordially invited to join us at the 2019 Annual Meeting of Stockholders of Automatic Data Processing, Inc. This year’s meeting will be held at the corporate offices of the Company at One ADP Boulevard, Roseland, New Jersey, on Tuesday, November 12, 2019, starting at 10:00 a.m. I hope you will be able to attend. At the meeting, we will (i) elect directors, (ii) hold an advisory vote on executive compensation, and (iii) vote on the ratification of the appointment of auditors.

It is important that these shares be voted, whether or not you plan to be present at the meeting. You should specify your choices by marking the appropriate boxes on the proxy form on the reverse side, and date, sign and return your proxy form in the enclosed, postage-paid return envelope as promptly as possible. Alternatively, you may vote by phone or the Internet, as described on the reverse side. If you date, sign and return your proxy form without specifying your choices, these shares will be voted in accordance with the recommendation of the Company's directors.

Please retain and present this top portion of the proxy card as your admission ticket together with a valid picture identification to gain admittance to the meeting. This ticket will admit only the stockholder listed on the reverse side and is not transferable. If these shares are held in the name of your broker or bank or you received your proxy materials electronically, you will need to bring evidence of the stock ownership, such as the most recent brokerage account statement.

As in the past years, we will discuss the business of the Company and its subsidiaries during the meeting. I welcome your comments and suggestions, and we will provide time during the meeting for questions from stockholders. I am looking forward to seeing you at the meeting.

Sincerely,

Carlos A. Rodriguez President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document containing Notice of 2019 Annual Meeting of Stockholders, Proxy Statement and
Annual Report on Form 10-K is available at www.proxyvote.com.

E84246-P28379

Proxy

This proxy is solicited on behalf of the Board of Directors

Properly executed proxies received by the day before the cut-off date or the meeting date will be voted as marked and, if not marked, will be voted FOR the election of the nominees listed in proposal (1), FOR the advisory vote on executive compensation in proposal (2), and FOR the ratification of the appointment of auditors in proposal (3).

The undersigned hereby appoints John P. Jones and Carlos A. Rodriguez, and each of them, attorneys and proxies with full power of substitution, in the name, place and stead of the undersigned, to vote as proxy at the 2019 Annual Meeting of Stockholders of Automatic Data Processing, Inc. to be held at the corporate offices of the Company, ONE ADP BOULEVARD, ROSELAND, NEW JERSEY, on Tuesday, November 12, 2019 at 10:00 a.m., or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to cast if personally present. If shares of Automatic Data Processing, Inc. Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a "Voting Plan"), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Automatic Data Processing, Inc. Common Stock in the undersigned's name and/or account under such Voting Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth above. Either of said attorneys and proxies or substitutes, who shall be present at such meeting or at any adjournment or adjournments thereof, shall have all the powers granted to such attorneys and proxies.

Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign. Alternatively, you may vote by phone or the Internet, as described in the instructions on the reverse side.

Continued and to be signed on reverse side